Exhibit 10.1

Execution Version

Strictly Confidential

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

HIBERNIA ENERGY III HOLDINGS, LLC

AND

HIBERNIA ENERGY III-B HOLDINGS, LLC,

AS SELLERS,

AND

CIVITAS RESOURCES, INC.,

AS PURCHASER

DATED AS OF

June 19, 2023

i

v

APPENDICES:

Appendix A	Definitions

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Surface Rights and Rights of Way
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Resignation and Release
Exhibit D	Form of Termination of Affiliate Agreements
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Pre-Closing Company Group Reorganization Agreement
Exhibit G	Form of AMI and Standstill Agreement
Exhibit H	Form of Cloverride AMI Agreement

DISCLOSURE SCHEDULES:

Schedule A	Permitted Leakage
Schedule 2.4	Certain Property Costs
Schedule 3.1	Seller Knowledge Individuals
Schedule 4.1	Company Knowledge Individuals
Schedule 4.3(a)	Company Group Interests
Schedule 4.4	No Conflicts
Schedule 4.5(a)	Financial Statements
Schedule 4.5(b)	No Liabilities
Schedule 4.6	Brokers’ Fees
Schedule 4.7	Pending Litigation
Schedule 4.8	Taxes
Schedule 4.10(a)	Material Contracts
Schedule 4.11	Capital Commitments
Schedule 4.12	Imbalances
Schedule 4.13	Consents and Preferential Rights
Schedule 4.14	Environmental Matters
Schedule 4.15(k)	280G
Schedule 4.15(f)	Company Plans
Schedule 4.16	Suspense Funds
Schedule 4.18	Bank Accounts; Officers; Powers of Attorney
Schedule 4.19	Absence of Certain Changes
Schedule 4.20	Affiliate Arrangements
Schedule 4.24	Bonds and Credit Support
Schedule 4.25	Wells and Equipment
Schedule 4.26	Leases
Schedule 4.27	Non-Consent Operations
Schedule 4.28	Payout Balances
Schedule 4.29	Payment of Burdens and Working Interest Payments

Schedule 4.30	Drilling Obligations
Schedule 4.31	Insurance
Schedule 4.33	No Other Business or Assets
Schedule 4.36	Certain Transfers
Schedule 5.1	Purchaser Knowledge Individuals
Schedule 6.4	Operation of Business
Schedule 6.7	Permitted Purchaser Hedges
Schedule 6.12	Records
Schedule 6.13	Seismic Licenses
Schedule 6.15	Company Hedges
Schedule 6.17	Employee Matters
Schedule 6.18	Affiliate Arrangements
Schedule 6.22	Specified Litigation
Schedule 8.3(k)	Standstill Agreement Individuals
Schedule 10.1(b)(iii)	Specified Liabilities
Schedule 12.4	Allocated Values
Schedule EA	Excluded Assets
Schedule PE	Permitted Encumbrances
Schedule WC	Example Effective Time Working Capital Schedule

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of June 19, 2023 (the “Execution Date”), by and among HIBERNIA ENERGY III HOLDINGS, LLC, a Delaware limited liability company (“HE3 Holdings”), HIBERNIA ENERGY III-B HOLDINGS, LLC, a Delaware limited liability company (“HE3-B Holdings” and, together with HE3 Holdings, “Sellers” and individually, each a “Seller”) and CIVITAS RESOURCES, INC., a Delaware corporation (“Purchaser”). Each Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, (i) HE3 Holdings owns 100% of the issued and outstanding Interests (the “HE3 Subject Interests”) of Hibernia Energy III, LLC, a Delaware limited liability company (“HE3”) and (ii) HE3-B Holdings owns 100% of the issued and outstanding Interests (the “HE3-B Subject Interests” and, together with the HE3 Subject Interests, the “Subject Interests”) of Hibernia Energy III-B, LLC, a Delaware limited liability company (“HE3-B” and, together with HE3, each a “Company” and collectively the “Companies”); and

WHEREAS, the Parties desire that, at the Closing, Sellers shall sell and transfer to Purchaser, and Purchaser shall purchase from Sellers, the Subject Interests, upon the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1
Definitions and Interpretation

Section 1.1      Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.

Section 1.2      References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to U.S. Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Houston, Texas time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date; provided that any agreement, instrument or other writing listed on the Disclosure Schedules shall only be deemed to refer to or include any such amendment, restatement or modification to the extent expressly disclosed in such Disclosure Schedules. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business in substantially the same manner as conducted in the twelve (12) month period prior to the Execution Date”.

Article 2
Purchase and Sale

Section 2.1      Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer, and convey to Purchaser, and Purchaser shall purchase and accept from Sellers, the Subject Interests, free and clear of any Encumbrances other than (i) restrictions on transfer arising under state or federal securities Laws, (ii) arising pursuant to the Organizational Documents of the Companies as in effect as of the Execution Date (or as amended in compliance with this Agreement) or (iii) imposed by Purchaser or any of its Affiliates.

Section 2.2      Purchase Price. The total consideration to be paid by Purchaser for the Subject Interests shall be composed of cash in the amount of $2,250,000,000 (the “Purchase Price”), as adjusted pursuant to this Article 2. The Parties acknowledge that the payment of the Purchase Price is an integral part of the consideration to be received by Seller under this Agreement.

Section 2.3      Deposit. Within one Business Day after the Execution Date, Purchaser shall deposit an amount in cash equal to seven and one half percent (7.5%) of the unadjusted Purchase Price by wire transfer of immediately available funds (such deposited amount, together with any interest and earnings thereon, the “Deposit”) with the Escrow Agent into an escrow account (the “Deposit Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement and to be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement. If the Closing occurs, then, on the Closing Date, the Deposit shall be applied as a credit toward the Adjusted Purchase Price at Closing in accordance with Section 2.6 and utilized to establish the Indemnity Holdback Amount as provided in Section 10.4. If this Agreement is terminated in accordance with Section 9.1, then the Deposit shall be disbursed as provided in Section 9.2.

Section 2.4         Adjustments to Purchase Price.

(a)             All adjustments to the Purchase Price shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP and COPAS (provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control), as consistently applied by the Company Group prior to Closing in a manner consistent with the audited Company Financial Statements and Schedule WC, as applicable (the “Accounting Principles”) and (ii) without duplication. For the avoidance of doubt, no item that is included in or taken into account in the determination of the calculation of Effective Time Working Capital shall be the subject of any duplicative adjustment to the Purchase Price pursuant to Section 2.4(a). When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are unavailable at Closing, Sellers’ good faith estimates will be used at Closing subject to final adjustments in accordance with the terms hereof. The Purchase Price shall be increased or decreased, without duplication, as follows (as so adjusted, the “Adjusted Purchase Price”):

(i)             decreased by the Agreed Adjustment, if applicable;

(ii)            decreased, after Closing, based on the result of any Defect Dispute under Section 12.11, if applicable;

(iii)           increased, by an amount equal to the aggregate amount, if any, of all Cash and Cash Equivalent capital contributions made after the Effective Time by a Seller to any Company Group Member;

(iv)           decreased by the aggregate amount of any Leakage;

(v)            decreased by the absolute value of any Working Capital Shortfall;

(vi)           increased by the absolute value of any Working Capital Surplus;

(vii)          increased by the aggregate amount of any Effective Time Cash;

(viii)         decreased by (A) the aggregate amount of any Effective Time Indebtedness and (B) the aggregate amount of any Seller Debt Service Amounts, to the extent such Seller Debt Service Amounts are paid or satisfied by a Company Group Member on or after the Effective Time (but excluding, for clarity, Seller Debt Service Amounts that are paid off at the Closing from the proceeds of the Closing Payment or from the Existing Credit Agreement Payoff Amount);

(ix)            increased by the aggregate amount of any Indebtedness for borrowed money, to the extent incurred after the Effective Time and prior to Closing (the “Post-Effective Time Indebtedness), and then only to the extent such amounts are paid or satisfied from the Existing Credit Agreement Payoff Amount, but excluding any Seller Debt Service Amounts;

(x)             increased or decreased with respect to certain Hedge Losses or Hedge Gains as follows:

(A)            decreased, by an amount equal to aggregate amount of all Hedge Losses and any other costs, fees or expenses attributable to any Company Hedges paid or payable by any Company Group Member on or after the Effective Time, excluding any payments made at the Closing from the proceeds of the Closing Payment;

(B)             increased, by an amount equal to the aggregate amount of Hedge Gains attributable to the existing Company Hedges that are actually paid to or actually received by any Company Group Member on or after the Effective Time;

(xi)             if applicable, increased or decreased with respect to Excluded Assets as follows:

(A)             increased, by an amount equal to the aggregate amount of Cash and Cash Equivalents actually received by a Company Group Member during any period from and after the Effective Time to the extent attributable to or earned from any Excluded Assets;

(B)             decreased, by the amount of all Property Costs and other costs and expenses, including all prepaid costs and expenses, in each case, that are incurred or paid by any Company Group Member from and after the Effective Time in connection with the ownership or operation of the Excluded Assets (including, the disposition, assignment, distribution or other transfer of from and after the Effective Time);

(xii)             increased or decreased with respect to certain Taxes as follows:

(A)             increased, by (1) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by any Seller, its Affiliates (other than the Company Group) or any Seller’s direct or indirect owners, and (2) the amount of all Post-Effective Time Company Taxes that are paid or otherwise economically borne by the Company Group prior to the Effective Time;

(B)             decreased, by (1) the amount of all Pre-Effective Time Company Taxes that are paid or otherwise economically borne by Purchaser, its Affiliates or any of Purchaser’s direct or indirect owners, and (2) the amount of all Pre-Effective Time Company Taxes that are (i) paid or otherwise economically borne by the Company Group after the Effective Time but prior to the Closing Date or (ii) unpaid as of the Closing Date;

(xiii)         decreased by the amount of Company Transaction Expenses (A) paid by any Company Group Member after the Effective Time and prior to the Closing or (B) that remain outstanding and the obligation of any Company Group Member as of the Closing (to the extent not satisfied in full out of the proceeds of the Closing Payment); and

(xiv)         increased or decreased by any other amount agreed upon in writing prior to Closing by Sellers and Purchaser.

(b)             Notwithstanding anything herein to the contrary, in determining any Working Capital Surplus or Working Capital Shortfall, the following shall apply with respect to the definitions of Working Capital Assets and Working Capital Liabilities, as applicable:

(i)             The following shall be deemed to be Working Capital Assets (without duplication or limitation):

(A)             the amount of all pre-paid Property Costs paid by or on behalf of Company Group prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time that have not been reimbursed or repaid prior to the Effective Time, including such amounts that are (1) bond and insurance premiums and deductibles paid or borne by or on behalf of Company Group with respect to any period after the Effective Time (prorated as applicable), (2) Burdens, (3) cash calls to Third Party operators attributable to operations from and after the Effective Time, (4) bonus, lease extensions, rentals and other lease maintenance payments not due or payable until after the Effective Time, (5) annual registration fees or well registration fees attributable to any period after the Effective Time (prorated as applicable) and (6) Property Costs incurred and paid prior to the Effective Time with respect to development operations that were anticipated to be incurred after the Effective Time pursuant to Schedule 2.4, but excluding, for the avoidance of doubt (x) any Company Transaction Expenses and (y) any amounts that would constitute “Leakage”;

(B)             Company Group’s entitlement to any Hydrocarbons in tanks or storage facilities to the extent above the load line (excluding linefill) produced from or credited to the Assets at the Effective Time, based upon the quantities in tanks or storage facilities that are (x) upstream of the pipeline connection or (y) upstream of the sales meter, as applicable, as of the Effective Time, multiplied by the applicable Settlement Price, in each case, net of any Specified Hydrocarbon Deductions;

(C)             unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties, in each case, net of any Specified Hydrocarbon Deductions, and any other unpaid amounts receivables earned by or owed to the Company Group (except with respect to any Excluded Assets), in each case during any period before the Effective Time;

(D)             if any Company Group Member thereof is the operator under an operating agreement covering any of the Assets or assets then owned by Company Group, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by Company Group, any Seller or any of their Affiliates on behalf of the other joint interest owners without reimbursement prior to the Effective Time (including through netting of revenues paid to such joint interest owners) that are attributable to periods after the Effective Time, in each case, only to the extent that such costs and expenses are permitted to be charged to such joint interest owners under the applicable joint operating agreement, production sharing agreement or similar Contract; and

(E)              with respect to any Imbalances where Company Group is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate cash amount owed by Third Parties to Company Group for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires cash balancing or, if cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price.

(ii)             The following shall be deemed to be Working Capital Liabilities (without duplication or limitation):

(A)             the amount of all Property Costs payable by any Company Group Member that are unpaid as of the Effective Time (or that are paid by any Company Group Member after the Effective Time or netted out of revenues produced from or attributable to the Assets after the Effective Time) with respect to the Assets that are attributable to periods prior to the Effective Time, including Property Costs incurred and paid on or after the Effective Time with respect to development operations that were anticipated to be incurred prior the Effective Time (irrespective of whether a specific dollar amount is allocated to such operations on Schedule 2.4), pursuant to Schedule 2.4; and

(B)             with respect to any Imbalances where Company Group is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate cash amount owed by Company Group to Third Parties for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires cash balancing or, if cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price.

(c)             All adjustments and payments made pursuant to this Section 2.4 shall be without duplication of any other amounts paid or received under this Agreement.

(d)             For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (2) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. The Parties shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(e)             Surface use or damage fees and other Property Costs that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semi-annually or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(f)             In determining the amount of the Working Capital Assets, oil country tubular goods, spare parts, backup tangible inventory and other inventory that are booked under GAAP as property, plant and equipment, materials and supplies, other assets and current assets associated with discontinued operations shall be valued, in each case, based on the applicable fair market value of such assets and property as of the Effective Time. For purposes of this Section 2.4, “earned” and “incurred,” shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.5         Tax Treatment. For U.S. federal and applicable state or local Income Tax purposes, the Parties intend the acquisition of the Subject Interests to be treated as a purchase by Purchaser from Sellers of all of the assets of the Companies (and any other Company Group Member that is disregarded as an entity separate from its owner under Treasury Regulation Section 301.7701-3). Purchaser and Sellers shall, and shall cause their respective Affiliates to, report consistently with the foregoing for all Tax purposes unless otherwise required by a “determination” as defined in Section 1313(a) of the Code (or any corresponding or similar provision of applicable state or local Tax Law).

Section 2.6         Preliminary Settlement Statement; Closing Payment. Not later than five (5) Business Days prior to the Target Closing Date, Sellers shall prepare and deliver to Purchaser, using and based upon the best information available to Sellers, a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth in reasonable detail Sellers’ good faith estimate of the Adjusted Purchase Price (except with respect to those adjustments described in Section 2.4(a)(ii)) and the Closing Payment (as defined below), reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement, the calculation of the adjustments used to determine such amount, and reasonable backup data and information supporting such calculations, together with a list of the names, amounts and wire instructions for each Seller and the payees with respect to Company Transaction Expenses at Closing as required by Section 8.3 or any Hedge Losses in connection with the liquidation, unwinding or termination of Company Hedges at Closing as required by Section 6.15 (including an allocation of the Closing Payment between each of Sellers and other required payees). As promptly as practicable, but not later than three (3) Business Days after receipt of the Preliminary Settlement Statement, Purchaser may deliver to Sellers a written report containing all changes that Purchaser proposes in good faith to be made to the Preliminary Settlement Statement together with the explanation therefor and, to the extent in Purchaser’s possession or control, the supporting documents thereof. The Parties shall attempt in good faith to agree upon the Preliminary Settlement Statement and the Preliminary Settlement Statement, as agreed upon in writing by Sellers and Purchaser, will be used to adjust the Purchase Price at the Closing; provided, however, in the event of a disagreement between the Parties, Sellers’ good faith estimate shall control for purposes of determining the Closing Payment. The estimate of the Adjusted Purchase Price delivered in accordance with this Section 2.6, (1) minus the Deposit, (2) minus any amounts comprising the Defect Escrow, (3) minus the Existing Credit Agreement Payoff Amount, (4) minus any Company Transaction Expenses payable at or following the Closing shall constitute the amount to be payable by Purchaser to Sellers at the Closing (the “Closing Payment”).

Section 2.7         Post-Closing Purchase Price Adjustments; Dispute Resolution.

(a)             As soon as reasonably practicable after the Closing but no earlier than sixty (60) days after the Closing Date and no later than one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Sellers a draft statement (the “Final Settlement Statement”) setting forth in reasonable detail Purchaser’s good faith calculation of the Adjusted Purchase Price and showing the calculation of each adjustment to the Purchase Price under Section 2.4 based on the most recent actual figures for each adjustment. Concurrently with the delivery of the Final Settlement Statement, Purchaser shall deliver to Sellers all documentation in the possession or control of Purchaser or any of its Affiliates reasonably necessary to support the items for which adjustments are proposed or made in the Final Settlement Statement delivered by Purchaser, and a reasonably detailed explanation of any such adjustments and the reasons therefor.

(b)             Sellers shall have thirty (30) days after the receipt of the Final Settlement Statement (the “Review Period”) within which to review Purchaser’s calculation of the Adjusted Purchase Price. If Sellers dispute any component of the proposed Adjusted Purchase Price set forth in the Final Settlement Statement delivered under Section 2.7(a) (the “Final Purchase Price”), Sellers shall notify Purchaser in writing of their objection to the Final Purchase Price prior to the expiration of the Review Period, together with a description of the basis for and dollar amount of such disputed components, together with reasonable documentation in the possession or control of Sellers supporting such disputed components (a “Dispute Notice”). The Final Purchase Price shall become final, conclusive and binding on the Parties, and be considered the Final Purchase Price for all purposes of this Agreement, unless Sellers deliver to Purchaser a Dispute Notice prior to the expiration of the Review Period. If Sellers timely deliver a Dispute Notice, (i) any amounts in the Final Purchase Price not objected to by Sellers in the Dispute Notice shall be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal, and (ii) Sellers and Purchaser shall, within fifteen (15) Business Days following Purchaser’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonable efforts to attempt to mutually resolve in writing their differences with respect to any remaining items set forth in the Dispute Notice and any such mutual resolution (as evidenced in writing) shall be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal.

(c)             If, at the conclusion of the Resolution Period, any items set forth in the Dispute Notice remain in dispute (the “Remaining Disputes”), then each of Purchaser and Sellers shall submit all such Remaining Disputes to PricewaterhouseCoopers LLP (or such other nationally recognized accounting firm the Parties may mutually select), for resolution; provided, however, if such Person has not confirmed that it will arbitrate such disputes and the Parties do not agree on another accounting firm within ten (10) days following the request from the Parties for the Accounting Referee to arbitrate such disputes, the Parties shall promptly engage the Houston, Texas office of the American Arbitration Association to select an independent, nationally-recognized accounting firm not affiliated with Sellers or Purchaser to arbitrate such disputes. The appointed accounting firm shall be the “Accounting Referee”, and within ten (10) Business Days after appointment of the Accounting Referee, the Parties shall deliver to the Accounting Referee their written position with respect to such Remaining Disputes. The Accounting Referee, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Referee shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The Accounting Referee shall determine only the Remaining Disputes based on the materials submitted to the Accounting Referee as described above and the terms of this Agreement, and shall choose either Sellers’ position or Purchaser’s position with respect to each matter addressed in a Dispute Notice, in each case, in accordance with this Agreement. The Accounting Referee may not award damages, interest or penalties to any Party with respect to any matter. The Parties shall request that the Accounting Referee make a decision with respect to all Remaining Disputes within forty-five (45) days after the submission of the Remaining Disputes to the Accounting Referee, as provided above, and in any event as promptly as practicable. The final determination with respect to all Remaining Disputes shall be set forth in a written statement by the Accounting Referee delivered simultaneously to Sellers and Purchaser and shall, absent manifest error, be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. Purchaser and Sellers shall promptly execute any reasonable engagement letter requested by the Accounting Referee and shall each reasonably cooperate with the Accounting Referee, including, without limiting the requirements for communications described above, by providing the information, data and work papers used by each Party to prepare or calculate the Final Purchase Price, making its personnel and accountants reasonably available to explain any such information, data or work papers, so as to enable the Accounting Referee to make such determination as quickly and as accurately as practicable. The fees, costs and expenses of the Accounting Referee pursuant to this Section 2.7(c) shall be borne one-half by Sellers, on the one hand, and one-half by Purchaser, on the other hand.

(d)             If the final Adjusted Purchase Price as determined under Section 2.7 differs from the estimated Adjusted Purchase Price set forth in the Preliminary Settlement Statement and paid at Closing, then within ten (10) Business Days after the Final Purchase Price is finally determined under this Section 2.7, (A) Purchaser shall pay to Sellers the amount by which the final Adjusted Purchase Price exceeds such estimated Adjusted Purchase Price, or (B) Sellers shall pay to Purchaser the amount by which the estimated Adjusted Purchase Price exceeds the final Adjusted Purchase Price, as applicable.

(e)             All payments made or to be made in accordance with this Section 2.7 to Sellers or Purchaser shall be by electronic transfer of immediately available funds to a bank account specified in writing by such Party to the other Party.

(f)              The Parties acknowledge and agree that the foregoing provisions of this Section 2.7 shall not apply to any Defect Disputes or amounts that are funded into the Defect Escrow at Closing, which matters shall be exclusively resolved pursuant to Section 12.11.

Section 2.8         Closing Distribution. At or immediately prior to Closing, Sellers shall cause all Cash and Cash Equivalents in the Bank Accounts (as of the Business Day immediately prior to the Closing Date), less any amounts required to account for outstanding checks, drafts and wires issued by the Company Group, including overdrafts, net of all checks on hand, drafts and wires received or deposited but not yet credited to the accounts of the Company Group (including deposits in transit) to be transferred or otherwise distributed to account(s) of Sellers or its designee, which transfer or other distribution shall, for the avoidance of doubt, (a) constitute Leakage and (b) not violate any provision of Section 6.4.

Section 2.9         Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct or withhold from any payment to any Person under this Agreement such amounts as are required to be deducted or withheld under applicable Law; provided that if Purchaser determines that any such deduction and withholding is so required (other than withholding required as a result of a Seller’s failure to deliver a valid IRS Form W-9 pursuant to Section 8.2(b)), Purchaser shall use commercially reasonable efforts to notify Sellers of such deduction or withholding at least five (5) Business Days prior to the applicable payment date and shall reasonably cooperate with Sellers to obtain any available exemption from, or reduction in the amount of, such deduction or withholding. In the event any such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, the amount deducted or withheld shall be treated as paid to the Person to whom such amounts would otherwise have been paid for purposes of this Agreement.

Article 3
Representations and Warranties of Sellers

Subject to the provisions of this Article 3, the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Purchaser as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) the matters set out in this Article 3:

Section 3.1         Generally. Any representation or warranty qualified by the “knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals designated on Schedule 3.1 for Sellers.

Section 3.2         Title. HE3 Holdings is the direct owner, holder of record and beneficial owner of the HE3 Subject Interests free and clear of all Encumbrances, restrictions on transfer or other encumbrances other than those Encumbrances, restrictions or other encumbrances arising pursuant to or described in this Agreement, the Organizational Documents of HE3 as in effect on the Execution Date (or as amended in compliance with this Agreement) or applicable securities Laws. HE3-B Holdings is the direct owner, holder of record and beneficial owner of the HE3-B Subject Interests free and clear of all Encumbrances, restrictions on transfer or other encumbrances other than those Encumbrances, restrictions or other encumbrances arising pursuant to or described in this Agreement, the Organizational Documents of HE3-B as in effect on the Execution Date (or as amended in compliance with this Agreement) or applicable securities Laws. Without limiting the generality of the foregoing, the Subject Interests owned by such Seller are not subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Subject Interests, other than the Organizational Documents of the Companies as in effect on the Execution Date (or as amended in compliance with this Agreement), as applicable. At the Closing, the delivery by such Seller to Purchaser of the Assignment Agreement will vest Purchaser with good and valid title to all of the Subject Interests held by such Seller free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by the Organizational Documents of the Companies as in effect on the Execution Date, as applicable, or applicable securities Laws and Encumbrances arising by, through or under Purchaser or its Affiliates from and after Closing.

Section 3.3         Existence and Qualification; Organizational Power.

(a)             Such Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Such Seller is duly qualified to do business as foreign entities and are in good standing (to the extent applicable) under the Laws of each state or other jurisdiction where the actions to be performed by such Seller hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Seller Material Adverse Effect.

(b)             Such Seller has the requisite organizational power to enter into and perform this Agreement and each Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents except where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to result in a Seller Material Adverse Effect.

Section 3.4         Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by such Seller at Closing and all other Transaction Documents to which such Seller is or will be a party, and the performance and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by such Seller at Closing and all other Transaction Documents will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the legal, valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 3.5         No Conflicts. Subject to and except as required to comply with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by such Seller, and the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of such Seller, (b) violate or conflict with, result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance under, or give rise to any right of termination, cancellation or acceleration under, or result in the loss of a material benefit or increase in any fee or material obligation under, any Contract, note, bond, mortgage, indenture, or other financing instrument to which such Seller is a party, (c) violate any judgment, order, writ, injunction, ruling, regulation or decree in any material respect applicable to such Seller or (d) violate any Laws applicable to such Seller in any material respect.

Section 3.6         Litigation. There are no Proceedings against such Seller or its Affiliates, including any Company Group Member, pending before any Governmental Authority or arbitrator, or, to Sellers’ knowledge, threatened in writing (a) with respect to its applicable Company Group or its Assets, or (b) that (i) questions the validity or enforceability of such Seller’s obligations under this Agreement or the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) seeks to (or would otherwise reasonable be expect to) materially impair, hinder, or delay such Seller’s ability to perform their obligations under this Agreement or any Transaction Document.

Section 3.7         Liability for Brokers’ Fees. None of Purchaser or its Affiliates (including after the Closing, any Company Group Member) shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of such Seller or its respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 3.8         Consents. Except as required by the HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be obtained or made by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement or the other Transaction Documents to which it is, or will be, a party or the consummation by such Seller of the transactions contemplated hereby and thereby.

Section 3.9         Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar Proceedings pending against, being contemplated by or, to Sellers’ knowledge, threatened against such Seller.

Section 3.10         Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article 3 OR Article 4, OR IN THE CERTIFICATE TO BE DELIVERED BY SUCH SELLER PURSUANT TO Section 8.2(c), (A) SUCH SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED WITH RESPECT TO SUCH SELLER OR THE OTHER SELLER AND (B) SUCH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

Article 4
Representations and Warranties Of Sellers Regarding the Company Group

Subject to the provisions of this Article 4, the other terms and conditions of this Agreement and the exceptions and matters set forth on the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Purchaser as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), the matters set out in this Article 4:

Section 4.1         Generally. Any representation or warranty qualified by the “knowledge of the Companies” or “to the Companies’ knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 4.1.

Section 4.2         Existence and Qualification; Organizational Power.

(a)             Each Company Group Member is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all jurisdictions in which its ownership of property or conduct of business requires such Company Group Member to be qualified except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not been and would not reasonably be expected to result in a Company Material Adverse Effect.

(b)             Each Company Group Member has all requisite organizational power to (i) enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby and (ii) own, lease, and operate its properties and to carry on its business as now being conducted.

Section 4.3         Capitalization.

(a)             Schedule 4.3(a) sets forth, for each Company Group Member, a true and complete list that accurately reflects all of the issued and outstanding Interests of each Company Group Member (collectively, the “Company Group Interests”) and the record and beneficial owners thereof.

(b)             Except as set forth on Schedule 4.3(a), no Company Group Member has issued or agreed to issue any, and there are no outstanding: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of any Company Group Member; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any Company Group Member or other equity equivalent or equity-based award or right; (iv) bond, debenture, other Indebtedness or Interests having the right to vote any Interests of any Company Group Member or convertible into or exchangeable or exercisable for Interests of any Company Group Member; (v) preemptive rights or other outstanding rights with respect to any Company Group Member; or (vi) appreciation rights, options, redemption rights, repurchase rights, rights of first offer, rights of first refusal, tag-along rights, drag along rights, or any other rights, in each case, entitling any Person to purchase or otherwise acquire any Interests in any Company Group Member or requiring any Company Group Member to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Interests of any Company Group Member.

(c)             Without limiting the generality of the foregoing, none of the Company Group Interests is subject to any voting trust, proxy, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Group Interests other than this Agreement. The Company Group Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of Law, any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person.

(d)             Prior to the Execution Date, true, correct, and complete copies of the Organizational Documents of each Company Group Member have been provided to Purchaser and reflect all amendments and modifications made thereto at any time prior to the Execution Date.

(e)             Except for the entities set forth on Schedule 4.3(a) and for any tax partnerships disclosed on Schedule 4.8, no Company Group Member directly or indirectly owns, of record or beneficially, any Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such Interest, or is under any current or prospective obligation to form or make any loan, capital contribution or other investment in any other Person.

Section 4.4         No Conflicts. Subject to and except as required to comply with the HSR Act, or as set forth on Schedule 4.4, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Sellers, and the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of any Company Group Member, (b) violate or conflict with, result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance under, or give rise to any right of termination, cancellation or acceleration under, or result in the loss of a material benefit or material increase in any fee or material obligation under, any Contract, (c) violate any judgment, order, writ, injunction, ruling or decree in any material respect applicable to any Company Group Member or any of the Assets, or (d) violate any Laws in any material respect applicable to any Company Group Member or any of the Assets, except in the case of clauses (b), (c), and (d), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5         Financial Statements; No Liabilities.

(a)             Schedule 4.5(a) sets forth the (i) audited balance sheet, income statements, statements of cash flows and members’ equity of HE3 as of and for the fiscal year ended December 31, 2022 (the “Balance Sheet Date”), together with all related notes thereto and accompanied by reports thereon of HE3’s independent auditor, (ii) unaudited balance sheet, income statements, statements of cash flows and members’ equity of HE3-B as of and for the fiscal year ended December 31, 2022 and (iii) unaudited balance sheets, income statements, statements of cash flows and members’ equity of the Company Group as of March 31, 2023, together with all related notes thereto (collectively, the “Company Financial Statements”). Each of the Company Financial Statements (w) has been prepared in accordance with the Accounting Principles consistently applied by Company Group, (x) was derived from the books and records of HE3 or HE3-B, as applicable, which books and records are accurate and complete in all material respects, and (y) presents fairly, in all material respects, the financial position, results of operations and cash flows of the Companies as of the indicated dates and for the periods indicated therein.

(b)             There are no liabilities of or with respect to the Company Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Company Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) as set forth in Schedule 4.5(b) or the other Disclosure Schedules, (ii) liabilities to the extent accrued, reserved, reflected, or otherwise disclosed in the Company Financial Statements (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with GAAP), (iii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iv) Company Transaction Expenses, (v) liabilities to the extent reflected in or taken into account in connection with the calculation of Working Capital Liabilities or the Adjusted Purchase Price, or (vi) liabilities that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 4.6         Liability for Brokers’ Fees. Except as set forth on Schedule 4.6, no Company Group Member shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of a Seller, Company Group Member or their respective Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.7         Litigation. Except as set forth on Schedule 4.7, (a) there are no Proceedings (i) against any Company Group Member pending with any Governmental Authority or arbitrator, or, to the Companies’ knowledge, threatened in writing against any Company Group Member or (ii) to the Companies’ knowledge, pending with any Governmental Authority or arbitrator or threatened in writing against any directors, officers, or employees of any Company Group Member (in their capacity as such); (b) no Company Group Member is, and none of the Oil and Gas Properties are, subject to any unsatisfied order, injunction, judgment or decree of a Governmental Authority; (c) no Company Group Member or its Affiliates is subject to any order that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or any Transaction Document; and (d) to the Companies’ knowledge, as of the Execution Date, there are no Proceedings currently pending or threatened in writing by or against any Third Party operator of the Oil and Gas Properties that are materially adverse to the Company Group’s ownership or use of the Oil and Gas Properties after the Effective Time.

Section 4.8         Taxes. Except as set forth on Schedule 4.8:

(a)             All material Taxes that are required to have been paid by any Company Group Member and the Tax Partnership (whether or not shown or required to be shown on any Tax Return) have been paid in full.

(b)             All material Tax Returns that were required to be filed by any Company Group Member and the Tax Partnership have been filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects.

(c)             No material audits, examinations, investigations or Proceedings are pending, in progress or have been threatened in writing with respect to any Taxes or Tax Returns of any Company Group Member or the Tax Partnership.

(d)             None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed or otherwise treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state or local Law.

(e)             No material deficiency for any Tax has been asserted or assessed by any Governmental Authority against any Company Group Member, which deficiency has not been satisfied by payment, settled or withdrawn.

(f)              There are no liens for Taxes (other than Permitted Encumbrances) on (i) any of the Assets or (ii) any of the Company Group Interests.

(g)             For U.S. federal income tax purposes, each of the Company Group Members has been classified as either a partnership or a disregarded entity, as defined in Treasury Regulation Section 301.7701-3(b)(1)(ii), at all times since its formation.

(h)             All withholding Tax and deposit requirements imposed on any Company Group Member have been satisfied in all material respects.

(i)              There is not in force any waiver or agreement for any extension of time for the assessment or collection of any material Tax of any Company Group Member.

(j)              No power of attorney, that is currently in force, has been granted by any Company Group Member with respect to any matter relating to Taxes of the Company Group.

(k)             No written claim has been made during the past three (3) years by any Governmental Authority in a jurisdiction where any Company Group Member does not file Tax Returns that the applicable Company Group Member is or may be subject to taxation in that jurisdiction.

(l)              No Company Group Member has any liability for the Taxes of any Person that is not a Company Group Member (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law) or (ii) as a transferee or successor, by contract or otherwise, in each case, other than (x) any Consolidated Group all of the members of which are Company Group Members (and, if applicable, the Tax Partnership), or (y) with respect to any commercial agreements or contracts entered into in the ordinary course of business that are not primarily related to Taxes.

(m)             No Company Group Member has participated in or is participating in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)             No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) by reason of a change in method of accounting occurring prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed prior to the Closing, (iii) an installment sale or open transaction disposition made prior to the Closing or (iv) any prepaid amount received or deferred revenue accrued prior to the Closing.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.8 are the only representations and warranties in this Agreement with respect to the Tax matters of Sellers, the Tax Partnership or the Company Group Members.

Section 4.9         Compliance with Laws. (a) Each Company Group Member is, and during the two (2) year period prior to the Execution Date has been (including with respect to its ownership and operation of the Assets) in material compliance with all applicable Laws, (b) to the Companies’ knowledge, each Third-Party operator of the Assets is, and during the two (2) year period prior to the Execution Date has been, in material compliance with all applicable Laws with respect to its operation of the Assets, and (c) during the two (2) year period prior to the Execution Date (or with respect to any written notice of violation from a Governmental Authority that remains unresolved, at any time prior to the Execution Date), neither Sellers nor any Company Group Member has received any written notice from any Governmental Authority or any Third-Party operator of the Assets regarding any actual, alleged, possible or potential violation by any Company Group Member or such Third-Party operator of, or failure of a Company Group Member or a Third-Party operator to comply with, any Law. This Section 4.9 does not include any matters with respect to Environmental Laws, which are exclusively addressed in Section 4.14 and Sections 4.25(c)-(d), or Taxes, which are exclusively addressed in Section 4.8.

Section 4.10         Material Contracts.

(a)             Schedule 4.10(a) sets forth all Contracts as of the Execution Date of the type described below to which any Company Group Member is a party or by which any Company Group Member or any of the Assets is bound, in each case, that will be binding on any Company Group Member or Purchaser after Closing (the “Material Contracts”):

(i)             any Contract (excluding joint operating agreements, unit operating agreements, pooling agreements or similar Contracts) that can reasonably be expected to result in aggregate payments by the Company Group of more than $250,000 (net to the Company Group’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)            any Contract (excluding joint operating agreements, unit operating agreements, pooling agreements or similar Contracts) that can reasonably be expected to result in aggregate revenues to the Company Group of more than $250,000 (net to the Company Group’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)            any Hydrocarbon or water (produced/backflow or fresh) purchase and sale, acreage or well dedication, volume commitment, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons or water (produced/backflow or fresh) produced from or attributable to the Company Group’s interest in the Assets that is not terminable without penalty or other payment upon sixty (60) days’ or less notice;

(iv)           any indenture, mortgage, deed of trust, security interest, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing or evidencing Indebtedness affecting or secured by any Company Group Member, any Interests in a Company Group Member or the Assets;

(v)            any Contract that constitutes a lease under which any Company Group Member is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by such Company Group Member without penalty or other payment upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $250,000;

(vi)           any joint venture agreement, farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, partnership agreement (other than tax partnerships) or other Contract providing for the purchase, exchange, farmin, or earning by any Company Group Member of any oil and gas lease or mineral rights;

(vii)          any Contract that (A) contains or constitutes an existing area of mutual interest agreement that imposes restrictions on a Company Group Member’s doing business, (B) includes non-competition restrictions, non-solicitation restrictions or other similar restrictions on a Company Group Member’s doing business in any jurisdiction, or (C) includes any exclusivity, “most favored nation” or most favored customer provision;

(viii)         any Contract that contains any unpaid “earn out” or other contingent payment obligations;

(ix)            any Contract that contains any take-or-pay payment, advance payment, or other similar payment (other than Burdens) to sell, gather, deliver, process or transport Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery;

(x)             any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any Oil and Gas Properties or any other material Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time, or that involves any pending or contemplated merger, consolidation or similar business combination transaction, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;

(xi)           any Contract between any Company Group Member, on one hand, and any Seller or any Affiliate of any Seller (other than a Company Group Member), on the other hand, or that would otherwise constitute an Affiliate Arrangement;

(xii)          any Hedging Contracts;

(xiii)         any Contract that obligates any Company Group Member to drill any wells or conduct other material development operations, including any offset wells with respect to the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease or a Lease containing a pugh clause, retained acreage clause, or similar provision);

(xiv)         any Contract that is a seismic, geological or geophysical license or acquisition agreement with a Person other than a Company Group Member;

(xv)           any Contracts for the employment or engagement of any former (to the extent of any ongoing liability) or current employee or independent contractor on a full-time, part-time, consulting or other basis providing annual compensation opportunities in excess of $250,000 (other than any “at will” contract that may be terminated by any Company Group Member upon ninety (90) days or less advance notice without any financial liability or obligation);

(xvi)          bonus, equity, severance, retention, transaction or change of control bonus, pension, profit sharing, retirement or other form of deferred compensation plan or arrangement;

(xvii)        any Contracts regarding the licensing, ownership, development or use of any Intellectual Property Right, other than any licenses for commercially available, “off-the-shelf” software with aggregate annual payments of $250,000 or less;

(xviii)       any Contract that is a plant agreement, injection agreement, repressuring or recycling agreement, saltwater or other disposal agreement, or water purchase, sourcing or similar agreement that is not terminable without penalty upon sixty (60) days or less notice;

(xix)          any Contract that relates to the prior acquisition or disposition of any material Oil and Gas Properties or Interests by any Company Group Member with respect to which any such Company Group Member, to the Companies’ knowledge, has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened unresolved claim);

(xx)           any collective bargaining agreement or other labor-related Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”);

(xxi)          any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any Company Group Member will have any material outstanding obligation after the Effective Time;

(xxii)         any Contract that will be binding on the Company Group after the Effective Time where the primary purpose is (i) for one or more Company Group Member(s) to indemnify another Person other than another Company Group Member (excluding any master services or similar agreements) or (ii) to guaranty the obligations of another Person other than another Company Group Member;

(xxiii)        to the extent binding on, or to the extent that any liabilities or obligations are to be retained by, any Company Group Member at and after Closing, any Contract related to the Pre-Signing Company Group Reorganization; and

(xxiv)       to the extent binding on, or to the extent that any liabilities or obligations are to be retained by, any Company Group Member at and after Closing, any Contract related to the Pre-Closing Company Group Reorganization.

(b)             The Material Contracts are (i) each a legal, valid and binding obligation against each applicable Company Group Member and, to the Companies’ knowledge, each other party thereto, (ii) in full force and effect as to each applicable Company Group Member and, to the Companies’ knowledge, each other party thereto and (iii) subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, to, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). No Company Group Member is in material breach or default under any Material Contract, and to the Companies’ knowledge, no other Person that is a party thereto is in default or material breach under any Material Contract. To the Companies’ knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a default under any Material Contract. No written notice of default or material breach has been received by or delivered to a Seller or any Company Group Member under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by a Seller or any Company Group Member of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract.

(c)             Prior to the Execution Date, true, correct and complete copies of each Material Contract and any and all non-ministerial supplements and amendments thereto have been made available to Purchaser.

Section 4.11         Capital Commitments. Except as set forth on Schedule 4.11, there are no outstanding AFEs or other capital commitments that are binding on the Assets or any Company Group Member that could reasonably be expected to require, after the Effective Time, expenditures in excess of $350,000 individually, net to the Company Group’s interest.

Section 4.12         Imbalances. Except as set forth on Schedule 4.12, (a) with respect to those Wells operated by any Company Group Member, there are no Imbalances attributable to such Wells, and (b) with respect to any Wells operated by any Person other than a Company Group Member, to Companies’ knowledge there are no Imbalances attributable to such Wells.

Section 4.13         Consents and Preferential Purchase Rights. Subject to compliance with the HSR Act, except for Customary Post-Closing Consents or as set forth on Schedule 4.13, (a) no Consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery by Sellers of this Agreement and the other Transaction Documents, or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby and (b) there are no Preferential Rights or other similar rights that are applicable to the transfer of the Subject Interests to Purchaser in connection with the transactions contemplated hereby.

Section 4.14         Environmental Matters. Except as set forth on Schedule 4.14:

(a)             There are no pending or, to the knowledge of the Companies, threatened (in writing) Proceedings arising under Environmental Laws before any Person against any Company Group Member with respect to the Assets or against the Assets.

(b)             No Seller or any Company Group Member has entered into, or is subject to, any agreement with, or order, decree or judgment of, any Governmental Authority issued pursuant to Environmental Laws that requires any material remediation of any of the Assets operated by any Seller or any Company Group Member, except for any remediation that has been fully completed in accordance with any applicable contractual obligations and all applicable Environmental Laws.

(c)             For two (2) years prior to the Execution Date, or earlier to the extent unresolved, no Seller or any Company Group Member or any of their respective Affiliates (and, to the Companies’ knowledge, no Third-Party operator of the Assets) has received written notice from any Person of any condition on or with respect to any Asset which, if true, would constitute a material violation of or material noncompliance with, require material remediation after the Closing Date, or give rise to material liability under, any Environmental Laws or of any material noncompliance with the terms or conditions of any Permits required thereunder, in each case, by any Company Group Member.

(d)             As of the Execution Date, each Seller has provided Purchaser with all final environmental assessments, reports and audits (including any Phase I and Phase II Environmental Site Assessments or other environmental site assessments) prepared by Third Parties within the two (2) year period ending on the Execution Date and in the possession or reasonable control of such Seller or any Company Group Member relating to the Assets.

Notwithstanding anything to the contrary herein, with respect to any Third Party operator of the Assets or the Assets that are operated by a Person other than a Company Group Member, the representations and warranties set forth in this Section 4.14 are limited to the knowledge of the Companies. The representations and warranties set forth in this Section 4.14 and Sections 4.25(c)-(d) represent the sole and exclusive representations and warranties in this Agreement with respect to environmental matters, including the Company Group’s compliance with Environmental Laws.

Section 4.15       Labor and Employee Benefits

(a)             No Company Group Member is a party to or bound by any Labor Agreement; there are no Labor Agreements or any other labor-related agreements or arrangements that pertain to any of the employees of any Company Group Member, nor are any such agreements being negotiated by or on behalf of any Company Group Member; and no employees of any Company Group Member are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with any Company Group Member. In the past three (3) years, there has been no actual or, to the knowledge of the Companies, threatened unfair labor practice charges, material labor grievances, strikes, lockouts, picketing, hand billing, work stoppages or other material labor disputes against or affecting any Company Group Member, and to the knowledge of the Companies, in the past three (3) years, there have been no labor organizing activities with respect to any employees of any Company Group Member.

(b)             Each Company Group Member is and for the last three (3) years has been in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers' compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(c)             Except as would not result in material liability for any Company Group Member: (i) each Company Group Member has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to any Company Group Member and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d)             Within the past three (3) years, no Company Group Member has implemented any plant closing or layoff of employees triggering notice obligations under the WARN Act, nor is there presently any outstanding liability under the WARN Act.

(e)             To the knowledge of the Companies, no current or former employee or material independent contractor (excluding any independent contractors who are field personnel) of any Company Group Member is in material violation of any material term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant obligation owed to any Company Group Member.

(f)             Schedule 4.15(f) lists each material, written Benefit Plan sponsored, maintained or contributed to by any Company Group Member or with respect to which any Company Group Member has any liability (collectively, the “Company Plans”). With respect to each Company Plan, Sellers have made available to Purchaser, to the extent applicable, copies or descriptions of all plan documents and a copy of the most recent favorable determination letter or opinion letter with respect to any Company Plan intended to be qualified under Section 401(a) of the Code.

(g)             Each Company Plan has been maintained, funded, administered and operated in material compliance (i) with the terms of the applicable controlling documents and (ii) with the applicable provisions of ERISA, the Code and all other applicable Laws.

(h)             No Company Plan is and no Company Group Member has any liability with respect to any employee benefit plans (i) subject to the minimum funding requirements of Section 412 or 430 of the Code or subject to Title IV of ERISA or (ii) a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, including, in each case, as a consequence of at any time having been considered a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any other Person.

(i)              Any Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on which the Purchaser can rely and, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(j)              No Company Group Member has incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(k)             No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the execution and delivery of this Agreement or any other Transaction Document to which any Company Group Member is a party or the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of any Company Group Member could not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(l)              The Company Group has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(m)             Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

Section 4.16       Suspense Funds. Except as set forth on Schedule 4.16 and as of the dates set forth therein, no Company Group Member holds any amounts of any Third-Party funds in suspense with respect to production of Hydrocarbons from any of the Assets. To the Companies’ knowledge, as of the Execution Date and except as set forth on Schedule 4.16, no share of Hydrocarbon proceeds attributable to any Company Group Member’s interests in the Assets to which any Company Group Member is entitled is currently being held in suspense by the applicable Third-Party operator or payor thereof. Each member of the Company Group is in material compliance with all applicable Laws relating to escheat or unclaimed or abandoned property.

Section 4.17       Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar Proceedings pending against, being contemplated by or, to the Companies’ knowledge, threatened against any Company Group Member.

Section 4.18       Bank Accounts; Officers; Powers of Attorney. Schedule 4.18 sets forth a true, complete, and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of any Company Group Member (including the names of the financial institutions maintaining each such account, and the purpose for which such account is established), and (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes. Schedule 4.18 sets forth an accurate and complete list of all officers, directors and managers of the Company Group and a complete list of all Persons holding powers of attorney issued by the Company Group that will remain in effect as of the Closing Date.

Section 4.19       Absence of Certain Changes. Except as set forth on Schedule 4.19, since the Balance Sheet Date, no Company Material Adverse Effect has occurred.

Section 4.20       Affiliate Arrangements. Except for (a) the Organizational Documents of each Company Group Member, (b) any Company Plan, (c) as disclosed in the notes to the audited Company Financial Statements or (d) as set forth on Schedule 4.20, there are no Affiliate Arrangements applicable to the Company Group.

Section 4.21       Books and Records. Each Company Group Member maintains all books of account and other business records required by applicable Law and as necessary to conduct the business of such Company Group in accordance with its past practices, consistently applied.

Section 4.22       Permits. The Company Group Members have obtained, and to the Companies’ knowledge, each Third Party operator of the Assets has obtained, and is maintaining all material Permits (other than environmental Permits) required to be obtained to operate the Assets in accordance with applicable Laws. To the Companies’ knowledge, each material Permit (other than environmental Permits) is in full force and effect and there exists no material default under any Permit (other than environmental Permits) by any Company Group Member or its Affiliates and, to the Companies’ knowledge, no event has occurred that upon receipt of notice or lapse of time or both would constitute a material default under any such Permit by any Company Group Member, its Affiliates or any other Person.

Section 4.23       Casualty Event. As of the Execution Date, there is no pending or, to the Companies’ knowledge, threatened in writing, Casualty Event with respect to the Assets.

Section 4.24       Bonds and Credit Support. Schedule 4.24 lists all bonds, letters of credit or other similar credit support instruments that are (a) maintained by any Company Group Member with any Person or (b) maintained by any Seller or any Affiliate of a Seller other than a Company Group Member, on behalf of a Company Group Member, in respect of the Assets or the business of the Company Group.

Section 4.25       Wells and Equipment. With respect to any Oil and Gas Properties that are operated by any Company Group Member, to the Companies’ knowledge and, except as set forth on Schedule 4.25: (a) all Wells have been drilled and completed within the limits permitted by applicable Laws and Leases; (b) no Well is subject to penalties on allowables after the Effective Time; (c) there is no Well operated by any Company Group Member located on the Oil and Gas Properties (i) with respect to which there is an order or other demand from a Governmental Authority requiring that such well be currently plugged and abandoned and for which plugging and abandonment have not been completed, or is otherwise currently obligated by applicable Law to plug and abandon or (ii) that is neither in use for purposes of production or injection, nor suspended nor temporarily abandoned in accordance with applicable Law, Contract and the Leases, and to the Companies’ knowledge, there are no Wells or other equipment located on the Oil and Gas Properties that any Company Group Member is currently obligated by Law or Contract to currently plug, dismantle or abandon; and (d) as of the Execution Date, there are no Oil and Gas Properties that have been plugged, dismantled or abandoned by any Company Group Member or to the Companies’ knowledge, by any Third Party operator, in a manner that does not comply in all material respects with applicable Law, Contract and the Leases.

Section 4.26       Leases. With respect to the Oil and Gas Properties and except as set forth on Schedule 4.26, or any frivolous or immaterial claims, (a) there are no Proceedings (other than any Proceeding listed on Schedule 4.7), with respect to any Lease pending before any Governmental Authority or threatened in writing against any Company Group Member in which the lessor thereunder is seeking to terminate, cancel, rescind or procure judicial reformation of any such Lease, (b) during the twelve (12) month-period prior to the Effective Time, no Seller has received any written notice from any lessor under the Leases seeking to terminate, cancel, or rescind or procure judicial reformation of any such Lease that remains substantially unresolved and (c) to the knowledge of the Companies, none of the Leases are subject to any restrictions on any lessee’s use of the surface in connection with Hydrocarbon operations that prevent the use of the surface in the manner the same as currently used, owned and operated by Sellers.

Section 4.27       Non-Consent Operations. Except as set forth on Schedule 4.27, as of the Execution Date, no operations are being conducted or have been conducted on the Oil and Gas Properties with respect to which any Company Group Member has, during the period such Company Group Member has owned the Oil and Gas Properties, elected to be a nonconsenting party under the applicable operating agreement and with respect to which Companies’ rights have not yet reverted to the Company Group prior to the Execution Date.

Section 4.28       Payout Balances. To the knowledge of the Companies, Schedule 4.28 contains a complete list of the status as of the Execution Date, of any “payout” balance or similar rights with respect to the Wells listed on Exhibit A-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), with such list, to the Companies’ knowledge, being true and correct in all material respects, assuming the accuracy of the information provided by Third Parties.

Section 4.29       Payment of Burdens and Working Interest Payments. Except as set forth on Schedule 4.29 or reflected in the Company Financial Statements, to the knowledge of the Companies, all material Burdens and other interest owners’ proceeds attributable to sales of Hydrocarbons produced from or attributable to the Oil and Gas Properties that have been paid or are payable by the Company Group have been properly and timely paid in all material respects, or are being held by the Company Group as Suspense Funds, in each case, in material compliance with applicable Laws and the terms of the Leases.

Section 4.30       Drilling Obligations. Except as set forth on Schedule 4.30, to Companies’ knowledge, there are no unfulfilled drilling obligations of any Company Group Member affecting the Leases by virtue of any Material Contract (excluding, for the avoidance of doubt, customary drilling obligations required or permitted to perpetuate a Lease beyond the primary term thereof as to any or all depths or any customary spud-date provisions under joint operating agreements).

Section 4.31       Insurance. Schedule 4.31 sets forth (a) a list of all of the policies of insurance carried by or for the benefit of any Company Group Member or the Assets (other than title insurance policies, if any, with respect to any real property), and, as of the Execution Date, all such policies are in full force and effect and (b) a summary of coverages under such policies as of the Execution Date.

Section 4.32       Regulatory. No Company Group Member (a) is engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, or uses any of the Assets owned by any Company Group Member in a manner that subjects it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; or (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions.

Section 4.33       No Other Business or Assets. Except as set forth in Schedule 4.33 and the Excluded Assets, (a) no real property, right or interest material to the continued ownership and operation of the business of the Company Group (if any) or the Assets owned by them as owned and conducted prior to the Execution Date is being retained by Seller or any Affiliate of Seller (other than the Company Group Members) and (b) the Assets constitute and include all of the rights, assets and properties necessary for the conduct of such Company Group’s business, as currently conducted, with respect to the ownership and operation of the Assets owned by such Company Group. No entity comprising such Company Group is engaged in or has engaged in any material respect, in any business other than the oil and gas business conducted with respect to the Assets, and no entity comprising such Company Group owns any material assets other than the Assets set forth in the Exhibits to this Agreement.

Section 4.34       Intellectual Property Rights. (a) As of the Execution Date, none of Sellers, Company nor any of their respective Affiliates has received written notice challenging the use of any material Intellectual Property Rights by any Company Group Member, (b) as of the Execution Date, none of Sellers, the Companies nor any of their respective Affiliates has received written notice that the conduct of the Company Group’s business is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, nor to the Companies’ knowledge, is any Third Party infringing on any Intellectual Property Rights owned by the Company Group and (c) as of the Execution Date, none of Sellers, the Companies nor any of their respective Affiliates has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any license for Intellectual Property Rights to which any Company Group Member is a party or by which it is bound.

Section 4.35       Operatorship. As of the Execution Date, no Company Group Member nor any of its Affiliates have received written notice of any pending vote to have any Company Group Member or any of its Affiliates removed as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency) of any of the Oil and Gas Properties for which any Company Group Member or any of its Affiliates is currently designated as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency).

Section 4.36       Certain Transfers; No Affiliate Ownership.

(a)             With respect to any lands included in or burdened by the Oil and Gas Properties listed on Exhibit A-1 or Exhibit A-2 for which any Company or any of its Subsidiaries owned any depths other than the Target Formation(s), during the twelve (12) month-period prior to the Execution Date, except for (i) any fee mineral interests that were subsequently leased back to such Company Group Member pursuant to a Lease set forth on Exhibit A-1, (ii) any overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests as also correspondingly burden the Target Formations included in the Oil and Gas Properties, (iii) Permitted Encumbrances, (iv) contemporaneous transfers or sales of corresponding interests in the Target Formations, and (v) any matters set forth on Schedule 4.36, no Company nor any of its Subsidiaries has intentionally transferred or sold any material interests in such lands included in or burdened by the Oil and Gas Properties listed on Exhibit A-1 or Exhibit A-2 as to such depths or formations not included in the Target Formation(s).

(b)             Except for the Cloverride Interests, no Seller or any Affiliate of any Seller (other than a Company Group Member) owns an interest in any oil and gas asset or property in which a Company Group Member also owns an interest.

Article 5
Representations and Warranties of Purchaser

Subject to the provisions of this Article 5 and the other terms and conditions of this Agreement, and except (a) for the exceptions and matters set forth on the Disclosure Schedules and (b) as set forth in the Purchaser SEC Documents prior to the Execution Date, Purchaser represents and warrants to each Seller as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) the matters set out in this Article 5:

Section 5.1         Generally. Any representation or warranty qualified by the “knowledge of Purchaser” or “to Purchaser’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 5.1.

Section 5.2         Existence and Qualification. Purchaser is an entity duly organized, validly existing, and in good standing under the Laws of Delaware. Purchaser is, or as of Closing will be, duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction where the actions to be performed by Purchaser hereunder makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.3         Organizational Power. Purchaser has the requisite organizational power to enter into and perform this Agreement and each Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents except, where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.4         Authorization and Enforceability. The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by Purchaser at Closing and all other Transaction Documents to which Purchaser is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary organizational action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing and all other Transaction Documents will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 5.5         No Conflicts. Subject to and except as required to comply with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of Purchaser, (b) violate or conflict with, result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance under, or give rise to any right of termination, cancellation or acceleration under, or result in the loss of a material benefit or increase in any fee or material obligation under, any material Contract, note, bond, mortgage, indenture, or other instrument to which Purchaser is a party, (c) violate any judgment, order, writ, injunction, ruling, regulation or decree in any material respect applicable to Purchaser, or (d) violate any Laws in any material respect applicable to Purchaser.

Section 5.6         Liability for Brokers’ Fees. None of Sellers or their Affiliates (other than after the Closing, any Company Group Member) shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7         Litigation. As of the Execution Date, there are no actions, suits or Proceedings against Purchaser pending with any Governmental Authority or arbitrator, or, to Purchaser’s knowledge, threatened in writing with respect to or affecting the assets of Purchaser or any of its Subsidiaries other than any actions, suits or Proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

Section 5.8         Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, to Purchaser’s knowledge, threatened against Purchaser or any of its Affiliates.

Section 5.9         Financing.

(a)             Purchaser (i) has, as of the Execution Date, sufficient cash on hand to enable Purchaser to fund the Deposit on the Execution Date and (ii) will have as of the Closing Date sufficient cash, available lines of credit or other sources of immediately available funds (in Dollars) (which may include, for the avoidance of doubt, proceeds of the Debt Financing, any Alternative Financing, the Notes (as defined in the Debt Commitment Letter) and Other Sources) for the satisfaction of all of Purchaser’s obligations under this Agreement, including (A) paying the Adjusted Purchase Price at Closing, (B) effecting the repayment of the Indebtedness to be repaid pursuant to the Payoff Letters in connection with the Closing and (C) paying all fees and expenses of Purchaser and its Affiliates (and to the extent Purchaser is responsible therefor under this Agreement, any other Person) related to the transactions contemplated by this Agreement, including the Debt Financing (collectively, the “Funding Requirements”).

(b)             As of the Execution Date, Purchaser has received and delivered to the Sellers (a) an executed senior 364-day unsecured bridge term loan facility commitment letter and (b) an executed amendment and increase commitment letter in connection with Purchaser's existing reserve-based credit facility, each dated as of the date hereof (including all exhibits, schedules and annexes thereto and each fee letter executed in connection therewith, collectively, the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide to Purchaser the amount of debt financing set forth therein (the “Debt Financing”) solely for the Funding Requirements. Purchaser has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof. The Debt Commitment Letter is a legal, valid and binding obligation of Purchaser, and to the knowledge of Purchaser, each other party thereto, and in full force and effect, enforceable against Purchaser and, to the knowledge of Purchaser, the other parties thereto, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Purchaser and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Purchaser. No amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is currently contemplated by Purchaser or any of its Affiliates or, to the knowledge of Purchaser, any Debt Financing Source, and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. Except for each fee letter referred to in the Debt Commitment Letter (collectively, the “Fee Letter”) (a true and complete copy of which Fee Letter has been provided to the Sellers); provided, that provisions contained in the Fee Letter relating to fees and economic terms (including economic “flex” terms) may be redacted in customary fashion (it being understood that Purchaser hereby acknowledges and agrees that none of which redacted provisions would adversely affect the availability of, impose additional or new conditions, or expand or modify any existing conditions, or impair the validity of, or prevent or materially delay the consummation of the Debt Financing at the Closing), there are no side letters or other agreements to which Purchaser is party related to the funding of the Debt Financing other than as expressly set forth in the Debt Commitment Letter pursuant to this Section 5.9 that would impose any new conditions or expand the existing conditions to the Debt Financing Sources’ provision of the Debt Financing at the Closing or that would otherwise materially and adversely affect the availability of the Debt Financing at the Closing. Neither the Fee Letter nor any other agreement between the Debt Financing Sources, on the one hand, and Purchaser or any of its Affiliates, on the other hand, contains any conditions precedent (other than the “Limited Conditionality Provisions” expressly set forth and defined in the Debt Commitment Letter as in effect on the date hereof) or other contingencies (i) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the proceeds contemplated by the Debt Commitment Letter below the amount necessary for Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date or (ii) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing.

Section 5.10       Independent Evaluation.

(a)             Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and is aware of the risks inherent in the oil and gas business.

(b)             Purchaser is a sophisticated, experienced and knowledgeable investor. Purchaser is capable of making such investigation, inspection, review and evaluation of the Company Group and the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c)             In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Company Group and the Assets and the terms and conditions of this Agreement, and Purchaser has not relied on any representation or warranty, express, statutory or implied, oral or written, or any other statement, oral or written, other than the representations and warranties contained in Article 3 and Article 4, the Special Warranty of Title, the certificates delivered by Sellers at Closing or in the Transaction Documents.

Section 5.11       Consents, Approvals or Waivers. Subject to compliance with the HSR Act, Purchaser’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by Purchaser, and the transactions contemplated hereby and thereby) is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party, except for Customary Post-Closing Consents.

Section 5.12       Investment Intent. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Subject Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, any applicable state blue sky Laws or any other applicable securities Laws.

Section 5.13         Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article 5, OR IN THE CERTIFICATE TO BE DELIVERED BY PURCHASER PURSUANT TO Section 8.3(f), (A) PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED WITH RESPECT TO PURCHASER AND (B) PURCHASER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SELLERS BY ANY MEMBER OF THE PURCHASER GROUP).

Article 6
Covenants of the Parties

Section 6.1         Access.

(a)             Between the Execution Date and the Closing Date (or earlier termination of this Agreement), subject to the receipt of consent from any applicable Third-Party operators of the Assets (which consent Sellers shall use their, and shall cause the Company Group Members to use their, commercially reasonable efforts to obtain, but shall not be required to pay any monies or incur any obligations or liabilities to do so), Sellers will, and will cause their Affiliates (including the Company Group Members) to, at Purchaser’s sole cost, risk, and expense, give Purchaser and its Representatives (including the Debt Financing Sources) reasonable access, to the Assets, each Company Group Member and its or its Affiliates’ personnel knowledgeable about the Assets and the Company Group, and access to the books and records of the Company Group in any Seller’s, Company Group Member’s or any of their respective Affiliates’ possession, in each case, for the purpose of conducting a reasonable due diligence review of the Assets, except to the extent that (i) any Company Group Member may not do so due to the requirements of any Law or any obligations to any Third Party after identifying the applicable restriction to Purchaser and using commercially reasonable efforts to have such obligations waived (but no Company Group Member shall be required to pay any monies or incur any obligations or liabilities to do so unless Purchaser has agreed in writing to pay or reimburse such amounts), and (ii) any such books and records are subject to any legal privilege (other than title opinions and reports and Third Party environmental reports). Subject to the receipt of consent from any applicable Third-Party operators of the Assets (which consent Sellers shall, or shall cause the Companies to, use their commercially reasonable efforts to obtain, but shall not be required to pay any monies or incur any obligations or liabilities to do so unless Purchaser has agreed in writing to pay or reimburse such amounts) and to the requirements of any Law, Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections, whether on land or by air, including a customary visual thermal, laser, light detection and ranging or flir camera survey of the Assets, and record reviews (including air quality permitting and compliance related records) relating to the Assets, including their condition and compliance with Environmental Laws; provided, that that Purchaser (and its Representatives) shall not otherwise operate any equipment (except as explicitly provided in this Section 6.1(a)) or conduct any invasive testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) (collectively, a “Phase II Environmental Site Assessment”) on or with respect to the Assets without the prior written consent of Sellers, which consent Sellers may grant or deny in their sole discretion. Notwithstanding any rejection of Purchaser’s ability to conduct a Phase I Environmental Site Assessment or Phase II Environmental Site Assessment or any other testing or sampling as described above on or with respect to the Assets, in whole or in part, including any failure to obtain permission from the applicable Third Party, Purchaser may still deliver an Environmental Defect Notice with respect to such Assets pursuant to Section 12.7(c) based on available information and Purchaser’s reasonable assumptions, and the lack of such Phase I Environmental Site Assessment or Phase II Environmental Site Assessment (as applicable) shall not invalidate such Environmental Defect Notice with respect to Section 12.7(c).

(b)             Purchaser’s investigation shall be conducted in a safe and workmanlike manner that minimizes, to the extent reasonably practicable, interference with the operation of the Assets and the operations of the Company Group and all applicable Third-Party operators of the Assets. Purchaser shall coordinate its access rights with Sellers and applicable Third-Party operators of the Assets to reasonably minimize any inconvenience to or interruption of the conduct of business by the Companies and such Third-Party operators of the Assets, and Sellers shall have the right (at Sellers’ sole cost) to accompany Purchaser (and any Representative of Purchaser) in connection with any physical inspection of the Assets.

(c)             Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of the Companies and its Affiliates and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(d)            In connection with the rights of access, examination and inspection granted to Purchaser under this Section 6.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLERS, THE COMPANY GROUP, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THE COMPANY GROUP, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, VIOLATION OF APPLICABLE LAWS, OR VIOLATION OF ANY OF THE FOREGOING PERSON’S RULES, REGULATIONS, OR OPERATING POLICIES (PROVIDED THAT SUCH RULES, REGULATIONS OR OPERATING POLICIES ARE MADE AVAILABLE TO PURCHASER IN ADVANCE OF PURCHASER’S DUE DILIGENCE EVALUATION), ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY SELLERS, THE COMPANY GROUP, THEIR AFFILIATES, ANY OF THEIR RESPECTIVE MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR OTHER REPRESENTATIVES EXCEPT (I) TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF any COMPANY GROUP Member or ANY OF THEIR RESPECTIVE MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR OTHER REPRESENTATIVES OR (II) ANY ENVIRONMENTAL CONDITIONS OR LIABILITIES DISCOVERED OR UNCOVERED AS A RESULT OF SUCH EXAMINATION OR INSPECTION TO THE EXTENT ANY SUCH ENVIRONMENTAL CONDITIONS OR LIABILITIES WERE NOT EXACERBATED BY SUCH EXAMINATION OR INSPECTION.

(e)            Purchaser agrees to provide Sellers no later than the Defect Claim Date with copies of all final environmental reports and sampling or test results prepared by Purchaser or any of Purchaser’s Representatives (including the Environmental Consultant) that contain data collected or generated from Purchaser’s and Purchaser’s Representatives’ due diligence with respect to the Company Group (including the Oil and Gas Properties), to the extent such environmental reports or sampling or test results are relied upon by Purchaser in asserting an Environmental Defect pursuant to Section 12.7(c). Sellers will not be deemed by their receipt of such documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition of any of the assets or properties of the Company Group (including the Oil and Gas Properties) or to the accuracy of said documents or the information contained in them.

(f)            As soon as reasonably practicable upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to the Company Group or their respective Affiliates: (i) repair all damage done to the Company Group’s assets and Oil and Gas Properties to the extent such damage is caused by Purchaser’s and Purchaser’s Representatives’ due diligence, (ii) restore such assets and Oil and Gas Properties to the same or similar condition as they were in prior to commencement of Purchaser’s and Purchaser’s Representatives’ due diligence to the extent Purchaser’s or Purchaser’s Representatives’ due diligence caused any change to the condition of the Oil and Gas Properties, and (iii) remove all equipment, tools or other property brought onto such assets and Oil and Gas Properties in connection with Purchaser’s and Purchaser’s Representatives’ due diligence; provided that if Closing occurs, the obligations of Purchaser in this Section 6.1(f) shall terminate effective as of the Closing Date (except with respect to any Excluded Assets, if applicable).

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(g)            During all periods that Purchaser or any of Purchaser’s Representatives are on the Oil and Gas Properties or are in the Company Group’s offices, Purchaser or Purchaser’s Representatives shall maintain, at its or their sole cost and expense, policies of insurance of the types and in the amounts that are customary in the industry. Upon reasonable request by Sellers, Purchaser shall provide evidence of such insurance to Sellers prior to entering the Oil and Gas Properties or the Company Group’s offices.

(h)            Purchaser understands that one or more members of the Seller Group (including Company Group) have had discussions regarding other bids for Company or the Assets and the preparation and negotiation of this Agreement, the Disclosure Schedules hereto and the other documents contemplated herein, and that, excluding information related to this Agreement (including the representations and warranties and covenants set forth herein and the Disclosure Schedules and Exhibits attached hereto), (i) Purchaser and Company shall not be entitled to use in connection with any disputes against any Seller or any Company Group Member (before or after Closing) any Seller’s or any Company Group Member’s internal drafts of this Agreement, copies of (or other information regarding) other bids for any Company Group Member, or emails or other written information (including in electronic form) relating to any of the foregoing or to the sales process (whether or not related to Purchaser’s bid or other bids for any Company Group Member), and (ii) Purchaser hereby agrees that, except as reasonably necessary to defend any Third Party claim, after Closing (1) it shall not have any rights to any such information and (2) it shall not request or subpoena any member of Seller Group, or any of their Representatives, management or employees to provide any such information.

Section 6.2          Government Reviews.

(a)            Subject to the terms of this Agreement, including the remaining provisions of this Section 6.2, each Party shall, and shall cause its Affiliates to, take or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable, so as to (i) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates, (ii) enable the Parties to consummate and make effective the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Date and (iii) avoid or eliminate any action, litigation or Proceeding by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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(b)            As soon as practicable, and in any event on or before June 30, 2023, Purchaser and Sellers shall each prepare and file (or cause to be prepared and filed) the notification and report form required for the transactions contemplated hereby by the HSR Act. The Parties shall, and shall cause their Affiliates to, respond promptly to any inquiries or requests from any Governmental Authority concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Parties shall, and shall cause their Affiliates to, use their reasonable best efforts to cooperate with each other and shall promptly furnish all information to the other Party that is necessary for compliance with the HSR Act. Purchaser shall pay all filing fees pursuant to the HSR Act in connection with the transactions contemplated hereby. Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of Sellers, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated hereby.

(c)            Notwithstanding anything to the contrary in this Section 6.2 or otherwise, Sellers and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken (including by its and their respective Affiliates), all appropriate steps and to make, or cause to be paid (including by its and their respective Affiliates), all appropriate undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under the HSR Act with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, assets, Interests, product lines or properties of Purchaser (or its Affiliates) or any Company Group Member or any Interests in any joint venture held by Purchaser (or its Affiliates) or any Company Group Member, (ii) creating, terminating or divesting relationships, ventures, contractual rights or obligations of Purchaser (or its Affiliates) or any Company Group Member and (iii) otherwise taking or committing to take any action that would limit Purchaser’s (or its Affiliates’) freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, Interests, product lines or properties of Purchaser (or its Affiliates) or any Company Group Member or any Interests in any joint venture held by Purchaser (or its Affiliates) or any Company Group Member.

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(d)            In furtherance and not in limitation of the foregoing, Sellers and Purchaser shall (i) furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated hereby, (ii) make an appropriate response as promptly as reasonably practicable to any inquiries or requests for additional information or documentation requested by the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (iii) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (iv) discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Authority or, in connection with any Proceeding by a private party to any other Person, relating to any regulatory Law or any investigation or Proceeding pursuant to any regulatory Law in connection with the transactions contemplated hereby, (v) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any filings, investigation or inquiry relating to any regulatory Law or any investigation or other Action pursuant to any regulatory Law in connection with this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vi) furnish the other Party promptly with copies of all substantive correspondence and communications relating to any regulatory Law or any investigation or Proceeding pursuant to any regulatory Law between them and their Affiliates and their respective Representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby, and (vii) cooperate in good faith with the other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 6.2(c) notwithstanding, materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of Purchaser and its Subsidiaries or any Company Group Member or as necessary to address reasonable privilege or confidentiality concerns.

Section 6.3          Public Announcements; Confidentiality.

(a)            From and after the Execution Date and through the Closing Date, no Party shall make (or cause or allow any Affiliate or any Company Group Member to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) made to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other similar rights of Governmental Authorities or Third Parties that are applicable to the transaction contemplated by this Agreement, in each case, as are reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents, (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (iii) made to a Party’s respective Representatives who have a need to know such information and are subject to confidentiality restrictions that are no less stringent than those set forth in this Agreement or the Confidentiality Agreement, (iv) made by Purchaser to any Debt Financing Sources, or (v) consistent with prior press releases or other public announcements made in compliance with this Section 6.3(a) or any communication plan or strategy previously agreed to by the other Party in writing. In the case of the disclosures described under subsections (i) and (ii) of this Section 6.3(a), each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)            The terms of the Confidentiality Agreement are hereby incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, at which time the Confidentiality Agreement shall terminate. In the event a provision contained in the Confidentiality Agreement conflicts with a provision contained in this Agreement, the provision contained in this Agreement shall control.

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Section 6.4          Operation of Business. Except (i) for the conduct of operations set forth on Schedule 6.4, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as may be required by Law, (iv) as expressly contemplated by this Agreement or the Pre-Closing Company Group Reorganization Agreement, or (v) as otherwise approved in writing by Purchaser (in its sole discretion, except with respect to Section 6.4(c)(iii), Section 6.4(j), Section 6.4(q) or Section 6.4(v) for which Purchaser’s consent will not be unreasonably withheld, conditioned or delayed) from the Execution Date until the Closing, Sellers shall (and shall cause each Company Group Member to):

(a)            own, operate (where applicable) and conduct their respective business related to the Assets as a reasonably prudent operator and in accordance with their ordinary course of business;

(b)            not authorize, propose, or commit to any operation reasonably anticipated by Sellers to require future capital expenditures by the Company Group (i) with respect to operations set forth on Schedule 6.4, that will or are reasonably anticipated to cost, in the aggregate, more than 110% (net to the Company Group’s interest) as expressly budgeted for and allocated to such operations as set forth on Schedule 6.4 for each month between the Execution Date and Closing, as calculated separately for each such month or (ii) with respect to operations not set forth in Schedule 6.4, including operations proposed after the Execution Date by Third Parties under joint operating agreements or similar agreements, in each case, that are anticipated to cost more than $1,000,000 (net to Company Group’s interest) for any such operation, but in each case of (i) or (ii), excluding any capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company Group shall notify Purchaser of any such emergency expenditure as soon as reasonably practicable);

(c)            not (i) take any affirmative action to terminate or materially amend any Leases, (ii) terminate, materially amend, waive any rights under (or grant any material consents with respect to), modify, or extend any Material Contracts or (iii) enter into any new contract which would constitute a Material Contract if executed prior to the Execution Date;

(d)            maintain all insurance policies held by the Company Group in the amounts and of the types presently in force with respect to the Assets and the operations and activities of the Company Group;

(e)            maintain the books, accounts and records of each Company Group Member, including the bank accounts set forth in Section 4.18, in the ordinary course of business and in material compliance with all applicable Laws and contractual obligations;

(f)            promptly, but in any event within three (3) Business Days, notify Purchaser of any emergency affecting the Company Group Members’ business or the Assets;

(g)            promptly, but in any event within three (3) Business Days, notify Purchaser of (i) any actions, suits or Proceedings filed with any Governmental Authority, or threatened in writing against any Company Group Member, or any other Proceedings with respect to which Sellers obtain knowledge that pertain to the Assets, any Company Group Member, or the transactions contemplated by this Agreement, (ii) any notices received from any Governmental Authority pertaining to the Assets or any Company Group Member or (iii) any actual or threatened Casualty Event;

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(h)            use commercially reasonable efforts to maintain all Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that the Company and its Affiliates are required to make under applicable Law with respect to the Assets;

(i)            not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets, including any transfer of overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests burdening the Oil and Gas Properties to Cloverride Royalty, LLC or Cloverride Royalty II, LLC, except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business, which in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets, or (ii) the Excluded Assets;

(j)            not elect to establish or amend pools or units affecting the Assets;

(k)            not amend or otherwise change the Organizational Documents of any Company Group Member;

(l)            not issue, sell, pledge, transfer, deliver, dispose of or otherwise subject to any Encumbrance, directly or indirectly, any Subject Interests or Interests of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, voting rights, or any other Interest in any Company Group Member;

(m)            not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Group Interests, or make any other change with respect to the Company Group’s capital structure;

(n)            not acquire any Interests of any corporation, partnership, limited liability company, other business organization or division thereof or any other Person, or any material amount of assets or properties, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (i) transactions solely between or among Company Group Members, or (ii) acquisitions as to which the aggregate amount of the consideration paid, incurred or transferred by or on behalf of the Company Group Members in connection with all such acquisitions would not exceed $1,000,000 in the aggregate;

(o)            not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction that would alter any Company Group Member’s corporate structure or adopt resolutions related thereto, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p)            not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP;

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(q)            not elect to be a non-consenting party as to any material operation proposed by any Third Party with respect to the Assets;

(r)            not voluntary resign as operator of any Assets for which any Company Group Member or its Affiliate is the designated operator;

(s)            not (i) incur any Indebtedness for borrowed money, other than any Indebtedness incurred under the Existing Credit Agreement or otherwise to the extent necessary in order to conduct the business of the Company Group in the ordinary course and consistent with the development operations provided for in Schedule 6.4 or otherwise permitted in accordance with this Section 6.4, (ii) become liable or responsible for the obligations of any other Person, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, or (iv) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances and prior to Closing, Encumbrance s arising under the terms of the Existing Credit Agreement), except in each case of clauses (i), (ii) and (iii), if the same will be discharged, terminated or released at Sellers’ sole cost and expense as of the Closing;

(t)            other than Preferential Rights arising under customary A.A.P.L. form joint operating agreements, not grant or create any Preferential Right with respect to the Assets or any Consent (other than any Consent that cannot, by its terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the Oil and Gas Property or any Subject Interests;

(u)            institute any Proceeding, or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Assets, the business of the Company Group, or waive or release any material right of any Company Group Member, for which the amount(s) in controversy are reasonably expected to be in excess of $1,000,000, net to such Company Group’s interest, in the aggregate, for all such matters, in each case, other than to the extent related to Taxes and not prohibited by Section 6.4(v);

(v)            in each case, solely to the extent related to any Company Group Member or the Tax Partnership (if applicable), not (i) make, change or revoke any material election relating to Taxes in a manner that is inconsistent with past practice, (ii) settle or compromise any material Tax liability (other than the payment of Taxes or collection of refunds in the ordinary course of business), (iii) file any amended Tax Return, (iv) change any method of accounting with respect to Taxes or (v)  surrender any right to claim a refund of material Taxes;

(w)            not (i) establish, adopt, amend or terminate any Company Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof, (ii) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of any Company Group Member, including under any Company Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement, (iii) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of any Company Group Member (or any of their respective dependents or beneficiaries), (iv) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any Available Employees whose annualized salary would exceed $100,000 or any current or former employee, officer, director or other service provider of any Company Group Member who is not an Available Employee whose annualized salary would exceed $250,000, (v) terminate other than for cause any Available Employees whose annualized salary would exceed $100,000 or any employee, officer, director, or other service provider of any Company Group Member who is not an Available Employee, whose annualized salary would exceed $250,000 or (vi) transfer the employment of any Available Employee such that such Available Employee ceases to be employed by a member of the Company Group;

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(x)            not (i) modify, extend, terminate or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of any Company Group Member;

(y)            not implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that could trigger notice obligations under the WARN Act;

(z)            not waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any Company Group Member; and

(aa)          not enter into an agreement or commitment that would cause the Companies or their Subsidiaries to violate any of the foregoing covenants.

Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the consummation of the transactions contemplated hereby. Prior thereto, the Companies and the Company Group Members shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their business operations.

Purchaser’s approval (x) of any action included in Section 6.4(b) shall be considered granted within forty-eight (48) hours or (y) for all other actions in Section 6.4 shall be considered granted within four (4) Business Days, in each case, after Sellers’ notice to Purchaser requesting consent in accordance with this Section 6.4 unless Purchaser notifies Sellers to the contrary or requests additional time during that period. In the event of an emergency, the Companies (or the applicable Company Group Member) may take such action as a prudent owner or operator would take and shall notify Purchaser of such action promptly thereafter, but in any event within three (3) Business Days following such action. In cases in which neither the Sellers, Companies nor any of their Affiliates is the operator of any portion of the Assets, to the extent that the actions described in this Section 6.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 6.4 shall be construed to require only that the Companies use, or cause the applicable Company Group Member to use, commercially reasonable efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements (including by voting their respective interest in the Assets in a manner consistent with the provisions of Section 6.4). Sellers will provide, or will cause their Affiliates to (i) provide Purchaser copies of any AFEs and any preferential right election notices (or similar notices) received by Sellers or their Affiliates, with respect to the Assets promptly after (but in any event within five (5) Business Days of) receipt thereof by Sellers, the Companies or their Affiliates, and (ii) use commercially reasonable efforts to keep Purchaser apprised of any drilling, re-drilling or completion operations proposed or conducted with respect to the Assets.

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Section 6.5          Efforts.

(a)            Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) cooperation in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers, including agreement to the form of notice to be sent to the holders of any rights specified in Schedule 4.4; and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.5(a) shall modify, reduce or otherwise diminish any Party’s rights or obligations under Section 6.2.

(b)            In furtherance of the provision in Section 6.5(a), with respect to each Consent set forth in Schedule 4.13, unless Purchaser notifies Sellers in writing within five (5) Business Days after the Execution Date not to send a Consent request notice, Sellers shall, within ten (10) Business Days after the Execution Date, cause the Company Group to send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. If Purchaser or Sellers discover any Consent following the Execution Date but prior to the Closing that is not set forth in Schedule 4.13, each Party shall notify the other Party and, if Purchaser requests in writing, within five (5) Business Days of the date of such request, Sellers shall cause the Company Group to send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent. Sellers shall provide Purchaser with (i) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 6.5(b) promptly after sending the same to such holder and (ii) copies of any written responses received from any such holder promptly after receiving the same. After the Execution Date and prior to the Closing, each Company Group Member shall use commercially reasonable efforts to obtain any requested Consent; provided, that, in no event shall Sellers or any Company Group Member be required to (i) make any expenditures or payments or (ii) grant any accommodation (financial or otherwise) to any Third Party. Notwithstanding anything to the contrary herein, Sellers shall not have any liability to the Purchaser or its Affiliates or any other Person, and Purchaser shall indemnify, defend and hold harmless the Seller Group from and against any and all Damages arising out of or relating to the failure of Sellers to send any request or notice of, or obtain, any Consent prior to the Closing, provided, that Sellers have complied with the provisions of this Section 6.5(b).

Section 6.6          Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.

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Section 6.7          Purchaser Hedges. Following the Execution Date, Purchaser or its applicable hedging Affiliate may elect to enter into Hedging Transactions and, to the extent such Hedging Transactions meet the specifications set forth on Schedule 6.7, such Hedging Transactions shall be deemed to be “Permitted Purchaser Hedges”. Between the Execution Date and Closing, Purchaser shall (a) advise Sellers of any Permitted Purchaser Hedge within five (5) Business Days after entry into such Permitted Purchaser Hedge and (b) use commercially reasonable efforts to respond to any reasonable written inquiries from Sellers with respect to any other information related to Permitted Purchaser Hedges.

Section 6.8          Officers & Directors.

(a)            From and after the Closing until the six (6) year anniversary thereof, Purchaser shall, and shall cause each Company Group Member to, indemnify and hold harmless (and advance funds in respect of), in the same manner as provided by Company Group immediately prior to the Execution Date pursuant to the Company Group’s Organizational Documents, each present and former director, manager, officer and employee of each Company Group Member and present and former members of the Companies (in all of their capacities) (collectively, the “D&O Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, Damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that, prior to the Closing Date, such D&O Indemnified Party is or was a director, manager, officer or employee of any Company Group Member or a member of a Company, whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions by directors or officers of any Company Group Member or members of a Company in their capacities as such arising in connection with the transactions contemplated hereby), and shall provide advancement of expenses to D&O Indemnified Parties, in all such cases to the same extent (and only to the extent) that such persons are indemnified or have the right to advancement of expenses as of the Execution Date by Company Group pursuant to the Organizational Documents of Company Group in existence on (and provided to Purchaser prior to) the Execution Date.

(b)            Purchaser and Sellers agree that, until the six (6)-year anniversary date of the Closing Date, the Organizational Documents of each Company Group Member shall contain provisions no less favorable with respect to indemnification of D&O Indemnified Parties than are provided in the Organizational Documents of the applicable Company Group Member in existence on (and provided to Purchaser prior to) the Execution Date; provided, that, for the avoidance of doubt, any amendment or modification to such provisions by Purchaser or its Affiliates (including the Company Group) after the Closing that include terms that are less favorable to the D&O Indemnified Parties shall not be binding on the D&O Indemnified Parties or otherwise limit their rights to indemnification under this Section 6.8.

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(c)            Prior to the Closing, the Companies shall obtain and fully pay for (as Sellers’ cost and expense) “tail” insurance policies with a claims period of at least six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties as the Companies’ existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Companies shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Company Transaction Expenses. During the term of the D&O Tail Policy, Purchaser shall not (and shall cause the Companies not to) take any action to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Purchaser, nor any Company Group Member nor any of their respective Affiliates shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)            The Parties hereby acknowledge and agree that a D&O Indemnified Party may have certain rights to indemnification, advancement of expenses or insurance provided by Persons other than the D&O Tail Policy and the Company Group (collectively, the “Other Indemnitors”). Notwithstanding the foregoing, following the Closing and subject to each D&O Indemnified Party first using commercially reasonable efforts to assert claims for such coverage under the D&O Tail Policy as is available under its terms (which efforts, for the avoidance of doubt, will not require the initiation of any Proceedings), the Company Group (i) shall be the indemnitors of first resort (i.e., their obligations to any D&O Indemnified Party hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary to Purchaser and the Company Group) with regard to matters arising from the affairs of the Company Group, (ii) shall be required to advance the full amount of expenses incurred by such D&O Indemnified Party in accordance with the applicable Organizational Documents of any Company Group Member as in effect as of the Closing and to the extent permitted under applicable Law and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of any D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from the D&O Tail Policy or the Company Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against the D&O Tail Policy or the Company Group. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of each D&O Indemnified Party, his or her heirs and his or her representatives.

(e)            The provisions of this Section 6.8 are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Purchaser shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity obligations provided in this Section 6.8 unless it is ultimately determined that such D&O Indemnified Party is not entitled to such indemnity.

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Section 6.9          Purchaser Financing.

(a)            Purchaser acknowledges and agrees that obtaining financing is not a condition to any of its obligations under this Agreement. For the avoidance of doubt, if any financing, including the Debt Financing or any Alternative Financing is not obtained for any reason and the conditions set forth in Section 7.2 are otherwise satisfied (or waived by Purchaser), Purchaser shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to the terms of this Agreement (including Section 9.2(d)).

(b)            Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as reasonably practicable (giving effect to the timing of the Marketing Period), all things necessary to consummate the Debt Financing or consummate alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to fund the Funding Requirements on or prior to the Closing Date. In furtherance of and not in limitation of the foregoing, Purchaser shall use commercially reasonable efforts to:

(i)            satisfy, or cause to be satisfied, on a timely basis all conditions to Purchaser obtaining the Debt Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing and the exercise of any economic “flex” provisions as provided in and pursuant to the terms of the Fee Letter);

(ii)            negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (unless otherwise acceptable to Purchaser) and conditions contemplated by the Debt Commitment Letter (including any related economic “flex” provisions) or on other terms (not related to conditionality) that are (A) reasonably acceptable to the Debt Financing Sources and (B) in the aggregate not materially less favorable, taken as a whole, to Purchaser, so that the agreements are in effect no later than the Closing Date; and

(iii)            maintain in effect the Debt Commitment Letter and (from and when executed) the other Debt Documents through the consummation of the Closing.

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(c)            Purchaser shall promptly notify the Sellers in writing (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Debt Commitment Letter or other Debt Document of which Purchaser becomes aware, (B) if and when Purchaser becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available for the Funding Requirements, to the extent such unavailability would reasonably be expected to prevent, or materially delay, impede or impair the Closing, (C) of the receipt of any written notice or other written communication from any Person with respect to any (i) actual material breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document or (ii) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents) and (D) of any expiration or termination of the Debt Commitment Letter or other Debt Document. If any material portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account economic “flex” terms), Purchaser shall use reasonable best efforts to arrange and obtain alternative financing for any such unavailable portion from the same or alternative sources (“Alternative Financing”), in an amount that is sufficient, when taken together with Other Sources and the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay the Funding Requirements and the provisions of this Section 6.9 shall be applicable to the Alternative Financing, and, for the purposes of Section 6.20 and this Section 6.9, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing. Purchaser shall (1) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), and (2) not permit, without the prior written consent of the Sellers, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter (including the Fee Letter) or other Debt Document, in each case, that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof) to an amount less than the amount required for Purchaser to consummate the transactions contemplated hereby at the Closing or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (i) delay or prevent the Closing Date or (ii) adversely impact the ability of Purchaser to enforce its rights against any other party to the Debt Commitment Letter or other Debt Document or the ability of Purchaser to consummate the transactions contemplated hereby at the Closing; provided, that notwithstanding anything to the contrary herein, no consent from the Sellers or any other party hereto shall be required for (1) any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under the Debt Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents, or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a Debt Financing Source thereunder) or (2) implementation or exercise of any economic “flex” provision.

(d)            Purchaser shall jointly and severally indemnify, defend and hold harmless the Company Group Members, their respective pre-Closing directors, officers, employees and Representatives and the Seller Group, from and against any and all Damages, liabilities or losses suffered or incurred by them in connection with Sellers’ and the Company Group’s obligations under Section 6.20 and any information utilized in connection therewith or in connection with the Debt Financing, other than with respect to any actions of a Seller or any Company Group Member that constitute actual and intentional fraud in the performance of their obligations under Section 6.20 (i) for which any of the individuals identified in the definition of “knowledge of Sellers” or “knowledge of the Companies” had Knowledge and (ii) as determined by a court of competent jurisdiction in a final and non-appealable judgment and, in the event of such determination with respect to a Person, such Person being obligated to reimburse Purchaser for amounts expended by Purchaser in connection with the defense of such Person. Purchaser shall promptly, within 30 days of written request by Sellers, reimburse Sellers or any Company Group Members for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ of one firm of outside counsel fees and ratings agencies’ fees) incurred by such Seller or Company Group Member in connection with the cooperation described in Section 6.20 and, to the extent Purchaser does not reimburse the Company or such applicable Subsidiary for any such costs or expenses on or prior to the Closing Date, the Company Group shall be deemed to have a Working Capital Asset as of the Effective Time in the amount of such unreimbursed costs and expenses, which shall be taken into account in the calculation of Effective Time Working Capital.

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Section 6.10          Notifications. Purchaser shall use commercially reasonable efforts to notify Sellers in writing promptly after Purchaser obtains Knowledge that any representation or warranty of any Seller contained in this Agreement is or has become untrue in any material respect on or before the Closing. Each Seller shall use commercially reasonable efforts to notify Purchaser in writing promptly after such Seller obtains Knowledge that any representation or warranty of Purchaser contained in this Agreement is or has become untrue in any material respect on or before the Closing. It is understood and agreed that the delivery of any notice required under this Section 6.10 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing, or any rights to indemnification, hereunder.

Section 6.11          Amendment of Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of Sellers contained in this Agreement, Sellers shall have the continuing right until two (2) Business Days prior to Closing to add, supplement or amend the Disclosure Schedules to the representations and warranties of Sellers with respect to any matter (a) first arising after the Execution Date, or (b) of which the Companies obtain Knowledge, which, in each case, if existing (or known) at the Execution Date, would have been required to be set forth or described in such Disclosure Schedules; provided that Sellers may only supplement the Disclosure Schedules in the circumstances contemplated by the foregoing clause (b) with respect to the representations and warranties in Section 4.7(b), Section 4.7(d), Section 4.8, Section 4.9, Section 4.12, Section 4.14, Section 4.22, Section 4.23 and Section 4.25, in each case, to the extent relating to a Third-Party operator of the Assets or the Assets that are operated by a Person other than a Company Group Member. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.2 have been fulfilled, the Disclosure Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if the matters disclosed on any addition, supplement or amendment to the Disclosure Schedules (individually or in the aggregate) resulted in the failure of Purchaser’s condition to Closing in Section 7.2(a) to be satisfied, but the Closing shall have occurred notwithstanding such failure, then all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim for indemnification with respect thereto pursuant to the terms of this Agreement or otherwise.

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Section 6.12          Records. At and after Closing, Sellers may retain, at their sole cost and expense, copies of any and all records of any Company Group Member to the extent and only insofar as such records (i) relate to the business or assets of any Affiliate of Seller (other than a Company Group Member, but including the Spinoff Entities) or (ii) are of the types described in Schedule 6.12, in each case, subject to any and all confidentiality or similar restrictions applicable thereto (including in the Standstill Agreements). At and after Closing, Purchaser and the Companies shall, and cause each Company Group Member to, preserve and keep a copy of all records pertaining to the Assets or the business of the Company Group with respect to periods prior to Closing, in each case, that are in any Company Group Member’s and Purchaser’s possession, for a period of at least seven (7) years after the Closing Date; provided that Purchaser may destroy books, records or documents from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Purchaser first provides Sellers with reasonable prior written notice and reasonable opportunity, at such Seller’s sole cost and expense, to remove and retain all or any part of such records. After such seven (7) year period, before Purchaser or any Company Group Member shall dispose of any such records as are required to be retained hereunder, Purchaser shall give each Seller reasonable notice to such effect, and each Seller shall be given an opportunity, at such Seller’s cost and expense, to remove and retain all or any part of such records as such Seller may select. From and after Closing, Purchaser shall provide to Sellers, at no cost or expense to Sellers, reasonable access to such books and records pertaining to the Assets or the business of the Company Group with respect to periods prior to Closing as remain in Purchaser’s or each Company Group Member’s possession or control (for the purpose of examining and copying at Seller’s sole expense), at reasonable times and upon reasonable advance notice to Purchaser, insofar as and only to the extent such books and records were generated by or on behalf of the Company Group prior to Closing, and then only to the extent that such books and records (a) relate to Pre-Effective Time Company Taxes or any Pass-Through Tax Return or Seller Consolidated Return, (b) relate to any other Specified Liabilities or (c) are reasonably necessary for Seller to defend or prosecute any claim for which Seller owes an obligation of indemnification to Purchaser or its Affiliates under this Agreement. For the avoidance of doubt, nothing in this Section 6.12 shall limit the Standstill Agreements.

Section 6.13          Seismic Licenses. Purchaser acknowledges that one or more Company Group Members holds the data and geophysical licenses and permits described on Schedule 6.13 (each a “Seismic License”). Pursuant to the terms of such Seismic Licenses, the consummation of the transactions contemplated hereunder may require the consent of the applicable licensor, or the payment of one or more transfer, assignment or change of control fees or payments unless the applicable Company Group Member cancels or terminates such Seismic License. With respect to those Seismic Licenses described on Part A of Schedule 6.13, Purchaser has elected that at or after Closing (a) the applicable Company Group Member pay to the applicable Third Party under such Seismic License any and all transfer, assignment or change of control fees or payments required under such Seismic Licenses in connection with the consummation of the transactions contemplated hereunder, (b) in no event shall such payment of fees or payments result in any downward reduction to the Purchase Price and (c) Purchaser and the Company Group shall, after Closing, indemnify, defend and hold harmless each member of the Seller Group from any and all Damages arising out of the payment, mispayment or failure to pay such fees and payments. With respect to those Seismic Licenses described on Part B of Schedule 6.13, Company shall cause the Company Group to cancel and terminate such Seismic Licenses and destroy or return to the applicable counterparties under such Seismic Licenses any and all data, information and records required to destroyed or returned under the terms thereof.

Section 6.14          Wrong Pockets. In the event that at any time after the Effective Time until the first anniversary of the date the Final Purchase Price is (or is deemed to be) final, Sellers or any of their Affiliates (other than any Company Group Member) receives any payment or any asset (including any funds, payments and insurance proceeds) related to any Assets that is attributable to the period after the Effective Time, Sellers agree to remit (or cause to be remitted) any such payment within five (5) Business Days of Sellers obtaining actual knowledge thereof, such funds to Purchaser or the applicable Company Group Member or promptly transfer (or cause to be transferred) such asset to the Purchaser or the applicable Company Group Member.

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Section 6.15          Hedges. At Closing, (a) Sellers shall cause the termination, liquidation and unwinding of any Hedging Contracts that are binding upon or applicable to any Company Group Member or their respective Assets (or for which any Company Group Member has liability), including those set forth on Schedule 6.15 (the “Company Hedges”) that are then in effect, (b) the Purchase Price shall be adjusted pursuant to Section 2.4(a)(x) with respect to the Company Hedges and (c) and a portion of the Closing Payment shall be disbursed to the applicable Company Hedge counterparties in an amount equal to the Hedge Losses attributable to such Company Hedges, if any, payable in connection with such termination, liquidation and unwinding.

Section 6.16          Seller Marks. Notwithstanding anything to the contrary contained herein, the Parties acknowledge that upon the Closing, Sellers shall retain the sole right to the use of the names “Hibernia Energy” and “Hibernia Resources”, together with any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing, comprising or used in connection with such names, including any name or mark confusingly similar thereto and the goodwill associated therewith (collectively, the “Seller Marks”). At or prior to the Closing, the Parties shall cause all necessary trademark or other intellectual property assignments as may be necessary to effectuate the intent of this Section 6.16. Promptly following the Closing, but in any event no later than seventy-five (75) days following the Closing, Purchaser shall cause the Company Group to remove, strike over or otherwise obliterate, all Seller Marks from all materials owned by the Company Group and used or displayed publicly, including any displays, signs, promotional materials and other materials; provided, that, as soon as practicable (and not more than thirty (30) days) after Closing, Purchaser and Sellers shall take action to cause the names of any Company Group Member containing Seller Marks to be changed such that it no longer contains any Seller Marks, including by filing all necessary name change certificates and other documents with the Secretary of State of the State of Delaware.

Section 6.17          Employee Matters. The Parties shall handle certain employee matters in accordance with Schedule 6.17.

Section 6.18          Affiliate Arrangements. Sellers shall take (or cause to be taken) all actions necessary to (a) terminate all Affiliate Arrangements (other than those set forth on Schedule 6.18) in a manner such that no Company Group Member nor any of its Affiliates has any liability or obligation with respect thereto at or following the Closing and (b) have the parties to such Affiliate Arrangements (other than those set forth on Schedule 6.18) release and waive any and all claims that any of them may have under such arrangements as of the termination date.

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Section 6.19          Financial Informatio. From and after the Execution Date until the date that is twelve (12) months after the Closing Date (the “Records Period”), in the event Purchaser is required to separately include financial or oil and gas reserves information, including pro forma financial statements, associated with the Companies or their Assets in documents filed with the SEC pursuant to the Securities Act or the Exchange Act, or as customarily included in offering documentation for private or public offerings of debt or equity securities, Sellers agree to use commercially reasonable efforts to make available to Purchaser and its Affiliates and their Representatives any and all books, records, information and documents to the extent that such are attributable to the Companies or their Assets and in the Sellers’ or their Affiliates’ possession or control and to which the Sellers and their Affiliates’ personnel have reasonable access, in each case, as reasonably required by Purchaser, its Affiliates and their Representatives in order to prepare such financial or oil and gas reserves information, including pro forma financial statements, in connection with such filings or offerings, provided that such activities do not unreasonably interfere with the affairs of the Sellers and their Affiliates and that Purchaser shall be solely responsible for any costs or expenses associated therewith, including, for the avoidance of doubt, any such costs and expenses associated with the storage and maintenance of records for the foregoing purposes. During the Records Period, the Sellers shall use their reasonable best efforts to cause their accountants, reserve engineers, counsel, agents and other Third Parties to (i) cooperate with Purchaser and its Representatives in connection with the provision of information necessary for the preparation by Purchaser of any such financial or oil and gas reserves information that is required to be included in any filing or offering documentation by Purchaser or its Affiliates, and (ii) provide customary consents and comfort letters as Purchaser may reasonably request in connection with such filing or offering documentation; provided, in each case, that Purchaser shall be solely responsible for any costs or expenses associated therewith. Purchaser shall indemnify and hold harmless the Sellers, the Company Group and their respective Affiliates, including the Seller Group, from and against any and all liabilities, losses or Damages suffered or incurred by them in connection with the obligations of Sellers and their respective Affiliates under this Section 6.19, other than with respect to any actions of a Seller or any Company Group Member that constitute actual and intentional fraud in the performance of their obligations under this Section 6.20 (i) for which any of the individuals identified in the definition of “knowledge of Sellers” or “knowledge of the Companies” had Knowledge and (ii) as determined by a court of competent jurisdiction in a final and non-appealable judgment and, in the event of such determination with respect to a Person, such Person being obligated to reimburse Purchaser for amounts expended by Purchaser in connection with the defense of such Person. Notwithstanding anything to the contrary contained in this Agreement, none of the Sellers, any Company Group Member’s, or any of their respective Affiliates’ performance under this Section 6.19 shall be taken into account with respect to whether any condition to Closing set forth in Article 7 shall have been satisfied.

Section 6.20          Cooperation with Financing.

(a)            Prior to the Closing, the Sellers and the Companies shall, and shall cause their respective Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Affiliates and representatives with appropriate seniority and expertise to, provide reasonable cooperation to Purchaser in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser with reasonable prior notice to Sellers and the Company Group Members (provided, that, such requested cooperation does not (x) unreasonably interfere with the ongoing operations of Sellers and the Company Group, (y) cause any representation or warranty in this Agreement to be breached or (z) cause any condition in this Agreement to fail to be satisfied, and provided further that the scope and nature of financial and other information to be provided by the Company is addressed exclusively in the following clause (iii)), including using commercially reasonable efforts to:

(i)            participate at reasonable times in a reasonable number of meetings, drafting sessions and rating agency and due diligence sessions, in each case, upon reasonable advance notice;

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(ii)            reasonably cooperate with the due diligence efforts of Purchaser and the Debt Financing Sources;

(iii)            furnish (x) on or prior to June 19, 2023, the Required Information (including, for the avoidance of doubt, the Company Financial Statements as of and for the quarter ended March 31, 2023 that have been reviewed by the Company Group’s independent auditor), (y) other customary financial, reserves, and other pertinent information (including asset schedules, lease operating statements, production reports, title information, reserve reports and other similar information) regarding the Company Group as shall exist and not already be publicly available to Purchaser and be reasonably requested by Purchaser for use in connection with any marketing of the Debt Financing; provided that, for the avoidance of doubt, the Company shall not be required to provide, and Purchaser shall be solely responsible for, (A) the preparation of pro forma financial statements, (B) all marketing materials and other documents used in connection with any proposed Debt Financing (subject to Section 6.20(a)(iv)) and (C) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”; in each case, for the avoidance of doubt, other than any financial, reserve or other pertinent information reasonably necessary for the Purchaser to prepare such pro forma financial statements or descriptions and (z) customary authorization letters to the Debt Financing Sources, authorizing the distribution of information to prospective lenders or investors and other financing sources;

(iv)            provide reasonable assistance with (and provide reasonably requested information for) the preparation of customary materials for offering prospectuses, offering memoranda, bank information memoranda, marketing materials, rating agency presentations and similar documents;

(v)            reasonably cooperate to update any Required Information in order to endeavor to cause such Required Information to be Compliant;

(vi)            cause, and take all reasonably requested actions to permit (including delivering customary authorization and representation letters), the present and former, as applicable, independent accountants and reserve engineers for Sellers and the Company Group to provide reasonable assistance to Purchaser in connection with the Debt Financing consistent with their customary practice (including providing accountants’ and reserve engineers’ comfort letters and consents from such independent accountants and reserve engineers to the extent required by the Debt Financing and participating in customary due diligence calls in connection therewith);

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(vii)            assist in the preparation, execution and delivery (limited, in the case of execution and delivery, solely to officers continuing with the Company and the Subsidiaries of the Company after the Closing) of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive documentation, in each case, as of or reasonably prior to the Closing and as may be reasonably required by Purchaser; provided, that any obligations and releases of liens contained in all such agreements, documents and related certificates and instruments shall be subject to and conditioned upon the occurrence of the Closing, will become effective no earlier than the Closing, and if this Agreement is terminated prior to Closing, shall terminate automatically and concurrently with the termination of this Agreement;

(viii)            furnish Purchaser and its lenders or other Debt Financing Sources promptly (and in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, and requested by the Debt Financing Sources in writing at least nine (9) Business Days prior to the Closing Date;

provided, in each case, that (1) neither Sellers nor any of their respective Affiliates shall be required to incur or satisfy any liability, cost or expense (including the payment of any fees) in connection with the Debt Financing prior to the Closing Date, (2) the pre-Closing board of directors or similar governing body of Sellers and the Company Group shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, and (3) except as expressly provided above, no Affiliate of the Company Group shall have any obligations under this Section 6.20.

(b)            Except for the representations and warranties of the Company set forth in Article 4 of this Agreement, neither the Company nor any of its respective Subsidiaries shall have any liability to Purchaser in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.20. Notwithstanding anything to the contrary in this Agreement, none of Sellers’, the Company Group’s or their respective Affiliates’ performance under this Section 6.20 shall be taken into account with respect to whether any condition set forth in Section 7.2(b) shall be deemed satisfied, except to the extent that Sellers or the Companies have knowingly and intentionally materially breached their obligations in Section 6.20(a); provided, that for purposes of this Section 6.20(b), “knowingly and intentionally” shall require the Knowledge of any of the individuals identified in the definition of “knowledge of Sellers” or “knowledge of the Companies”.

(c)            The Company hereby consents to the use of its and its respective Subsidiaries’ trademarks, trade names and logos in connection with the Debt Financing; provided, that such trademarks, trade names and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(d)            It is acknowledged and agreed that the Debt Financing may include Notes (as defined in the Debt Commitment Letter) in lieu of the Bridge Loans (as defined in the Debt Commitment Letter) and, as applicable, such Notes shall be deemed part of the Debt Financing for all purposes of this Agreement.

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Section 6.21          Pre-Closing Company Group Reorganization. Prior to Closing, Seller shall consummate the transactions contemplated in the Pre-Closing Company Group Reorganization Agreement in the form attached to this Agreement as Exhibit F (collectively, the “Pre-Closing Company Group Reorganization”). Notwithstanding anything to the contrary in this Agreement, Sellers will be responsible for all costs and expenses relating to the Pre-Closing Company Group Reorganization, including all costs and expenses relating to any consent required from any Third Party to implement the Pre-Closing Company Group Reorganization.

Section 6.22          Certain Specified Matters. Purchaser and Sellers agree to undertake the matters set forth on Schedule 6.22.

Section 6.23          SMOG Information. Sellers shall use commercially reasonable efforts to furnish the SMOG Information to Purchaser on or prior to the Closing Date.

Article 7
Conditions to Closing

Section 7.1          Sellers’ Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to Closing of each of the following conditions precedent:

(a)            Representations. The (i) representations and warranties in Section 5.2, Section 5.3 and Section 5.4 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), (ii) other Purchaser Fundamental Representations shall be true and correct (except for de minimis inaccuracies), as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and (iii) representations and warranties of Purchaser set forth in Article 5 (other than Purchaser Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than Purchaser Fundamental Representations) as would not individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality, Purchaser Material Adverse Effect or other materiality qualifiers set forth therein);

(b)            Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)            No Order or Law. On the Closing Date, there is no injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force;

(d)            HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated hereby, and any agreement (including any timing agreement) with any Governmental Authority not to consummate the transactions contemplated hereby, shall have expired or been terminated;

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(e)            Deliveries. Purchaser shall deliver (or be ready, willing, and able to deliver at Closing) to Sellers duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 8.3; and

(f)            Aggregate Defects. The net sum of (i) the Agreed Adjustment, plus (ii) the Defect Escrow, plus (iii) the sum of all Damages resulting from Casualty Events arising between the Effective Time and Closing, shall be, in the aggregate, less than or equal to fifteen percent (15%) of the unadjusted Purchase Price.

Section 7.2          Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)            Representations. The (i) representations and warranties in Section 3.2, Section 3.3(a), Section 3.4, Section 3.5(a), Section 4.2, Section 4.3(a), (b), (c) and (e), and Section 4.4(a) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), (ii) other (A) Seller Fundamental Representations and (B) Company Fundamental Representations shall be true and correct(except for de minimis inaccuracies), as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date) and (iii) representations and warranties of Seller set forth in Article 3 and Article 4 (other than (A) the Seller Fundamental Representations and (B) the Company Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect, respectively (without regard to whether such representation or warranty is qualified in terms of materiality, Seller Material Adverse Effect, Company Material Adverse Effect or other materiality qualifiers set forth therein).

(b)            Performance. Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c)            No Order or Law. On the Closing Date, there is no injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force;

(d)            HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement, and any agreement (including any timing agreement) with any Governmental Authority not to consummate the transactions contemplated hereby, shall have expired or been terminated;

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(e)            Deliveries. Sellers shall deliver (or be ready, willing, and able to deliver at Closing) to Purchaser duly executed counterparts of the documents and certificates to be delivered by Sellers and their Affiliates under Section 8.2;

(f)            Aggregate Defects. The net sum of (i) the Agreed Adjustment, plus (ii) the Defect Escrow, plus (iii) the sum of all Damages resulting from Casualty Events arising between the Effective Time and Closing shall be, in the aggregate, less than or equal to fifteen percent (15%) of the unadjusted Purchase Price; and

(g)            Pre-Closing Company Group Reorganization. Sellers shall have provided to Purchaser evidence that the Pre-Closing Company Group Reorganization shall have been consummated and effective prior to the Closing, in accordance with the terms and conditions thereof and Exhibit F.

Article 8
Closing

Section 8.1          Time and Place of Closing. The consummation of the purchase and sale of the Subject Interests contemplated by this Agreement (“Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002 at 10:00 a.m., Central Time, on the later to occur of August 2, 2023 or five (5) Business Days after the HSR Clearance Date (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 9; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or due waiver of all such closing conditions on or after the Target Closing Date, the Closing shall occur on the earlier to occur of (a) a date before or during the Marketing Period specified by Purchaser on not less than two (2) Business Days’ notice to Sellers and (b) the second Business Day immediately following the final day of the Marketing Period. The date on which Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2          Obligations of Seller at Closing. At the Closing (or earlier if indicated below), upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Sellers shall deliver or cause to be delivered to Purchaser the following:

(a)            counterparts of the Assignment Agreement transferring the Subject Interests to Purchaser, duly executed by each Seller;

(b)            a valid IRS Form W-9 with respect to each Seller;

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(c)            a certificate duly executed by an authorized officer of each Seller, dated as of Closing, certifying on behalf of such Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled as to such Seller;

(d)            where approvals are received by Sellers pursuant to a filing or application under Section 6.2, copies of those approvals;

(e)            an executed acknowledgment of the Preliminary Settlement Statement;

(f)            a joint written instruction duly executed by an officer of each Seller to the Escrow Agent notifying the Escrow Agent that Closing has occurred and to re-designate the Deposit as the Indemnity Holdback Amount (the “Closing Instruction”);

(g)            at least three (3) Business Days prior to the Closing, (x) a customary debt payoff letter, in form and substance reasonably satisfactory to Purchaser, setting forth the total amounts payable pursuant to the Existing Credit Agreement and each other document evidencing Indebtedness of the Company Group which is required to be repaid at Closing in accordance with Section 6.4(s), if applicable, to fully satisfy all principal, interest, fees, costs, expenses and any other amounts owed thereunder as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent under the Existing Credit Agreement and the holders of any other such Indebtedness, if applicable that upon payment in full of all such amounts owed, all such Indebtedness described in this clause (x) shall be discharged and satisfied in full, the Loan Documents (or applicable similar term in the Existing Credit Agreement) shall be terminated and all liens on the Company Group and their respective assets and equity securing the Existing Credit Agreement and any other such instruments of Indebtedness described in this clause (x) shall be released and terminated (other than, in each case, any reimbursement, indemnity and contingent obligations for which no claim has been made that expressly survived the termination of the Existing Credit Agreement) (the “Payoff Letter”), and (y) applicable release documents (including draft UCC-3 statements) necessary to evidence the release and termination of any deed of trust, mortgages, financing statements, pledges, fixture filings and security agreements securing obligations arising from Indebtedness under any credit agreement, debt instrument or other similar agreement of a Seller or any Company Group Member affecting or burdening any of the Assets, on the Company Group and their respective assets and equity securing, and any guarantees by the Companies and their Subsidiaries (including with respect to the Existing Credit Agreement), in each case, in form and substance reasonably acceptable to Purchaser in sufficient counterparts for recordation in each of the counties in which the Assets are located or other applicable jurisdiction;

(h)            duly executed resignations of, and releases from, the directors and officers of the Company Group Members, in the form attached hereto as Exhibit C;

(i)            a termination and release agreement with respect to all Affiliate Arrangements (other than those set forth on Schedule 6.18), in the form attached hereto as Exhibit D;

(j)            evidence reasonably satisfactory to Purchaser that any remaining Company Hedges have been terminated, liquidated or unwound in accordance with Section 6.15;

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(k)            good standing certificates (or equivalent thereof) of each Company Group Member from its state of organization and each state where each such Person is qualified to conduct business, in each case dated within ten (10) days of the Closing Date;

(l)            a copy of the Organizational Documents (including all amendments thereto) of each Company Group Member certified by an officer of such Person and access to or copies of all corporate minute books and authorizing resolutions or written consents and related corporate records of each Company Group Member;

(m)            a counterpart of the Transition Services Agreement substantially in the form attached hereto as Exhibit E (the “TSA”) duly executed by Successor Hibernia or the applicable entity designated as “Contractor” thereunder;

(n)            an executed counterpart of the AMI and Standstill Agreements from each of the individuals listed on Schedule 8.3(k) in the form attached hereto as Exhibit G (the “Standstill Agreements”);

(o)            a duly executed counterpart of the Cloverride AMI Agreement from each of Cloverride Royalty, LLC and Cloverride Royalty II, LLC; and

(p)            all other documents and instruments which are required by the other terms of this Agreement to be executed or delivered at Closing by any Seller or any of their respective Affiliates.

Section 8.3          Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Sellers (or the Escrow Agent, as applicable), among other things, the following:

(a)            payment by wire transfer of same-day funds in an amount equal to the Closing Payment to the accounts designated by Sellers (including, if applicable, any payees of Hedge Losses in connection with the termination, liquidation and unwinding of any Company Hedges at Closing in accordance with Section 6.15), as allocated by Sellers pursuant to the Preliminary Settlement Statement, prior to Closing;

(b)            a counterpart of the Closing Instruction duly executed by an officer of Purchaser;

(c)            payment by wire transfer of same-day funds to the Escrow Agent in an amount equal to the Defect Escrow, if any;

(d)            payment of the Existing Credit Agreement Payoff Amount, by wire transfer of same-day funds to the accounts designated in the Payoff Letter;

(e)            payment of the Company Transaction Expenses, by wire transfer of same-day funds to the accounts of the applicable payees designated by Sellers prior to Closing;

(f)            a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

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(g)            duly executed counterparts of the Assignment Agreement;

(h)            where approvals are received by Purchaser pursuant to a filing or application under Section 6.2, copies of those approvals;

(i)            an executed acknowledgment of the Preliminary Settlement Statement;

(j)            a duly executed counterpart of the TSA;

(k)            duly executed counterparts of the Standstill Agreements;

(l)            a duly executed counterpart of the Cloverride AMI Agreement; and

(m)            all other documents and instruments which are required by the other terms of this Agreement to be executed or delivered at Closing by Purchaser.

Article 9
Termination

Section 9.1          Termination. This Agreement may be terminated at any time prior to Closing:

(a)            by the mutual prior written consent of Purchaser and Sellers;

(b)            by either Purchaser or Sellers, by written notice to the other Party on or after the Outside Date, if Closing has not occurred on or before the Outside Date; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(b) if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach, individually or in the aggregate, results in the failure of any of the other Party’s conditions to Closing set forth in Section 7.1 or Section 7.2, as applicable, or if the other Party is and is enforcing its right to specific performance of this Agreement under Section 9.2(b) or Section 9.2(c) below;

(c)            by either Purchaser or Sellers, by written notice to the other Party, if a Governmental Authority shall have issued, entered, promulgated or enacted any order or other Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated hereby; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(c) if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach is, individually or in the aggregate, the cause of such final and non-appealable order, other Law or other action, or otherwise results in the failure of any of the other Party’s conditions to Closing set forth in Section 7.1 or Section 7.2, as applicable;

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(d)            by either Purchaser or Sellers by written notice to the other Party, if such other Party breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Purchaser’s or Sellers’ obligations, as applicable, to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as applicable, not capable of being satisfied by the Target Closing Date, and (ii) after the giving of written notice of such breach or failure to perform to such other Party, cannot be cured or has not been cured by the earlier of (A) within fifteen (15) Business Days after the delivery of such notice and (B) the Outside Date; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(d) if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach, individually or in the aggregate, results in the failure of a condition set forth in Section 7.1 or Section 7.2, as applicable;

(e)            by Sellers upon written notice to Purchaser, if Purchaser has not delivered the Deposit to the Escrow Agent in accordance with Section 2.3 within one Business Day after the Execution Date; or

(f)            on or after the Target Closing Date by either (i) Purchaser if the condition set forth in Section 7.2(f) has not been and is not capable of being satisfied or (ii) by Sellers if the condition set forth in Section 7.1(f) has not been and is not capable of being satisfied, in either case, by written notice to the other Party; provided, that, if either Party notifies the other Party of its intention to terminate this Agreement pursuant to this Section 9.1(f), the non-terminating Party may, prior to or after giving effect to such termination, elect by written notice (an “Arbitration Notice”) to submit all unresolved disputes with respect to any Defects or Casualty Events (mutatis mutandis) to expert arbitration in accordance with Section 12.11, for the sole purpose of determining whether the condition in Section 7.1(f) or Section 7.2(f) has been satisfied. In such case, the Parties shall select a Title Arbitrator or Environmental Arbitrator within five (5) Business Days of the delivery of the Arbitration Notice, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the delivery of an Arbitration Notice, and each Party shall instruct the applicable Title Arbitrator or Environmental Arbitrator, as applicable, to deliver its determination of the existence any disputed Defects or disputed Casualty Event amounts, as applicable, within twenty (20) days after the appointment of such Person. If an Arbitration Notice is delivered, unless otherwise agreed by the Parties, no termination pursuant to this Section 9.1(f) shall be effective (and the Outside Date shall be tolled beginning on the date the Arbitration Notice is delivered to the Party seeking to terminate this Agreement pursuant to this Section 9.1(f)) until final resolution of such arbitration). Nothing herein shall prevent Purchaser from electing to waive or withdraw any asserted Defect at any time prior to termination of this Agreement.

Section 9.2          Effect of Termination.

(a)            If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement and the provisions of Section 6.1(d) (Access), Section 6.3 (Public Announcements; Confidentiality), Article 9 (Termination), Article 14 (Miscellaneous), and Appendix A (Definitions), which shall continue in full force and effect).

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(b)            If (i) all conditions precedent to the obligations of Sellers set forth in Section 7.1 have been satisfied or waived in writing by Sellers, and Purchaser is ready, willing and able to perform its obligations under Section 8.3 (or would have been ready, willing and able to perform such obligations but for the breach or failure of any of Sellers’ representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred as a result of the breach or failure of Sellers’ representations, warranties, or covenants hereunder ( including, if and when required, Sellers’ obligations to consummate the transactions contemplated hereunder at Closing), such that Purchaser has the right to terminate this Agreement pursuant to Section 9.1(d), then Purchaser shall be entitled to either (A) elect in writing to exercise its right to require Sellers’ specific performance of this Agreement as provided in Section 14.16, or (B) terminate this Agreement pursuant to Section 9.1(d) and receive a return of the Deposit, plus recover from Sellers (jointly and severally) (x) an amount equal to Purchaser’s and its Affiliates’ actual, documented out-of-pocket costs and expenses incurred in connection with, or in preparation for, the negotiation, diligence, performance, and consummation of the Transaction Documents (including the financing thereof), in an amount up to, but not to exceed, $25,000,000 plus (y) subject to Purchaser’s termination of the Permitted Purchaser Hedges contemporaneously with Purchaser’s termination of this Agreement, an amount equal to the Hedge Losses associated with the Permitted Purchaser Hedges, in an amount up to, but not to exceed, $125,000,000; provided that if Purchaser realizes Hedge Gains with respect to the Permitted Purchaser Hedges, then the amount of such Hedge Gains shall offset the costs and expenses (to an amount not less than $0) payable under clause (x). If Purchaser elects the remedy provided by clause (B), Purchaser and Sellers shall then jointly instruct the Escrow Agent to release the Deposit to Purchaser within three (3) Business Days after the date on which this Agreement is terminated. If Purchaser elects the remedy of specific performance contemplated by clause (A) but such remedy is not awarded by courts of competent jurisdiction, Purchaser shall be entitled to the remedy contemplated by clause (B), in each case, in accordance with the terms and conditions set forth herein.

(c)            If this Agreement is terminated pursuant to Article 9 for any reason other than by Sellers pursuant to Section 9.1(d) as contemplated in Section 9.2(d), Purchaser and Sellers shall jointly instruct the Escrow Agent to return the Deposit to Purchaser within three (3) Business Days of the date on which this Agreement is terminated and such remedy shall be Purchaser’s sole and exclusive remedy against any member of the Seller Group for the failure to consummate the transactions contemplated by this Agreement.

(d)            If (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been satisfied or waived in writing by Purchaser, and Sellers are ready, willing and able to perform its obligations under Section 8.2 (or would have been ready, willing and able to perform such obligations but for the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), and (ii) the Closing has not occurred as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder (including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing) such that Sellers have the right to terminate this Agreement pursuant to Section 9.1(d), then Sellers shall be entitled, as the sole and exclusive remedy of Sellers against the Purchaser and the Purchaser’s Debt Financing Sources for the failure to consummate the transactions contemplated hereunder, to either (A) seek specific performance of this Agreement by Purchaser or (B) terminate this Agreement pursuant to Section 9.1(d) and receive the entirety of the Deposit for the sole account and use of Sellers as liquidated damages hereunder; provided, that if the Closing has not occurred due to Purchaser’s failure to perform its obligations under Section 8.3 as a result of its failure to obtain the Debt Financing or any Alternative Financing (other than any such failure that results solely from the willful or intentional breach by Purchaser or its Affiliate that results in the failure of any condition required to obtain such Debt Financing or Alternative Financing), Sellers shall only be entitled to the payment of the Deposit as liquidated damages pursuant clause (B) above; provided, further, that, for the avoidance of doubt, in the event that the failure of any condition required to obtain such Debt Financing or Alternative Financing results solely from the willful or intentional breach by Purchaser or its Affiliates, Sellers shall be entitled to either remedy under clause (A) or clause (B) above. Under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance pursuant to clause (A) above and the payment of the Deposit as liquidated damages pursuant to clause (B) above. EACH OF SELLERS AND PURCHASER ACKNOWLEDGES AND AGREES THAT IF SELLERS RECEIVE LIQUIDATED DAMAGES IN ACCORDANCE WITH THIS Section 9.2(d), THEN (I) ACTUAL DAMAGES UPON THE EVENT OF A TERMINATION ARE DIFFICULT TO ASCERTAIN WITH ANY CERTAINTY, (II) SUCH LIQUIDATED DAMAGES AMOUNT IS A FAIR AND REASONABLE ESTIMATE BY THE PARTIES OF SUCH AGGREGATE ACTUAL DAMAGES, AND (III) SUCH LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY.

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(e)            Subject to Section 9.2(b) and Section 9.2(d), upon the termination of this Agreement in accordance with the express terms of this Article 9, Sellers and the Company Group shall be free immediately to enjoy all rights of ownership of the Company Group and the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Following termination of this Agreement in accordance with Article 9, Purchaser shall promptly (but in any event no more than ten (10) Business Days after the termination of this Agreement) return or destroy all agreements, Contracts, instruments, books, records, materials and other information regarding Sellers or its Affiliates (including the Company Group and the Assets) provided to Purchaser or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement.

(f)            Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the other Party shall be to exercise an applicable remedy set forth in this Article 9.

Article 10
Indemnification

Section 10.1          Indemnification.

(a)            From and after Closing, Purchaser and the Company Group Members shall be jointly and severally responsible for, shall pay, and shall jointly and severally indemnify, defend, and hold harmless the Seller Group from and against all obligations, liabilities, claims, causes of action, and Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, attributable to or resulting from:

(i)            Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement or in any Transaction Document;

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(ii)            Company Group’s breach of any of the Company Group’s covenants or agreements contained in this Agreement or in any Transaction Document to be performed after Closing;

(iii)            any breach of any of Purchaser’s representations and warranties set forth in Article 5, or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(e);

(iv)            any Post-Effective Time Company Taxes; or

(v)            the conduct, ownership or operation of the Subject Interests, Companies, the business of the Company Group or the Assets, but excluding, in each case, any matter for which Sellers are obligated to indemnify and hold harmless the Purchaser Group pursuant to Section 10.1(b) (in each case, for the period of their respective survival pursuant to this Agreement);

(b)            From and after Closing, subject to the limitations set forth in Section 10.3(a), each Seller shall severally, and not jointly, indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons caused by, arising out of, attributable to or resulting from:

(i)            (A) such Seller’s breach of any covenants or agreements of such Seller contained in this Agreement and (B) Company Group’s breach of any of the Company Group’s covenants or agreements contained in this Agreement or in any Transaction Document to be performed at or prior to Closing;

(ii)            any breach of (A) any of such Seller’s representations and warranties set forth in Article 3 or Article 4 or confirmed in the certificate delivered by such Seller at Closing pursuant to Section 8.2(c), or (B) the Special Warranty of Title; or

(iii)            any Specified Liabilities.

(c)            Notwithstanding anything to the contrary contained in this Agreement, subject to Section 6.1(d), Section 6.6, Article 9, Article 12, and Section 14.16, from and after the Closing absent Fraud, this Article 10 contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including any breaches of the representations, warranties, covenants, and agreements of the Parties in this Agreement or any of the other Transaction Documents. Except for the remedies contained in this Article 10, Section 6.1(d), Section 6.6, Article 9, Article 12, and Section 14.16, or in any of the other Transaction Documents, SELLERS, ON THE ONE HAND (ON BEHALF OF ITSELF AND THE SELLER GROUP), AND PURCHASER (ON BEHALF OF ITSELF AND ON BEHALF OF THE PURCHASER GROUP), ON THE OTHER HAND, EACH RELEASE, REMISE, AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ MEMBERS, MANAGERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLERS’ (OR THEIR PREDECESSORS IN INTEREST’S) OWNERSHIP OF THE SUBJECT INTERESTS, (iii) THE COMPANY GROUP’S USE, OWNERSHIP OR OPERATION OF THE ASSETS, OR (iv) THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS OF THE COMPANY GROUP, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN ANY COMPANY GROUP MEMBER AND ANY PERSONS WHO ARE AFFILIATES OF ANY SUCH COMPANY GROUP MEMBER, AND RIGHTS UNDER INSURANCE MAINTAINED BY ANY COMPANY GROUP MEMBER OR ANY PERSON WHO IS AN AFFILIATE OF SUCH COMPANY GROUP MEMBER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

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(d)            THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, BUT EXCLUDING, IN EACH CASE, THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

(e)            Any claim for indemnity under this Section 10.1 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group, the Company Group and the Purchaser Group) other than the Parties shall have any rights against Sellers or Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Section 10.1(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 10.1 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 10.1.

Section 10.2          Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)            For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10 or Section 6.1(d) and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 10 or Section 6.1(d).

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(b)            To make a claim for indemnification under Section 10.1 or Section 6.1(d), an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.2 including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). If the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third-Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third-Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Person Claim; provided that the failure of any Indemnified Person to give notice of a Third-Person Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third-Person Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Third-Person Claim. If the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c)            In the case of a claim for indemnification based upon a Third-Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third-Person Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such thirty (30)-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)            If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third-Person Claim. If requested by the Indemnifying Person, the Indemnified Person agrees to reasonably cooperate in contesting any Third-Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third-Person Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third-Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third-Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person), (ii) may adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity), (iii) requires a non-monetary commitment by the Indemnified Person, including compliance with an injunction or other equitable relief, (iv) includes any admission of guilt or culpability, or (v) relates to the payment or calculation of royalties or overriding royalties.

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(e)            If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third-Person Claim, then the Indemnified Person shall have the right to defend against the Third-Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder) with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third-Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third-Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third-Person Claim and (ii) if its obligation is so admitted, assume the defense of the Third-Person Claim, including the power to reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third-Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third-Person Claim that the Indemnifying Person is entitled to control, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            In the case of a claim for indemnification not based upon a Third-Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.

Section 10.3            Limitations on Actions.

(a)            The representations and warranties of Sellers in Article 3 and Article 4 and of Purchaser in Article 5, and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 8.2(c) and Section 8.3(e), as applicable, shall survive the Closing for a period of twelve (12) months; provided that (i) the Seller Fundamental Representations and the Company Fundamental Representations shall survive the Closing for indefinitely, (ii) Sellers’ indemnity obligations in Section 10.1(b)(iii) shall survive Closing for a period of fifteen (15) months; provided that the representations in Section 4.8 and any indemnity obligations under Section 10.1(b)(iii) that arise under subsection (c) of the definition of Specified Liabilities shall survive Closing until the date that is 60 days after the expiration of the applicable statute of limitations, (iii) the Special Warranty of Title shall survive Closing for a period of fifteen (15) months, and (iv) the Purchaser’s covenant in Section 6.8 shall survive Closing for six (6) years. The remainder of this Agreement (including the disclaimers and acknowledgments in Section 13.1 and Section 5.9) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein, (B) for covenants and agreements set forth in this Agreement that, by their terms, are to be completed prior to or at Closing, which shall only survive for twelve (12) months after the Closing Date, and (C) all other covenants and agreements set forth in this Agreement, which shall survive until fully satisfied or performed in accordance with the terms hereof (unless otherwise specifically provided in this Agreement). Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

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(b)            The indemnities in Section 10.1(a) and Section 10.1(b) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c)            Sellers shall not have any liability for any indemnification under Section 10.1(b)(ii)(A) (other than with respect to the Seller Fundamental Representations, the Company Fundamental Representations and the representations under Section 4.8) for any individual Damage unless the amount with respect to such Damage exceeds $200,000 (the “Individual Indemnity Threshold”) (it being agreed that the Individual Indemnity Threshold represents a threshold and not a deductible).

(d)            Sellers shall not have any liability for any indemnification under Section 10.1(b)(ii)(A) (other than with respect to the Seller Fundamental Representations, and the Company Fundamental Representations and the representations under Section 4.8) until and unless the aggregate amount of the liability for all Damages that exceed the Individual Indemnity Threshold, if applicable, and for which Claim Notices are delivered by Purchaser exceeds 2% of the unadjusted Purchase Price (the “Indemnity Deductible”), and then only to the extent such Damages exceed the Indemnity Deductible.

(e)            Sellers shall not have any liability for any indemnification under Section 10.1(b) for aggregate Damages in excess of (i) 7.5% of the unadjusted Purchase Price (the “Non-Specified Liability Damage Cap”); provided, however, that in no event shall the Non-Specified Liabilities Damage Cap apply to any Damages with respect to (x) any breaches of the Seller Fundamental Representations, the Company Fundamental Representations or the Special Warranty of Title or (y) any indemnity obligations under Section 10.1(b)(iii), and (ii) notwithstanding anything to the contrary contained elsewhere in this Agreement, no Seller shall have any liability under this Agreement or the certificates delivered by Sellers at Closing for aggregate Damages in excess of an amount equal to the unadjusted Purchase Price.

(f)            The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates). If any Damages sustained by a member of the Purchaser Group are covered by an insurance policy, such member of the Purchaser Group shall use commercially reasonable efforts to make a claim under any applicable insurance coverage.

(g)            In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.

(h)            For purposes of determining whether a Party is entitled to indemnification under this Article 10 for breaches of representations and warranties, and for determining the amount of damages recoverable by a member of the Seller Group or a member of the Purchaser Group resulting from breaches of representations and warranties by the other Party, each of the representations and warranties herein that contains any qualifications as to “material,” “materiality” or “Material Adverse Effect” and words of similar import (other than specific monetary thresholds) in the terms of such representation and warranty shall be disregarded, except, with respect to this Section 10.3(h), the use of the word “Material” as used in the defined term “Material Adverse Effect” or “Material Contract” shall not be disregarded.

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Section 10.4       Indemnity Holdback. At Closing, notwithstanding any other provision of this Agreement to the contrary, as security in support of the indemnification obligations of Sellers under this Agreement or any amounts due and owing the Purchaser pursuant to Section 2.7, the parties shall direct the Escrow Agent at Closing to retain the Deposit (such amount, the “Indemnity Holdback Amount”) in the Deposit Escrow Account and to redesignate such Deposit as the Indemnity Holdback Amount. The Indemnity Holdback Amount shall be released in accordance with the provisions of this Section 10.4 and the Escrow Agreement.

(a)            If at any time prior to the date that is fifteen (15) months after the Closing Date (such time period, the “Holdback Period”) there are amounts remaining of the Indemnity Holdback Amount, to the extent that Sellers do not promptly (and in any event within thirty (30) days after receipt of a Claim Notice from Purchaser) reimburse or pay Purchaser for any amounts to which Purchaser is entitled with respect to valid and undisputed claim(s) asserted under Article 10, then Purchaser shall be entitled to deliver to Sellers and the Escrow Agent a written notice (a “Holdback Claim Notice”), which notice shall specify the nature and amount of Purchaser’s claim(s) as set forth in the applicable Claim Notice (the “Holdback Claim”), including details of and a specific basis under this Agreement entitling Purchaser to such Holdback Claim.

(b)            Upon final resolution of any Holdback Claim pursuant to the mutual written agreement of Purchaser and Sellers or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 14.4, or pursuant to the terms of Section 2.7, if Purchaser is entitled to a disbursement of all or any portion of the Indemnity Holdback Amount then-remaining, then Sellers and Purchaser shall provide joint written instructions to the Escrow Agent to deliver to Purchaser such amount set forth in such joint written instruction that would satisfy such Holdback Claim. Notwithstanding anything to contrary in this Agreement, including Section 14.19, the Sellers hereby acknowledge and agree that Purchaser shall be able to receive payment from the Indemnity Holdback Amount for valid Holdback Claims without regard to the several (and not joint) liability of Sellers.

(c)            On the date that is six (6)-months following the Closing Date, Sellers and Purchaser shall jointly instruct the Escrow Agent to release to Sellers any amounts remaining of the Indemnity Holdback Amount, less and except for an amount equal to the sum of (i) fifty percent (50%) of the original Indemnity Holdback Amount, plus (ii) the aggregate amount of all outstanding claims for which Purchaser has provided a Claim Notice to Sellers in good faith in accordance with Section 10.2 that remain unresolved or have not been previously paid to Purchaser as of such date (which monies shall remain part of the Indemnity Holdback Amount until final resolution of such outstanding Claim Notices) (such amount, the “Six Month Holdback Amount”).

(d)            On the date that is one (1) year following the Closing Date, unless Purchaser has delivered a Claim Notice to Seller on or prior to such date for claims, which remain outstanding or are disputed, under Article 10 that, individually or in the aggregate, are equal to or greater than the amount of the Indemnity Deductible (such claims, “Material Claims”), Sellers and Purchaser shall jointly instruct the Escrow Agent to release to Sellers any amounts remaining of the Indemnity Holdback Amount, less and except for an amount equal to the sum of (i) fifty percent (50%) of the Six Month Holdback Amount, plus (ii) the aggregate amount of outstanding claims for which Purchaser has provided a Claim Notice to Sellers in good faith in accordance with Section 10.2 that remain unresolved or have not been previously paid to Purchaser as of such date (which monies shall remain part of the Indemnity Holdback Amount until final resolution of such outstanding Claim Notices) (such amount, the “Twelve Month Holdback Amount”). For the avoidance of doubt, if Purchaser delivers a Claim Notice to Sellers for any Material Claims in accordance with the first sentence of this Section 10.4(d), then there shall be no disbursement to Sellers of the Twelve Month Holdback Amount.

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(e)            Within ten (10) Business Days of expiration of the Holdback Period, Sellers and Purchaser shall provide joint written instructions to the Escrow Agent to release to Sellers any amount then-remaining of the Indemnity Holdback Amount (and any interest or income earned thereon), excluding those amounts attributable to any then- outstanding claims for which Purchaser has provided a Claim Notice to Sellers in good faith in accordance with Section 10.2 that remain unresolved or have not been previously paid to Purchaser as of such date, and, with respect to each such outstanding Claim Notice, the amount attributable thereto (to the extent a sufficient Indemnity Holdback Amount remains as of such date and if there are insufficient funds remaining as of such date, the entirety of the remaining Indemnity Holdback Amount as of such date) shall remain held by Escrow Agent until final resolution of such claims pursuant to the mutual written agreement of Purchaser and Sellers or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 14.4, or pursuant to the terms of Section 2.7.

Article 11
Tax Matters

Section 11.1            Proration of Taxes.

(a)            Sellers shall be allocated all Company Taxes for any Pre-Effective Time Tax Period, and Purchaser shall be allocated all Company Taxes for any Post-Effective Time Tax Period.

(b)            For purposes of determining the Tax allocations described in Section 11.1(a), (i) Asset Taxes that are attributable to severance or production (other than such Asset Taxes described in clause (iii)) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, (iii) Asset Taxes that are ad valorem, property or other similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the day of the Effective Time, on the one hand, and the number of days in such Straddle Period that occur on or after the day of the Effective Time, on the other hand, and (iv) any other Company Taxes shall be allocated between the Pre-Effective Time Tax Period and the Post-Effective Time Tax Period by determining (A) the amount of such Company Taxes that would be payable if the Straddle Period ended and the books of the applicable Company Group Member or the Tax Partnership, as applicable, were closed on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Company Tax, and (B) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Company Tax. Notwithstanding anything to the contrary contained in this Agreement, (x) with respect to any Seller Consolidated Return, the allocation provided in this Section 11.1(b) shall be calculated as if the applicable Company Group Member or, if applicable, the Tax Partnership left the applicable Consolidated Group to which such Seller Consolidated Return relates immediately before the Effective Time, and (y) any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the day before the Effective Time and the period beginning from and after the day of the Effective Time in proportion to the number of days in each period.

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Section 11.2            Taxes Included in Purchase Price Adjustments. To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to the Purchase Price pursuant to Section 2.4, Section 2.7 or Section 2.8, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined under Section 2.8, timely payments will be made from one Party to the other Party to the extent necessary to cause each Party to bear the amount of such Company Tax that is allocable to such Party under Section 11.1.

Section 11.3            Tax Returns. Sellers shall prepare and timely file or cause to be prepared and timely filed (i) all Pass-Through Tax Returns that are required to be filed by or with respect to the Tax Partnership on or prior to the Closing Date (taking into account applicable extensions), (ii) all Pass-Through Tax Returns that are required to be filed by or with respect to any Company Group Member, and (iii) all Seller Consolidated Returns, and shall timely pay, or cause to be timely paid, all Taxes due with respect to such Tax Returns described in clauses (i) through (iii). Sellers shall prepare any such Pass-Through Tax Returns and Seller Consolidated Returns that include Post-Effective Time Company Taxes by treating items thereon in a manner consistent with the past practices of the applicable filing entity with respect to such items, except as required by applicable Law. Sellers will deliver a copy of any such Seller Consolidated Return, together with reasonably detailed supporting documentation and workpapers calculating the amount of any Taxes reflected on such Seller Consolidated Return that constitute Post-Effective Time Company Taxes, to Purchaser for Purchaser’s review and shall revise such Seller Consolidated Return to incorporate all reasonable comments from Purchaser relating to such Seller Consolidated Return. Purchaser shall prepare and timely file or cause to be prepared and timely filed all other Tax Returns required to be filed by or with respect to the Company Group Members or the Tax Partnership or with respect to the Assets for taxable periods beginning before the Effective Time that are required to be filed after the Closing Date (taking into account applicable extensions) and shall timely pay, or cause to be timely paid, all Taxes due with respect to such Tax Returns. Purchaser shall prepare such Tax Returns by treating items thereon in a manner consistent with the past practices of the Company Group Members or the Tax Partnership, as applicable, with respect to such items, except as required by applicable Law; provided, that all such Tax Returns that are Pass-Through Tax Returns required to be filed by or with respect to the Tax Partnership for any Tax period that includes the Closing Date shall allocate all items of income, gain, loss or deduction of the Tax Partnership attributable to the Tax Partnership Interests based on the interim closing method as of and including the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder (and any similar or corresponding provision of state, local or foreign Tax Law) and not based on a proration of such items for the entire Tax period. Reasonably in advance of the due date (taking into account any applicable extensions) for filing any such Tax Return, Purchaser will deliver a copy of such Tax Return, together with reasonably detailed supporting documentation and workpapers, to Sellers for Sellers’ review and comment and revise such Tax Return to incorporate all reasonable comments from Sellers relating to such Tax Return.

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Section 11.4            Tax Cooperation. Purchaser and Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group or the Tax Partnership. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation, or other Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 11.5            Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added, or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Purchaser; provided, however, that Sellers shall bear all of the Transfer Taxes (if any) associated with the assignment of any Excluded Assets pursuant to the Pre-Closing Company Group Reorganization Agreement. Purchaser shall prepare and timely file any Tax Returns required to be filed with respect to any Transfer Taxes, promptly provide a copy of such Tax Returns to Sellers and pay such Transfer Taxes. Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 11.6            Purchase Price Allocation. Purchaser and Sellers shall use commercially reasonable efforts to agree, no later than thirty (30) days after the final determination of the Final Purchase Price under Section 2.8, to an allocation for U.S. federal income tax purposes of the Final Purchase Price (and any other item included in computing consideration for applicable U.S. federal income tax purposes to the extent known at such time) among the assets of each Company Group Member (other than assets treated as owned by the Tax Partnership for U.S. federal income tax purposes) and the portion of such consideration allocated to the Tax Partnership Interests among the assets treated as owned by the Tax Partnership for U.S. federal income tax purposes, and then among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Tax Allocation”). If Sellers and Purchaser reach an agreement with respect to the Tax Allocation, (i) Purchaser and Sellers shall use commercially reasonable efforts to update the Tax Allocation in accordance with Section 1060 of the Code following any subsequent adjustment to the Final Purchase Price pursuant to this Agreement, and (ii) Purchaser and Sellers shall, and shall cause their respective Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060), and not take any position for Tax purposes (whether on any Tax Return, in any Proceeding with respect to Taxes or otherwise) that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by a “determination” as defined in Section 1313(a) of the Code (or any corresponding or similar provision of applicable state or local Tax Law); provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any audit, litigation or other Proceeding in connection with such Tax Allocation. If Sellers and Purchaser are unable to reach an agreement with respect to the Tax Allocation within thirty (30) days after the final determination of the Final Purchase Price under Section 2.8, then each Party shall be entitled to adopt its own position regarding the Tax Allocation.

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Section 11.7            Tax Contests. Each Party shall promptly notify the other Party in writing upon receipt of a written notice of any Tax audit, assessment or other Proceeding with respect to (i) any Company Tax or Tax Return with respect to Company Taxes related to any taxable period ending on or including the Effective Time, (ii) a Seller Consolidated Return or (iii) a Pass-Through Tax Return (a “Tax Proceeding”). Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and shall describe in reasonable detail the nature of such Tax Proceeding to the extent known by such Party. Purchaser and Sellers shall cooperate with each other in the conduct of any Tax Proceeding following the Closing. Sellers shall have the right to control the conduct of and manage any Tax Proceeding to the extent it relates solely to a Pre-Effective Time Tax Period, a Seller Consolidated Return or a Pass-Through Tax Return and Purchaser shall, and shall cause its Affiliates to, take such actions that are reasonably requested by Sellers (including providing a power of attorney) to enable Sellers to exercise such rights with respect to any such Tax Proceeding; provided, that Sellers shall keep Purchaser reasonably informed regarding the progress and substantive aspects of any such Tax Proceeding and Purchaser shall be entitled at its expense to participate in any such Tax Proceeding; provided further that Sellers shall not compromise or settle any such Tax Proceeding without obtaining Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Sellers do not elect to control the conduct of a Tax Proceeding or the Tax Proceeding relates to a Post-Effective Time Tax Period (and does not relate to a Seller Consolidated Return or a Pass-Through Tax Return), Purchaser shall have the right to control the conduct of and manage the Tax Proceeding; provided, however, that, unless the Tax Proceeding both relates solely to a Post-Effective Time Tax Period and does not relate to a Seller Consolidated Return or a Pass-Through Tax Return, (x) Purchaser shall keep Sellers reasonably informed regarding the progress and substantive aspects of such Tax Proceeding, (y) Sellers shall be entitled to participate (at their own expense) in such Tax Proceeding and (z) Purchaser shall not compromise or settle any such Tax Proceeding without obtaining Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of any conflict between this Section 11.7 and provisions of Article 10, this Section 11.7 shall control.

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Section 11.8            Post-Closing Actions. Following the Closing, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not cause or permit any of its Affiliates (including any Company Group Member) to, with respect to any Company Group Member or the Tax Partnership for any Tax period (or portion thereof) beginning before the Effective Time (or, with respect to any Pass-Through Tax Return, for any Tax period or portion thereof beginning on or before the Closing Date), (a) amend, modify, supplement or re-file any Tax Return of or with respect to any Company Group Member or the Tax Partnership or relating to the Assets, (b) make, change or revoke any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any such Tax period (or portion thereof), (c) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement or voluntarily approach any Governmental Authority regarding any failure to pay Taxes or file Tax Returns of or with respect to any Company Group Member or relating to the Assets or (d) effect or engage in any transaction or other action occurring on the Closing Date after the Closing outside the ordinary course of business, in each case, if any member of the Seller Group or any their direct or indirect owners could reasonably be expected to be liable for any Taxes under this Agreement or applicable Law (including due to a decrease of any Tax asset or attribute that would otherwise be available) as a result of such action.

Section 11.9            Tax Refunds. Sellers shall be entitled to any and all refunds and credits attributable to Company Taxes allocated to Sellers pursuant to Section 11.1, and Purchaser shall be entitled to any and all refunds and credits attributable to Company Taxes allocated to Purchaser pursuant to Section 11.1, in each case unless such refunds or credits were taken into account in the final determination of the Adjusted Purchase Price pursuant to Section 2.7. If a Party or its Affiliate (i) receives a refund of Company Taxes or (ii) receives or realizes a reduction of cash Taxes otherwise payable in lieu of a refund of Company Taxes, such recipient Party shall forward to the entitled Party the amount of such refund or Tax reduction (including any interest paid by the applicable Governmental Authority thereon) within thirty (30) days after such refund or reduction of Taxes is received or realized, as applicable, net of any reasonable out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund or Tax reduction.

Section 11.10          Push-Out Election. If, after the Closing Date, any Company Group Member or the Tax Partnership is subject to a U.S. federal income tax audit or administrative or judicial proceeding for a Tax period beginning on or prior to the Closing Date resulting in an “imputed underpayment” described in Section 6225 of the Code with respect to such Company Group Member or to the Tax Partnership, then, at Purchaser’s request, to the extent permitted by applicable Law, the applicable Seller shall, with respect to any Company Group Member, or shall use commercially reasonable efforts to, with respect to the Tax Partnership, timely make (or cause to be timely made) a “push-out” election pursuant to Section 6226 of the Code for such Company Group Member or the Tax Partnership, as applicable, with respect to such Tax period, unless the Parties unanimously consent in writing to forego such election.

Article 12
Title and Environmental Matters

Section 12.1            Purchaser’s Title Rights. Subject to and without limiting Purchaser’s right to indemnification under Article 10 (including with respect to the Special Warranty of Title) or Purchaser’s rights pursuant to Section 9.1(f) with respect to its condition to Closing in Section 7.2(f), (a) the provisions of this Article 12 provide Purchaser’s sole and exclusive remedy with respect to any Title Defects or other deficiencies or defects in Company Group’s title to the Lease Tracts and Wells, and (b) Sellers hereby expressly disclaim and negate any and all representations and warranties of title to the Lease Tracts and Wells, whether express, implied, statutory, or otherwise.

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Section 12.2            Defensible Title.

(a)            As used in this Agreement, the term “Defensible Title” means, subject to the Permitted Encumbrances (and, in each case below, as to the applicable Target Formation only), aggregate title of Company Group to the Lease Tracts and Wells that, as of the Effective Time and the Closing, is (x) deducible of record or (y) beneficial title evidenced by (I) unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, production sharing agreements, unitization agreements or similar agreements or (II) applicable Laws, and:

(i)            as to the applicable Target Formation, entitles the Company Group to (A) receive a Net Revenue Interest as to Hydrocarbons in the case of any Lease Tract or Well, not less than the Net Revenue Interest percentage shown for such Target Formation as to such Lease Tract in Exhibit A-1 or such Well in Exhibit A-2, as applicable; and (B) in the case of any Lease Tract, ownership of not less than the Net Acres set forth on Exhibit A-1 for such Lease Tract, except, in each case of clause (A) or clause (B), (i) any decreases in connection with those operations in which any Company Group Member may elect after the Execution Date to be a non-consenting co-owner in accordance with the terms hereof, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Execution Date, of production sharing agreements, pools or units in accordance with the terms hereof, (iv) any decreases required to allow other Working Interest owners to make up or settle Imbalances, or (v) as expressly stated in Exhibit A-1 or Exhibit A-2;

(ii)            as to the applicable Target Formation, obligates the Company Group to bear a Working Interest no greater than the Working Interest shown for such Well in Exhibit A-2, except (A) as stated in Exhibit A-2, as applicable, (B) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (C) increases that are accompanied by at least a proportionate increase in Company Group’s Net Revenue Interest in such Target Formation; and

(iii)            is free and clear of Encumbrances.

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(b)            As used in this Agreement, the term “Title Defect” means any Encumbrance, obligation, or defect that causes Company Group to collectively not have Defensible Title to any individual Lease Tract or Well, in each case as to the applicable Target Formation; provided, that, in no event shall any of the following be considered or constitute a “Title Defect”: (i) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (ii) any defect in the chain of title consisting of the failure to recite marital status in a document, lack of spousal joinder or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in another party’s actual and superior claim of title to the Assets; (iii) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s actual and superior claim of title to the Assets; (iv) any defects or irregularities resulting from, arising out of or related to probate proceedings or lack thereof, which defects or irregularities have existed for more than five (5) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (v) any gap in the chain of title in the applicable county records, unless such gap is affirmatively shown to exist by an abstract of title, title opinion, or landman’s title chain or runsheet, or which gap has resulted in another party’s actual and superior claim of title; (vi) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than five (5) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (vii) any burden, or defect arising from prior leases relating to the Lands that are terminated but are not surrendered or released of record unless affirmative evidence shows that such failure or omission results in another Person’s actual and superior claim of title to the affected Assets; (viii) any defect arising from any change in applicable Law after the Execution Date; (ix) any Encumbrance, obligation, burden, defect, or loss of title resulting from any Seller’s or Company Group Member’s conduct of business in compliance with this Agreement, except to the extent resulting in an Interest Reduction (unless Purchaser has consented in writing to the action that resulted in the Interest Reduction); (x) any Encumbrance, obligation, burden, or defect that affects only which Person has the right to receive payment of any Burdens (rather than the amount of such Burden) and that does not affect the validity of the underlying Asset; (xi) except with respect to any claim against the Special Warranty of Title, any Encumbrance, obligation, burden, or defect that Purchaser has not asserted in a valid Title Defect Notice prior to the Defect Claim Date; (xii)  any defect arising from the failure of any non-participating royalty owners to ratify a Unit; (xiii) any defects or irregularities in acknowledgements unless affirmative evidence shows that such defect or irregularity results in another Person’s actual and superior claim of title to the affected Assets; (xiv) any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent unless affirmative evidence shows that such failure or omission results in another Person’s actual and superior claim of title to the affected Assets; or (xv) any defects arising from a lack of power of attorney unless affirmative evidence shows that such failure or omission results in another Person’s actual and superior claim of title to the affected Assets.

(c)            As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) as to the applicable Target Formation, in the case of any Lease Tract, entitle Company Group to ownership of more than the Net Acres set forth on Exhibit A-1 as to such Lease Tract; (ii) increase the Net Revenue Interest of Company Group in any Lease Tract or Well as to the applicable Target Formation above that shown on Exhibit A-1 for such Lease Tract or Exhibit A-2 for such Well without causing a corresponding increase in Net Acres for such Lease Tract or a greater than proportionate increase in Company Group’s corresponding Working Interest than that shown on Exhibit A-2; or (iii) decrease the Working Interest of Company Group in any Well below that shown on Exhibit A-2, to the extent there is no greater than proportionate decrease in Company Group’s Net Revenue Interest in such Well.

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Section 12.3            Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a)            all Burdens if the net cumulative effect of such Burdens does not, individually or in the aggregate, reduce Company Group’s Net Revenue Interest or Net Acres, as applicable, in the applicable Target Formations as to each Lease Tract or Well below that shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease Tract or Well;

(b)            the terms of any Contract, Lease, or Surface Rights and Rights of Way, including provisions for penalties, suspensions, or forfeitures contained therein, in each case to the extent the aggregate effect thereof does not, individually or in the aggregate, operate (i) in the case of any Lease Tract or Well, to reduce the Net Revenue Interest or Net Acres, as applicable, shown for such Target Formation as to such Lease Tract or Well in Exhibit A-1 or Exhibit A-2, as applicable, (ii) in the case of any Well, to obligate the applicable Company Group Member(s) to bear a Working Interest in excess of the Working Interest shown for such Well on Exhibit A-2 as to the applicable Target Formation (unless the Net Revenue Interest for such Well as to the applicable Target Formation is greater than the Net Revenue Interest set forth on Exhibit A-2 for such Well and such Target Formation in the same or greater proportion) or (iii) to materially interfere with the use, ownership or operation of any of the Leases or Wells (each of clauses (i) through (iii), and “Interest Reduction”);

(c)            all (i) rights of first refusal, preferential purchase rights, and similar rights with respect to the Assets and (ii) Consents, consents, notice requirements and similar restrictions that are either (A) set forth on Schedule 4.13, or (B) not applicable to the transactions contemplated by this Agreement (whether or not set forth on Schedule 4.13) except, in each case of subparts (A) and (B), to the extent pertaining to a prior breach of, or failure to comply with, the terms thereof by a Company Group Member or its predecessor in title, if such prior breach or failure has actually resulted in an Interest Reduction;

(d)            Encumbrances created under the terms of the Leases, Surface Rights and Rights of Way or the Contracts, Encumbrances for Taxes, materialman’s liens, warehouseman’s liens, workman’s liens, carrier’s liens, mechanic’s liens, vendor’s liens, repairman’s liens, employee’s liens, contractor’s liens, operator’s liens, construction liens, liens pursuant to any applicable federal or state securities Law, and other similar liens arising in the ordinary course of business that, in each case, secure amounts or obligations (i) owed by Persons other than any Company Group Member or any predecessor in interest of any Company Group Member or (ii) are not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions and set forth on Schedule 4.8;

(e)            to the extent not triggered prior to the Closing Date, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(f)            any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time and that does not result in an Interest Reduction;

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(g)            all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time or otherwise result in an Interest Reduction, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;

(h)            rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Target Formation for a Lease Tract or Well or (ii) common owner of any interest in Assets currently held by any Company Group Member and such common owner as tenants in common or through common ownership or by contract;

(i)            calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(j)            (i) except to the extent required by Law or otherwise resulting in an Interest Reduction, the failure of the records of any Governmental Authority to reflect any Company Group Member as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to any Company Group Member from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county; (ii) failure to record Leases or Surface Rights and Rights of Way issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases or Surface Rights and Rights of Way are located, provided that the instruments evidencing the conveyance of such title to any Company Group Member from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease or Surface Rights and Rights of Way; or (iii) delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Property to any Company Group Member or any predecessor in title to any Company Group Member unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(k)            any other Encumbrances, defects, burdens or irregularities which are based solely on (i) a lack of information in any Company Group Member’s files, (ii) references to any document if a copy of such document is not in any Company Group Member’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years; in each case of this clause (k), solely to the extent that (1) in the case of clause (i) or (ii), Sellers or the Company Group are not relying on such missing information or documents to vest title (or evidence beneficial title) to the applicable Assets in the Company Group or (2) any such Encumbrances, defects, burdens or irregularities do not result in an Interest Reduction;

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(l)            lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, (iii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, and the failure of Exhibit A-1 to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well in progress as of the Effective Time or thereafter, or (iv) in the case of well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, lease, unit designations, production sharing agreement, pooling, proration or production or drilling units not yet obtained, formed, or created;

(m)            any Encumbrances, defects, irregularities, or other matters (i) set forth or described on Exhibit A-1, Exhibit A-2 or Exhibit A-3, or on Schedule PE or (ii) that are expressly waived (or, without limiting any claim against the Special Warranty of Title during the applicable survival period thereof, that are deemed to have been waived) cured, assumed, bonded, indemnified for, or otherwise discharged at or prior to Closing;

(n)            any Encumbrance, obligation, burden, or defect as a consequence of cessation of production, lack of production information, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, lack of production information or failure to conduct operations is conclusively shown to exist for more than six (6) consecutive months during the five (5) year period immediately prior to the Execution Date and has given rise to a right to terminate or resulted in the termination or expiration of the underlying Lease, evidence of which shall be included in a Title Defect Notice;

(o)            any Encumbrance, obligation, burden or defect based on or as a result of insufficient production unless a written claim has been made by any Third Party within the applicable statute of limitations;

(p)            defects based on or arising out of the failure of a Lease to hold after the Closing Date a specified number of Net Acres after the primary term of such Lease has expired based on any provision in the Lease providing that the Lease holds only acreage within the proration units as to wells producing in paying quantities (or that are held by payments in lieu of such production);

(q)            Encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor or mineral owners under a Lease covering the lessor’s or mineral owner’s surface and mineral interests in the land covered thereby to the extent (i) such Encumbrances or obligations secured thereby have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, or which, by their own terms, matured more than ten (10) years ago, but which have not been released of record or (ii) (A) such Encumbrances do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (B) no mortgagee or lienholder of any such Encumbrances has, prior to the Defect Claim Date, initiated or threatened in writing foreclosure or similar proceedings against the interest of lessor in such Lease nor has any Company Group Member received any written notice of default under any such Encumbrances;

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(r)            (i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Company Group’s chain of title to the Asset unless there is an outstanding and pending unresolved claim from a Third Party with respect to the failure to obtain such waiver;

(s)            defects based on or arising out of the failure of any Company Group Member to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent such Well (i) has been permitted by the applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

(t)            any assignments of Assets specified on Schedule PE that have been (i) earned, acquired or otherwise due to or owed to any Company Group Member by a Third Party as of the Effective Time, but not yet received or filed of record, or (ii) unearned as of the Effective Time but for which operations have commenced prior to the Effective Time with respect to, and that are being diligently prosecuted in a manner sufficient to result in, the earning of such Assets, in each case of (i) or (ii), pursuant to Contracts in effect as of the Effective Time that are set forth or described on Schedule PE; provided that, in each case of (i) or (ii), neither the applicable Company Group Member or, to the Companies’ knowledge, the applicable Third Party from which such assignment has been or is expected to be earned or acquired is in breach or default of any material obligation under such applicable Contract;

(u)            any Encumbrances, defects, irregularities, or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement;

(v)            any Encumbrances, defects, irregularities, or other matters which have been terminated, released, waived or otherwise cured under Sections 105(a), 363(b), and 363(f) of the Bankruptcy Code of the Bankruptcy Code as a result of any a final order within the meaning of 28 U.S.C. § 158(a); or

(w)            the expiration of any Leases by their terms after the Closing Date.

Section 12.4       Allocated Values. Schedule 12.4 sets forth the agreed allocation of the Purchase Price among the Lease Tracts and Wells, solely for the purposes of this Article 12. The “Allocated Value” for any Lease Tract or Well equals, with respect to the applicable Target Formation as to such Lease Tract or Well, the portion of the unadjusted Purchase Price allocated on Schedule 12.4, as to such Lease Tract or Well.

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Section 12.5            Environmental Assessment; Environmental Defects.

(a)            From and after the Execution Date, until the Defect Claim Date and subject to the terms of Section 6.1, Purchaser shall have the right to conduct, or cause Ramboll US Consulting, Inc., TRC or another reputable environmental consulting or engineering firm (such other reputable firm to be approved in advance by Sellers (such approval not to be unreasonably withheld, conditioned or delayed)) (the “Environmental Consultant”) to conduct, an environmental review of the Assets (the “Environmental Review”). To the extent Company Group is not the operator of an Asset, Sellers shall, or shall cause the applicable Company Group Member to, use commercially reasonable efforts to obtain permission from the operator of such Asset for Purchaser or the Environmental Consultant to conduct the Environmental Review; provided, however, that Sellers shall have no liability to Purchaser for failure to obtain such operator’s permission, and Sellers shall not be required to make (or cause Company Group to make) any payments or undertake any obligations for the benefit of any other Person with respect to such access. Sellers shall have the right (at Sellers’ cost) to have one or more Representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. The Environmental Review and the conduct of the Environmental Consultant shall be subject to Section 6.1.

(b)            To the extent Purchaser asserts an Environmental Defect, Purchaser shall provide copies of any final environmental reports generated by Purchaser or any Environmental Consultant and relied upon by Purchaser in connection with the Environmental Defect Notice describing such Environmental Defect. Until Closing, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) shall be treated as, and deemed to be, confidential information subject to the Confidentiality Agreement. Without limiting the foregoing, if this Agreement is terminated prior to the Closing, Purchaser shall, at Sellers’ option, either (i) destroy, and certify the destruction of, the Environmental Information or (ii) deliver all Environmental Information to Sellers, which Environmental Information shall become the sole property of the Companies. Purchaser shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.

(c)            Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The Wells, materials, and equipment located on or included in the Assets may contain hazardous materials, including NORM. Hazardous materials, including NORM, may have come into contact with various environmental media, including water, soil, or sediment. Notwithstanding anything to the contrary in this Section 12.5 or elsewhere in this Agreement, but subject to Purchaser’s right to assert Environmental Defects under this Article 12, and except for Sellers’ representations and warranties set forth in Section 4.14, Seller makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM, asbestos, mercury, drilling fluids and chemicals, and produced waters and Hydrocarbons in or on the Assets.

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Section 12.6            Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) any condition, matter, obligation, or circumstance with respect to the Assets that constitutes a violation of or noncompliance with Environmental Law, and (b) any Release or presence of Hazardous Substances with respect to which Remediation is presently required (or if known or confirmed, would be presently required)under Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) the failure to meet good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas operators or that are recommended (but not required) by a Governmental Authority; (ii) any matter caused by, or relating to, without more, the presence of NORM, unless the presence of such NORM is required to be Remediated under or otherwise constitutes a violation of or noncompliance with Environmental Law as of the Defect Claim Date; (iii) the mere presence, without more, of any endangered or threatened species on the Lands, unless such mere presence constitutes a current violation of or noncompliance with Environmental Law as of the Defect Claim Date; (iv) claims that any Company Group Member, or any of its or their assets, including the Assets, caused or contributed to climate change; (v) the fact that a pipe is temporarily not in use, unless such event causes a violation of or noncompliance with Environmental Law; (vi) the mere physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, unless such condition or personal property (x) causes or has caused pollution, contamination, or degradation of the environment, including air, soil, subsurface, surface water or groundwater or (y) causes a current violation of or noncompliance with, or otherwise causes the Assets, or Seller with respect to the Assets, to be subject to liability under, Environmental Law; (vii) the existence of any drilled and uncompleted Well, any Well that has been drilled, with conductor casing or surface casing set, but that has not been drilled to total depth, total lateral length, or has otherwise not been completed, and surface locations built for the drilling of a Well that has not been drilled, in each case, even if the underlying Well or location would have to be plugged and abandoned, dismantled, and decommissioned, if, with respect to each of the foregoing, no current violation of Environmental Law exists; (viii) any matters to the extent disclosed on Schedule 4.14 as of the Execution Date; or (ix) any matter that has been cured or Remediated as of the Closing Date.

Section 12.7           Notice of Title and Environmental Defects and Benefits; Adjustment.

(a)            To assert a claim arising out of a Title Defect, Purchaser must deliver a defect claim notice or notices to Sellers on or before 5:00 p.m. local time in Houston, Texas, on July 25, 2023 (the “Defect Claim Date”). Each such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect(s); (ii) the Lease Tract(s) or Well(s) affected; (iii) the Allocated Values of the Lease Tract(s) or Well(s) subject to the alleged Title Defect(s); (iv) copies of all supporting documents in Purchaser’s possession or control supporting the existence of the alleged Title Defect(s); and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Lease Tract(s) or Well(s) are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based (each such notice with respect to alleged Title Defects, a “Title Defect Notice”). To give Sellers an opportunity to commence reviewing and curing Title Defects, Purchaser agrees to use commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and may be supplemented prior to the Defect Claim Date; provided, however, that Purchaser’s failure to provide such preliminary notice shall not waive, or otherwise prejudice in any respect, Purchaser’s right to assert an Title Defect on or before the Defect Claim Date in accordance with this Section 12.7(a). PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE DEFECTS OF WHICH SELLERS HAVE NOT BEEN GIVEN NOTICE PURSUANT TO THIS Section 12.7(a) BY THE DEFECT CLAIM DATE.

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(b)            Should Sellers discover any Title Benefit on or before the date of the final settlement and determination of the Adjusted Purchase Price, Sellers may, as soon as practicable, but in any case at least five (5) Business Days prior to such date, deliver to Purchaser a notice including (i) a description of the Title Benefit; (ii) the Lease Tract(s) or Well(s) affected; (iii) the Allocated Values of the Lease Tract(s) or Well(s) subject to such Title Benefit; and (iv) the amount by which Sellers reasonably believe the Allocated Values of those Lease Tract(s) or Well(s) are increased by the Title Benefit, and the computations and information upon which Sellers’ belief is based (each such notice with respect to alleged Title Benefits, a “Title Benefit Notice”).

(c)            To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Sellers one or more notices relating to Environmental Defects, which notices shall be in writing and shall include: (i) a reasonably detailed description of the Environmental Defect (including the specific provisions of the Environmental Laws alleged to be violated, if applicable, and the facts that substantiate such alleged violation); (ii) the Assets affected by such Environmental Defect; (iii) such supporting documentation and Environmental Information relied on by Purchaser to describe the existence of the alleged Environmental Defects; and (iv) an estimate of the Environmental Defect Amount (as calculated pursuant to Section 12.10(c)) associated with the alleged Environmental Defect, and the information and computations on which such estimate is based (each such notice with respect to alleged Environmental Defects, an “Environmental Defect Notice”). To give Sellers an opportunity to commence reviewing and curing Environmental Defects, Purchaser agrees to use its commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Environmental Defects discovered by Purchaser or the Environmental Consultant during the preceding calendar week, which notice may be preliminary in nature and may be supplemented prior to the Defect Claim Date; provided, however, that Purchaser’s failure to provide such preliminary notice shall not waive, or otherwise prejudice in any respect, Purchaser’s right to assert an Environmental Defect on or before the Defect Claim Date in accordance with this Section 12.7(c). Except for and without limiting (A)  Purchaser’s rights pursuant to Section 9.1(f) with respect to its condition to Closing in Section 7.2(f) or (B) Purchaser’s rights under Section 10.1(b) for Seller’s breach of the representations and warranties in Section 4.14 and Sections 4.25(c)-(d) and with respect to the Specified Liabilities, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL ENVIRONMENTAL DEFECTS OF WHICH SELLERS HAVE NOT BEEN GIVEN NOTICE PURSUANT TO THIS Section 12.7(c) ON OR BEFORE THE DEFECT CLAIM DATE.

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Section 12.8            Cure.

(a)            Sellers shall have the right, but not the obligation, to attempt, at Sellers’ sole cost, risk, and expense, to (i) cure, on or before the date that is one hundred twenty (120) days after the Closing Date, any alleged Title Defects of which Sellers have been advised by Purchaser pursuant to Section 12.7(a), and (ii) Remediate, on or before the Closing Date, any Environmental Defects of which Sellers have been advised by Purchaser pursuant to Section 12.7(c). Sellers’ election to cure an alleged Title Defect or Remediate an alleged Environmental Defect shall not constitute a waiver of any of Sellers’ rights pursuant to this Article 12, including Sellers’ right to dispute the existence, nature, or value of such Title Defect or Environmental Defect. If Sellers elect to continue to attempt to cure a Title Defect after the Closing, the Parties shall reduce the Purchase Price payable to Sellers at Closing by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, subject to the Title Defect Threshold and the Defect Deductible, which Title Defect Amount will be deposited into Defect Escrow Account at Closing and will be included in the Title Defect Amount. To the extent Sellers fail to cure an applicable Title Defect within the one hundred twenty (120) days cure period specified herein, then following such cure period and (A) Sellers’ and Purchaser’s agreement upon the existence and value of the Title Defect to the extent remaining uncured or (B) resolution of any Defect Dispute applicable to such Title Defect in accordance with Section 12.11, the Parties shall promptly (but no later than three (3) Business Days) thereafter deliver joint instructions to the Escrow Agent to disburse to Purchaser or Sellers, as applicable, from the Defect Escrow the amount corresponding to such resolved Defect Dispute. If during such the one hundred twenty (120) day cure period, Sellers cure such Title Defect to Purchaser’s satisfaction, the Parties shall promptly (but no later than three (3) Business Days) thereafter deliver joint instructions to the Escrow Agent to disburse to Purchaser or Sellers, as applicable, from the Defect Escrow the amount corresponding to such Title Defect.

(b)            Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured or Remediated shall be resolved as set forth in Section 12.11.

Section 12.9            Adjustment for Title Defects and Benefits and Environmental Defects.

(a)            With respect to each Lease Tract or Well affected by Title Defects or Assets affected by Environmental Defects reported under Section 12.7(a) or Section 12.7(c) or Title Benefits reported under Section 12.7(b), as applicable, at Closing, subject to Section 12.10(d) and except for those Defect Disputes under Section 12.11, the Purchase Price shall be (i) in the case of Title Defects, reduced by the Title Defect Amounts for all such Title Defects (and offset by any Title Benefit Amounts), and (ii) in the case of Environmental Defects, reduced by the Environmental Defect Amounts for all such Environmental Defects (the aggregate of clauses (i) and (ii) is the “Agreed Adjustment”). For the avoidance of doubt, (A) any Title Benefit Amounts with respect to any valid Title Benefits shall only serve to offset Title Defect Amounts, and shall not result in any standalone increase to the unadjusted Purchase Price.

(b)            Subject to and without limiting Purchaser’s right to indemnification under Article 10 (including with respect to the Special Warranty of Title) or Purchaser’s rights pursuant to Section 9.1(f) with respect to its condition to Closing in Section 7.2(f), and Section 12.9(a), as qualified by the terms of this Article 12, SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND ENVIRONMENTAL DEFECTS, AND PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLERS, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, UNITHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH PURCHASER (OR, FROM AND AFTER CLOSING, COMPANY GROUP) MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO OR THE ENVIRONMENTAL CONDITION OF ANY ASSET OF COMPANY GROUP.

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Section 12.10         Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.

(a)            The amount by which the Purchase Price should be adjusted downward resulting from an individual Title Defect shall be determined as follows, subject to Section 12.10(d) (such amount, as applicable, the “Title Defect Amount”):

(i)            if Purchaser and Sellers agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is an Encumbrance which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully discharge the Title Defect from Company Group’s interest in the affected Asset;

(iii)            if the Title Defect represents a negative discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Lease Tract or Well and (B) the Net Revenue Interest stated for such Lease Tract or Well (and there is no change in the Net Acres for such Lease Tract, or the Working Interest in the applicable Well is decreased proportionately, in each case, as to the applicable Target Formation), then the Title Defect Amount shall be the product of (x) the Allocated Value of such Lease Tract or Well, multiplied by (y) a fraction, the (1) numerator of which is the decrease in Company Group’s Net Revenue Interest, and (2) denominator of which is Company Group’s Net Revenue Interest stated on Exhibit A-1 or Exhibit A-2, as applicable;

(iv)            if the Title Defect represents a negative discrepancy between (A) Company Group’s aggregate ownership of Net Acres as to a Target Formation for any Lease Tract and (B) the amount of Net Acres as to such Target Formation for such Lease Tract in Exhibit A-1, and there is no discrepancy between the Net Revenue Interest of Company Group in such Target Formation as to such Lease Tract and the Net Revenue Interest set forth for such Target Formation as to such Lease Tract in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Target Formation as to such Lease Tract multiplied by a fraction, the numerator of which is the difference between the number of Net Acres owned by Company Group in such Target Formation as to such Lease Tract and the number of Net Acres set forth for such Target Formation as to such Lease Tract in Exhibit A-1 and the denominator of which is the Net Acres set forth for such Target Formation as to such Lease Tract in Exhibit A-1;

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(v)            if the Title Defect represents an obligation, Encumbrance, Burden, or charge upon, or other defect in title to, the affected Lease Tract or Well of a type not described in Section 12.10(a)(i) through (iv), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Lease Tract or Well so affected, the portion of Company Group’s interest in the relevant Lease Tract or Well affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Lease Tract or Well, the values placed upon the Title Defect by Purchaser and Sellers, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;

(vi)            if the Title Defect does not affect the affected Lease Tract or Well throughout its entire productive life, the Title Defect Amount shall be reduced to take into account the applicable time period only; and

(vii)            the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price.

(b)            The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)            if Purchaser and Sellers agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)            if the Title Benefit represents a positive discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Lease Tract or Well and (B) the Net Revenue Interest stated on Exhibit A-1 or Exhibit A-2, as applicable, for such Target Formation and Lease Tract or Well (and there is no change in the Net Acres for such Lease Tract, or the Working Interest in the applicable Well is increased proportionately, in each case, as to the applicable Target Formation) then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Lease Tract or Well, multiplied by a fraction, the (1) numerator of which is the Net Revenue Interest increase, and (2) denominator of which is the Net Revenue Interest stated on Exhibit A-1 or Exhibit A-2, as applicable;

(iii)            if a Title Benefit does not affect a Lease Tract or Well throughout the entire productive life of the Lease Tract or Well, the Title Benefit Amount shall be reduced to take into account the applicable time period only; and

(iv)            if a Title Benefit represents a right, circumstance, or condition of a type not described in Section 12.10(b)(i) through (iii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Lease Tract or Well so affected, the portion of Company Group’s interest in the Lease Tract or Well so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Lease Tract or Well, the values placed upon the Title Benefit by Purchaser and Sellers, and such other factors as are necessary to make a proper evaluation.

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(c)            The amount by which the Purchase Price should be adjusted downward resulting from an individual Environmental Defect shall be determined as follows (such amount, as applicable, the “Environmental Defect Amount”):

(i)            if Purchaser and Sellers agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)            the Environmental Defect Amount shall include, but shall not exceed, estimated present value of the reasonable costs and expenses chargeable to the Company Group’s Working Interest to Remediate the Oil and Gas Property subject to such Environmental Defect that cures, addresses, implements, and resolves the applicable Environmental Defect in the most cost-effective manner reasonably available as compared to any other response that is allowed under Environmental Laws; provided, that, the most cost-effective response or Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, to the extent such responses are permitted under, and are in compliance with, Environmental Laws; and

(iii)            the Environmental Defect Amount shall not include: (A) the costs of Purchaser’s or its Affiliates’ (including, from and after Closing, Company Group’s) employees, or, if Seller is conducting the Remediation, Purchaser’s project manager(s) or attorneys; (B) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal activities); (C) overhead, general and administrative costs of Purchaser or any of its Affiliates (including, from and after Closing, Company Group); (D) any costs or expenses relating to the assessment, Remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM, except to the extent required to address a violation of or liability under Environmental Law as of the Defect Claim Date; or (E) duplicative costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price hereunder.

(d)            Notwithstanding anything to the contrary in this Article 12:

(i)            (A) an individual Title Defect affecting a Lease Tract or Well shall only be considered in determining the aggregate Title Defect Amount under this Article 12 if the Title Defect Amount as to such affected Lease Tract or Well exceeds $200,000 (the “Title Defect Threshold”) and (B) an individual Environmental Defect affecting an Asset shall only be considered in determining the aggregate Environmental Defect Amount under this Article 12 if the Environmental Defect Amount with respect thereto exceeds $200,000 (the “Environmental Defect Threshold”), and otherwise, the relevant Title Defect or Environmental Defect shall be deemed not to exist, provided that, for clarity, multiple Title Defects which affect the same Asset, or a single Title Defect that affects multiple Wells, or multiple Lease Tracts (or multiple Target Formations for a single Lease Tract) for a single Lease, shall be subject to a single application of the Title Defect Threshold, in each case, for purposes of determining whether the Title Defect Amount for any such Title Defects exceeds the Title Defect Threshold; provided, further, that (A) if an Environmental Defect that is not based on a physical condition and represents a regulatory deficiency (such as missing or incorrect Permits or the failure to prepare and submit required plans, reports or other regulatory filings) is present at multiple Assets, then the Environmental Defect Amounts for such Environmental Defects may be aggregated for purposes of meeting the Environmental Defect Threshold and (B) for clarity, if an Environmental Defect arising from a single event or condition impacts multiple Assets, then the Environmental Defect Amount for such Environmental Defect will take into account all such affected Assets;

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(ii)            except with respect to any Title Defect which is liquidated in amount, the Title Defect Amount with respect to a Title Defect that affects a Lease Tract or Well shall not exceed the Allocated Value of that Lease Tract or Well;

(iii)            there shall be no downward adjustment to the Purchase Price for Title Defects unless and until, (A) the sum of (I) all Title Defect Amounts that exceed the Title Defect Threshold in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by Sellers or waived in writing by Purchaser), minus (II) the aggregate amount of all Title Benefit Amounts to the extent such Title Benefit Amounts do not exceed such Title Defect Amounts, plus (III) all Environmental Defect Amounts that exceed the Environmental Defect Threshold in the aggregate (excluding any Environmental Defect Amounts attributable to Environmental Defects cured by Sellers or waived in writing by Purchaser), exceeds (B) two and one-quarter percent (2.25%) of the Purchase Price (the “Defect Deductible”), and then only to the extent that such amount exceeds the Defect Deductible.

Section 12.11       Dispute Resolution.

(a)            Sellers and Purchaser shall attempt to agree upon all Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts on or before the Closing Date (each, a “Defect Dispute”). If Sellers and Purchaser are unable to agree on any Defect Dispute by the Closing Date, then the Parties shall proceed with the Closing and (x) at Closing, Purchaser shall be required to pay into an escrow account (the “Defect Escrow Account”) established pursuant to the terms of the Escrow Agreement (i) in the case of a Defect Dispute in respect of title matters, Purchaser’s good faith determination of the Title Defect Amount as specified in the applicable Title Defect Notice with respect thereto, and (ii) in the case of a Defect Dispute in respect of Environmental Defects, Purchaser’s good faith determination of the Environmental Defect Amount as specified in the applicable Environmental Defect Notice with respect thereto (such amounts, plus any interest accrued thereon, collectively, the “Defect Escrow”), and (y) following Closing, all Defect Disputes shall be exclusively and finally resolved by arbitration pursuant to Section 12.11(b) with respect to Title Defect Amounts and Title Benefit Amounts and Section 12.11(c) with respect to Environmental Defect Amounts.

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(b)            With respect to disputed Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts, on or before a date that is ten (10) Business Days following the Closing Date, any Party may submit Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts in dispute to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of the Parties (the “Title Arbitrator”). If the Parties have not agreed upon a Person to serve as Title Arbitrator during such ten (10) Business Day period, either Party may, within fifteen (15) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas, office of the American Arbitration Association to choose the Title Arbitrator. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates (including, with respect to Sellers, any Company Group Member) during the five (5)-year period preceding the arbitration or have any financial interest in the dispute. If no Party has submitted such disputed Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts to the Title Arbitrator or applied to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator, as applicable, within the relevant time periods set forth above, Purchaser shall be deemed to have waived its dispute of such Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, and Sellers’ assertions with respect thereto shall be final and binding on the Parties.

(c)            With respect to disputed Environmental Defects or Environmental Defect Amounts, on or before a date that is ten (10) Business Days following the Closing Date, any Party may submit Environmental Defects and Environmental Defect Amounts in dispute to a reputable environmental attorney or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Texas, as selected by mutual agreement of the Parties (the “Environmental Arbitrator”). If the Parties have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, either Party may, within fifteen (15) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator. The Environmental Arbitrator shall not have worked as an employee or outside consultant or engineer for any Party or its Affiliates (including, with respect to Sellers, any Company Group Member) during the five (5)-year period preceding the arbitration or have any financial interest in the dispute. If no Party has submitted such disputed Environmental Defects and Environmental Defect Amounts to the Environmental Arbitrator or applied to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator, as applicable, within the relevant time periods set forth above, Purchaser shall be deemed to have waived its dispute of such Environmental Defects and Environmental Defect Amounts, and Sellers’ assertions with respect thereto shall be final and binding on the Parties.

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(d)            In each case above, the arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.11. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal (absent manifest error). Within ten (10) Business Days after the selection of the applicable Title Arbitrator or Environmental Arbitrator, the Parties shall provide to such Title Arbitrator or Environmental Arbitrator, as applicable, only the documents and materials described in this Section 12.11(d), as applicable (it being the intention of the Parties that any Party submitting a Title Defect Notice, Title Benefit Notice or Environmental Defect Notice shall only be able to submit to the applicable Title Arbitrator or Environmental Arbitrator the information, reports, opinions and materials included with or provided as part of such Title Defect Notice, Title Benefit Notice or Environmental Defect Notice):  (A) each Title Defect Notice and all documentation provided therewith with respect to each disputed Title Defect; (B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit; (C) each Environmental Defect Notice and all documentation provided therewith with respect to each disputed Environmental Defect; (D) such evidence as Sellers deem appropriate to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Title Defect Amount assigned thereto by Purchaser in any Title Defect Notice, together with Sellers’ good faith estimate of the Title Defect Amount, if any, with respect to each such disputed Title Defect; (E) such evidence as Sellers deem appropriate to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Environmental Defect Amount assigned thereto by Purchaser in any Environmental Defect Notice, together with Sellers’ good faith estimate of the Environmental Defect Amount, if any, with respect to each such disputed Environmental Defect; and (F) such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including environmental consultants and petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts submitted by any Party and may not (i) award damages, interest, or penalties to any Party with respect to any matter; or (ii) increase or decrease the Purchase Price with respect to any individual Title Defect, Title Benefit, or Environmental Defect, as applicable, more or less than the amount claimed by Sellers or Purchaser in the relevant notice delivered in accordance with Section 12.7. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator or Environmental Arbitrator, as applicable, and Sellers shall be responsible for the remaining one-half of such costs and expenses.

(e)            Once the decision of the Title Arbitrator or Environmental Arbitrator, as applicable, has been received with respect to any Defect Dispute, the Parties will promptly submit joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the applicable portion of the Defect Escrow in accordance with the applicable decision of the Title Arbitrator or Environmental Arbitrator, as applicable.

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Section 12.12          Special Warranty of Title. If the Closing occurs, each Seller shall warrant and defend Defensible Title to the Assets, solely to the extent that such Assets have a positive Allocated Value, in each case, from and against the lawful claims of any Person arising by, through or under any Seller, any Company Group Member or their respective Affiliates, but not otherwise (the warranty set forth in this Section 12.12, the “Special Warranty of Title”). The Special Warranty of Title shall be subject to the provisions set forth in this Article 12, mutatis mutandis, excluding, however the Defect Claim Date, the Title Defect Threshold and the Defect Deductible. As a condition to asserting a valid claim for breach of the Special Warranty of Title, no later than the date that is fifteen (15) months after the Closing Date, Purchaser may furnish Sellers a Title Defect Notice that materially satisfies the requirements of Section 12.7(a) setting forth any matters that Purchaser asserts as a breach of the Special Warranty of Title. Sellers shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Purchaser pursuant to this Section 12.12 by providing written notice to Purchaser within ten (10) days after Sellers’ receipt of such Title Defect Notice of Sellers’ election to cure the applicable Title Defect. If Sellers elect to cure any such Title Defect, Sellers may cure such Title Defect on or prior to the earlier of (i) the date that is one hundred twenty (120) days after receipt of the applicable Title Defect Notice and (ii) the date that is fifteen (15) months after the Closing Date. Purchaser agrees to reasonably cooperate with any attempt by Sellers to cure any such Title Defect. Purchaser shall be deemed to have waived all breaches of the Special Warranty of Title for which Sellers have not received on or before 5:00 p.m. Houston, Texas time on the date that is fifteen (15) months after the Closing Date a Title Defect Notice that satisfies the requirements set forth in Section 12.7(a). Sellers shall be deemed to elect not to cure any such Title Defect for which Sellers have not delivered written notice to Purchaser of the election to cure by the date that is ten (10) days after Sellers’ receipt of the applicable Title Defect Notice. For purposes of the Special Warranty of Title, the value of the Assets shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the Special Warranty of Title shall be equal to the applicable Title Defect Amount as calculated in accordance with the terms of this Agreement, mutatis mutandis, but shall not take into account the Title Defect Threshold or the Defect Deductible, and in no event shall Purchaser’s recovery thereunder exceed the Allocated Value of the affected Asset.

Section 12.13          Casualty Events. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed or damaged by any act of God, fire, explosion, wild well, hurricane, storm, weather event, earthquake, landslide, act of nature, civil unrest or similar disorder, terrorist acts, war or any other hostilities or any other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), (a) Purchaser and Sellers shall, subject to the satisfaction (or waiver) of the conditions to the Closing set forth in Section 7.1(f) and Section 7.2(f), nevertheless be required to proceed with Closing and (b) the Company Groups shall be entitled to retain or receive (or be subrogated to all of Sellers’ and their Affiliates’, but excluding the Company Groups’ right, title and interest in) any and all insurance proceeds and proceeds and rights as to any Third Party claims of the Sellers or the Company Groups arising out of any and all such Casualty Events.

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Article 13
Disclaimers

Section 13.1            General Disclaimer. EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article 3 OR Article 4, the SpecIal Warranty of Title OR THE CERTIFICATEs TO BE DELIVERED BY SELLERS AT THE CLOSING PURSUANT TO Section 8.2(c), SELLERS EXPRESSLY DISCLAIM, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, AS TO (a)  TITLE TO ANY OF THE SUBJECT INTERESTS OR THE ASSETS, (b) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (c) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (d) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (e) ANY ESTIMATES OF THE VALUE OF THE SUBJECT INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE COMPANIES OR THE ASSETS, (f) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (g) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (H) ANY SELLER’S (OR THE COMPANY GROUP MEMBERS’) METHODOLOGIES OR TAX POSITIONS FOR THE CALCULATION AND REPORTING OF ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE EFFECTIVE TIME FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING ON OR AFTER THE EFFECTIVE TIME, IT BEING UNDERSTOOD THAT PURCHASER MUST MAKE ITS OWN DETERMINATIONS AS TO THE PROPER METHODOLOGIES AND TAX POSITIONS THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN, OR (I) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS OF ANY COMPANY GROUP MEMBER) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH Section 6.1); AND EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article 3 OR Article 4 OR THE CERTIFICATEs TO BE DELIVERED BY SELLERS AT THE CLOSING PURSUANT TO Section 8.2(c), SELLERS FURTHER DISCLAIM, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article 3 OR Article 4 OR THE CERTIFICATEs TO BE DELIVERED BY SELLERS AT THE CLOSING PURSUANT TO Section 8.2(c), AND WITHOUT LIMITATIONS OF THE RIGHTS AND OBLIGATIONS IN Article 12 AND Article 10, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT, AS OF CLOSING, PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

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Section 13.2           Environmental Disclaimer. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Article 3 OR Article 4 OR THE CERTIFICATES TO BE DELIVERED BY SELLERS AT THE CLOSING PURSUANT TO Section 8.2(c), AND WITHOUT LIMITATIONS OF THE RIGHTS AND OBLIGATIONS IN Article 12 AND Article 10, SELLERS SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAVE NOT AND WILL NOT MAKE (AND HEREBY DISCLAIM) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND WITHOUT LIMITATIONS OF THE RIGHTS AND OBLIGATIONS IN Article 12 AND Article 10, PURCHASER SHALL BE DEEMED TO BE TAKING THE SUBJECT INTERESTS AND ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH TRANSACTION DOCUMENT, AND ITS OWN INSPECTION OF THE ASSETS.  AS OF CLOSING, PURCHASER SHALL HAVE MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS OF THE COMPANY GROUP MEMBERS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Section 13.3            Disclaimer Regarding Assumption Changes. Except as and to the extent expressly set forth in this Agreement, Purchaser shall assume all risk of Loss with respect to (a) changes in commodity or product prices and any other market factors or conditions from and after the Execution Date; (b) production declines or any adverse change in the production characteristics or downhole condition of any Well, including any Well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date; and (c) depreciation of any Assets that constitute personal property through ordinary wear and tear.

Article 14
MISCELLANEOUS

Section 14.1            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

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Section 14.2            Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (absent an automated reply by email indicating that such email was not received) and requesting the recipient to confirm receipt, if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

If to Sellers:

Hibernia Energy III Holdings, LLC
Hibernia Energy III-B Holdings, LLC
5599 San Felipe, Suite 1200
Houston, Texas 77056
Attn:	Whit Myers; Drew Brunkhorst
Email:	whitm@hiberniaresources.com; drewb@hiberniaresources.com

With copies (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201
Attn:	Lawrence Hall; Jonathan B. Platt
Email:	larry.hall@bakerbotts.com; jon.platt@bakerbotts.com

If to Purchaser:

Civitas Resources, Inc.
555 17th Street, Suite 3700
Denver, Colorado 80202
Attn:	Marianella Foschi
Email:	mfoschi@civiresources.com

With copies (which shall not constitute notice) to:

Civitas Resources, Inc.
555 17th Street, Suite 3700
Denver, Colorado 80202
Attn:	Travis Counts
Email:	tcounts@civiresources.com

Kirkland & Ells LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attn:	Douglas E. Bacon, P.C.
Anthony Speier, P.C.
Lindsey M. Jaquillard

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Email:	doug.bacon@kirkland.com
anthony.speier@kirkland.com
lindsey.jaquillard@kirkland.com

4550 Travis Street
Dallas, Texas 75205
Attn:	Thomas K. Laughlin, P.C.
Email:	thomas.laughlin@kirkland.com

Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

Section 14.3            Expenses. All Company Transaction Expenses shall be borne by Sellers (and not the Company Group), regardless of whether payable prior to or on the Closing Date or thereafter, and all expenses incurred by Purchaser in connection with the or related to the authorization, preparation, or execution of this Agreement, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisors employed by Purchaser, shall be borne solely and entirely by Purchaser.

Section 14.4            Governing Law; Waiver of Jury Trial.

(a)            THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCEPT THAT, WITH RESPECT TO ISSUES RELATED TO REAL PROPERTY FOR ASSETS LOCATED IN A SPECIFIC STATE, THE LAWS OF SUCH STATE SHALL GOVERN), WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED, FURTHER, THAT IN ANY ACTION BROUGHT AGAINST ANY OF PURCHASER’S DEBT FINANCING SOURCES IN ACCORDANCE WITH Section 14.21, THE FOREGOING SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)            THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN Section 14.2 IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

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(c)            EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 14.5   Waivers. Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents or representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 14.6    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any transfer or delegation made without such consent shall be void; provided that Purchaser may assign all or any portion of its interest in this Agreement to an Affiliate of Purchaser that is a corporation or limited liability company organized under the Laws of the State of Delaware without the prior written consent of Sellers; provided, further, that, with respect to any such permitted Affiliate transfer, Purchaser shall remain jointly and severally liable with such Affiliate for any obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 14.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the Transaction Documents, and any other documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 14.7.

Section 14.8    Amendment. Subject to Section 14.9, this Agreement may be amended or modified only by an agreement in writing executed by Purchaser and Sellers and expressly identified as an amendment or modification.

Section 14.9    No Third-Party Beneficiaries. Except for D&O Indemnified Parties and (solely with respect to Section 14.13) the Nonparty Affiliates, nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 6.1(d), Section 6.9(d), Section 6.13(c), Section 6.19, and Section 10.1(c) to the Persons described therein. Notwithstanding anything to the contrary herein (including in this Section 14.9), Purchaser’s Debt Financing Sources shall be intended Third Party beneficiaries and may enforce the Debt Financing Source Provisions (and any defined term or provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Debt Financing Source Provisions) and such provisions (including this Section 14.9) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to Purchaser’s Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 14.10  Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 14.11  Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO, (A) CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES TO THE EXTENT SUCH DAMAGES WERE NOT REASONABLY FORESEEABLE OR (B) PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER, AND SELLERS, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO, (X) CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES TO THE EXTENT SUCH DAMAGES WERE NOT REASONABLY FORESEEABLE OR (Y)PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.12  Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 14.13  No Nonparty Affiliate Liability. All obligations or other liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement (or any successor or permitted assign of any of the Parties) or, with respect to any Transaction Document, the entities and individuals (if applicable) identified as parties to such Transaction Document (collectively, the “Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party (including NGP Energy Capital Management, L.L.C. and its affiliated funds and portfolio companies), or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such liabilities against any such Nonparty Affiliates . Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise. Each Nonparty Affiliate is expressly intended to be a third-party beneficiary of this Section 14.13.

Section 14.14  Time of Essence. This Agreement contains a number of dates and times by which performance, or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.15  Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.16  Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable Damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and (a) prior to the Closing, Purchaser (subject to the limitations set forth in Section 9.2) and (b) after Closing, the Parties, shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14.16.

Section 14.17  Relationship of the Parties. This Agreement shall not create, and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

Section 14.18  Reserved.

Section 14.19  Several Liability. Except as set forth in the last sentence of Section 10.4(b), and irrespective of whether Sellers are referred to in this Agreement on a combined or individual basis, it is understood and agreed that the obligations and liabilities of Sellers under this Agreement and in connection with the transactions contemplated hereby are several (and not joint and several).

Section 14.20  Conflict Waiver; Privilege. Purchaser, on behalf of itself and its Affiliates, including, for all periods from and after the Closing, the Company Group (collectively, the “Purchaser Related Parties”), hereby waives, and agrees not to allege, any claim that Baker Botts L.L.P. (“Sellers’ Counsel”) has a conflict of interest or is otherwise prohibited from representing Sellers or any of their Affiliates or Representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Purchaser Related Parties related to or involving this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Purchaser Related Parties. Purchaser, on behalf of itself and all other Purchaser Related Parties, acknowledges and agrees that Sellers’, and each of their Affiliate’s (including, for the pre-Closing period, the Company Group), attorney-client privilege, attorney work-product protection and expectation of client confidence solely to the extent involving the actual and any proposed sale of the Companies or any other transaction contemplated by this Agreement, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Sellers and their Affiliates, and may be waived only by Sellers. Purchaser and Sellers acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by any of the Purchaser Related Parties upon consummation of the Closing, and (ii) in the event of a dispute between any of the Purchaser Related Parties, on the one hand, and a Third Party, on the other hand, or any other circumstance in which a Third Party requests or demands that any of the Purchaser Related Parties produce privileged materials or attorney work-product of Sellers or their Affiliates, Purchaser shall cause the applicable Purchaser Related Parties to assert such attorney-client privilege on behalf of Sellers or their Affiliates to prevent disclosure of privileged materials or attorney work-product to such Third Party. Purchaser and Sellers acknowledge and agree that the attorney-client privilege, attorney-work product protection and expectation of client confidence involving general business matters related to the Companies and arising prior to the Closing for the benefit of Sellers and their Affiliates, on the one hand, and the Purchaser Related Parties, on the other hand, shall be subject to a joint privilege and protection between such parties, which parties shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (i) Sellers or their Affiliates without the prior written consent of Purchaser, or (ii) any of the Purchaser Related Parties without the prior written consent of Sellers; provided, however, that any such privileged materials or protected attorney-work product information, whether arising prior to, or after the Closing Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such Party. This Section 14.20 is for the benefit of Sellers, the Seller Related Parties and Sellers’ Counsel, and Seller Related Parties and Sellers’ Counsel are express third-party beneficiaries of this Section 14.20. This Section 14.20 shall be irrevocable, and no term of this Section 14.20 may be amended, waived or modified, except in accordance with Section 14.20, and with the prior written consent of the Seller Related Party affected thereby. This Section 14.20 shall survive the Closing and shall remain in effect indefinitely.

Section 14.21  Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person in any Proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, shall be exclusively governed by the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Commitment Letter, (i) the Parties hereby acknowledge and agree that no party hereto or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders or successors or assigns of any of the foregoing (x) shall have any rights or claims against any Debt Financing Sources or their Affiliates or representatives in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby, or in respect of any other document or any of the transactions contemplated hereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (y) agrees not to commence any Proceeding against any Debt Financing Sources or their Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto and its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders or any successor or assign of the foregoing for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. For the avoidance of doubt, in no event shall any Seller Related Party or any of its respective successors or assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Debt Commitment Letter against any Debt Financing Source. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended Third Party beneficiaries of, and shall be entitled to the protections of, this provision.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

Sellers

Hibernia Energy III Holdings, LLC

By:	/s/ P. Embry Canterbury
Name:	P. Embry Canterbury
Title:	Chief Executive Officer

Hibernia Energy III-B Holdings, LLC

By:	/s/ P. Embry Canterbury
Name:	P. Embry Canterbury
Title:	Chief Financial Officer

Signature Page to
Membership Interest Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

Purchaser

CIVITAS RESOURCES, INC.

By:	/s/ M. Christopher Doyle
Name:	M. Christopher Doyle
Title:	President and Chief Financial Officer

Signature Page to
Membership Interest Purchase Agreement

APPENDIX A

DEFINITIONS

“Accounting Principles” has the meaning set forth in Section 2.4(a).

“Accounting Referee” has the meaning set forth in Section 2.7(c).

“Adjusted Purchase Price” has the meaning set forth in Section 2.4(a).

“Advisor Expenses” has the meaning set forth in the definition of “Company Transaction Expenses” of this Appendix A.

“AFE” means authority for expenditure.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person; provided, however, that, in each case, except with respect to Section 6.1(d), Section 10.1(c), and Section 14.13, no Person managed by NGP Energy Capital Management, L.L.C., including any of its investment funds, and any portfolio company of any such investment fund or Subsidiary of any portfolio company other than Sellers, the Companies, the Spinoff Entities, and in each case, their respective Subsidiaries, shall be considered or otherwise deemed to be an “Affiliate” of Sellers. Notwithstanding anything to the contrary herein, (a) prior to Closing, the Company Group (and each Company Group Member) shall be deemed to be Affiliates of Sellers, and not Purchaser, and (b) from and after Closing, the Company Group (and each Company Group Member) shall be deemed to be Affiliates of Purchaser.

“Affiliate Arrangements” means (a) any and all Contracts between (i) any Company Group Member or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families, on the one hand, and (ii) any Seller, any Person owning (directly or indirectly) any Interests in such Seller or any of their respective Affiliates (other than any Company Group Member) or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families, on the other hand, (b) any arrangement whereby any Seller, any Person owning (directly or indirectly) any Interests in such Seller or any of their respective Affiliates (other than any Company Group Member) or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families owns any interest in any of the Oil and Gas Properties or Assets, directly or indirectly, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Company Group Member, (c) any arrangement whereby any Company Group Member is obligated to pay currently or in the future any amounts to any Seller, any Person owning (directly or indirectly) any Interests in such Seller or any of their respective Affiliates (other than any Company Group Member) or any of their respective directors, managers, officers, employees or consultants or any members of their immediate families, (d) any arrangement whereby any Seller, any Person owning (directly or indirectly) any Interests in such Seller or any of their respective Affiliates (other than any Company Group Member) or any of their respective directors, managers, officers, employees or consultants or any members of their immediate families is obligated to pay currently or in the future any amounts to any Company Group Member or is otherwise indebted to or, in the past three years, has borrowed money from or lent money to any Company Group Member or (e) any arrangement whereby any Seller, any Person owning (directly or indirectly) any Interests in such Seller or any of their respective Affiliates (other than any Company Group Member) or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families licenses any intellectual property to any Company Group Member, and vice versa.

Appendix A – Page 1

“Agreed Adjustment” has the meaning set forth in Section 12.9(a).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 12.4.

“Alternative Financing” has the meaning specified in Section 6.9.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Laws also includes any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Arbitration Notice” has the meaning set forth in Section 9.1(f).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” means all of Company Group’s individual or collective right, title, and interest in and to the following:

(a)            all Hydrocarbon leases, mineral interests, fee mineral interests, overriding royalties, reversionary interests, non-participating royalty interests, net profit interests, production payments, and any other mineral, royalty other similar interests in or payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases or other interests described herein, including those interests set forth on Exhibit A-1 (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage which includes all or part of any Leases or any Wells (the “Units”), together with all tenements, hereditaments, and appurtenances arising out of or derived from any of the Leases or the Units or the lands covered by the Leases or the Units (collectively, the “Lands”);

(b)            any and all Hydrocarbon, water, CO2, injection, disposal or other wells, including those described on Exhibit A-2 (the “Wells”, and together with the Leases, the Units and the Lands, the “Oil and Gas Properties”), in each case whether producing, non-producing, permanently or temporarily plugged and abandoned;

Appendix A – Page 2

(c)            all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface, including the property described on Exhibit A-3 (the “Surface Rights and Rights of Way”); and

(d)            all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, all Contracts and all of Company Group’s bank accounts, receivables and Cash and Cash Equivalents, as well as all credits, rebates and refunds;

provided, however, “Assets”, “Leases”, “Units”, “Wells”, “Surface Rights and Rights of Way” and “Oil and Gas Properties” shall not include any Excluded Assets.

“Assignment Agreement” means the assignment(s) of membership interests substantially in the form attached hereto as Exhibit B assigning the Subject Interests to Purchaser.

“Available Employees” has the meaning set forth in Schedule 6.17.

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Bank Accounts” means all deposit, demand, time, savings, passbook, security or similar accounts that the Company Group maintains with any bank or financial institution.

“Barrel” means a unit of volume equal to forty-two (42) U.S. gallons.

“Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), any employment, consulting or other similar agreement, and any bonus, deferred compensation, incentive compensation, equity, equity purchase or any other equity-based compensation, change in control, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical, retiree health or welfare, life, scholarship, cafeteria, employee assistance, education or tuition assistance, fringe, welfare or other benefit or compensation policy, plan, program agreement or arrangement (whether or not in writing).

“Black Out Period” is defined in the definition of “Marketing Period” of this Appendix A.

“Burdens” means royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Texas, the State of New York, or the State of Colorado.

Appendix A – Page 3

“Cash and Cash Equivalents” means (i) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (iii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (iv) commercial paper issued by any bank or any bank holding company owning any bank, and (v) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, only to the extent constituting cash equivalents in accordance with GAAP; provided that, Cash and Cash Equivalents shall be calculated net of (x) Suspense Funds and any other restricted balances, that are not freely and immediately usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow, subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose or held by the Company Group on behalf of Third Parties in each case other than the Existing Credit Agreement), and (y) outstanding outbound checks, draws, ACH debits and other wire transfers.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning set forth in Section 10.2(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Payment” has the meaning set forth in Section 2.6.

“Cloverride AMI Agreement” means the Area of Mutual Interest Agreement to be effective as of the Closing Date by and among Cloverride Royalty, LLC, Cloverride Royalty II, LLC and Purchaser, in the form attached hereto as Exhibit H.

“Cloverride Interests” means any overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests owned by Cloverride Royalty, LLC and Cloverride Royalty II, LLC as of the Pre-Closing Company Group Reorganization.

“Code” means the United States Internal Revenue Code of 1986.

“Company” and “Companies” have the meanings set forth in the Recitals.

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Fundamental Representations” means the representations and warranties in Section 4.2, Section 4.3, Section 4.4(a), Section 4.5(b), Section 4.6, Section 4.17, Section 4.19 and Section 4.20.

“Company Group” means the Companies and their respective Subsidiaries but excluding for all purposes the Spinoff Entities.

“Company Group Interests” has the meaning set forth in Section 4.3(a).

Appendix A – Page 4

“Company Group Member” means any member of the Company Group.

“Company Hedges” has the meaning set forth in Section 6.15.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company Group, taken as a whole.

“Company Plans” has the meaning set forth in Section 4.15(f).

“Company Taxes” means (a) any Asset Taxes, (b) any Taxes imposed on or with respect to any Company Group Member, (c) any Taxes imposed on or with respect to the Tax Partnership that are attributable to the Tax Partnership Interests and (d) the portion of any Taxes imposed on any Seller Consolidated Group for any taxable period that is attributable to any Company Group Member or the Tax Partnership, determined as though each Company Group Member and, if applicable, the Tax Partnership that is a member of such Seller Consolidated Group was a member of a Consolidated Group that only included Company Group Members and, if applicable, the Tax Partnership, but excluding any such Taxes attributable to the sale of the Subject Interests pursuant to this Agreement; provided, however, that Company Taxes shall not include Transfer Taxes.

“Company Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred up to and including the Closing Date by, or paid or to be paid directly by, any Company Group Member or any Person that any Company Group Member pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees, costs and expenses incurred by or on behalf of Sellers) in connection with the transactions contemplated by this Agreement, with the process of selling the Subject Interests or the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including (a) all fees, costs, and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts, third parties or Representatives in connection with the transactions contemplated hereby (including any process run by or on behalf of a Company in connection with such transactions); (b) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of a Company in connection with such transactions), including those amounts set forth on Schedule 4.6 (such amounts payable under clauses (a) and (b), the “Advisor Expenses”); (c)  the premiums due under the D&O Tail Policy; (d) any payments made by any Company Group Member related to any sale or transaction bonuses, change in control bonuses, severance payments, phantom equity payments, deferred compensation payments, retention bonuses or other similar payments made to any current or former director, officer, employee or other service provider of any Company Group Member that become payable by reason of the execution of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event); (e) the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any amounts described in clause (d) above or payments pursuant to the terms of this Agreement, determined as if such amounts were paid at Closing; and (f) any assignment or change in control payments or prepayment premiums, penalties, charges or similar fees, costs or expenses that are required to be paid at the time of, or the payment of which would become due and payable as a result of the execution and delivery of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby (other than amounts required to be paid by the Purchaser in connection with any applicable Seismic License pursuant to Section 6.13); provided however, that the Company Transaction Expenses shall exclude (w) any fees, costs or expenses initiated or otherwise incurred at the written request of the Purchaser, any of its Affiliates or Representatives, (x) any fees, costs or expenses related to any financing activities of Purchaser or its Affiliates in connection with the transactions contemplated hereby, (y) any Transfer Taxes to be borne by Purchaser in accordance with this Agreement, and (z) any fees and expenses associated with any of the matters set forth on Schedule 4.13.

Appendix A – Page 5

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not, taken as a whole, contain any untrue statement of material fact regarding the Company Group Members, or, taken as a whole, omit to state any material fact regarding the Company Group Members necessary to make such Required Information not materially misleading under the circumstances and in the form under which such Required Information has been provided to Purchaser, (b) the independent auditors of the Company Group have not withdrawn, or have not advised the Company Group Members in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if the Company Group’s independent auditors have delivered an unqualified audit opinion with respect to such financial statements and the applicable Required Information has been amended), and (c) the Company Group Members’ independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information (other than any restatement, if any, that may be necessary in connection with the preparation and delivery of the SMOG Information) (it being understood that the Required Information will be Compliant if such restatement is completed and the applicable Required Information has been amended or the Company Group has, or such auditors have, as applicable, publicly announced that it has concluded that no restatement shall be required, as applicable).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated March 30, 2023, between HE3 and Purchaser.

“Consent” means, other than any Preferential Rights, any consents or similar rights applicable to the Subject Interests that are required in connection with the transactions contemplated by this Agreement.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local Law.

“Contracting Parties” has the meaning set forth in Section 14.13.

“Contracts” means all contracts, agreements (including any side letter agreements), or other legally binding arrangements or instruments presently existing to which any Company Group Member is a party or by which any Company Group Member is bound or to which any of the Assets or the Company Group Interests is subject, but excluding the Leases, the Surface Rights and Rights of Way, and any other instrument vesting interest in real property or constituting any Company Group Member’s chain of title to the Oil and Gas Properties or Surface Rights and Rights of Way included in the Assets.

Appendix A – Page 6

“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting Interests, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of Interests having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action or inactions taken (or not taken), or plans, procedures or practices adopted (and compliance therewith), in each case, in connection with or in respect to any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities for the transfer of the Subject Interests to Purchaser (or the indirect transfer of the Assets to Purchaser) that are customarily obtained after the transfer of similar Interests.

“D&O Indemnified Parties” has the meaning set forth in Section 6.8(a).

“D&O Tail Policy” has the meaning set forth in Section 6.8(b).

“Damages” means, subject to Section 14.11, all liabilities, losses, costs, obligations, charges, expenditures, settlements, expenses, judgments, claims, awards, penalties or fines, of whatever kind, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity or investigating, defending or prosecuting any Proceeding.

“Debt Commitment Letter” has the meaning specified in Section 5.9(a).

“Debt Documents” has the meaning specified in Section 6.9(c).

“Debt Financing” has the meaning specified in Section 5.9(a).

“Debt Financing Source” means, in its capacity as such, any lender or similar debt financing source providing a commitment pursuant to the Debt Commitment Letter or the Debt Documents (or any other commitment letter or definitive agreement in respect of any alternative debt financing) and their respective Affiliates and any arrangers under the Debt Commitment Letter, and such arranger’s, lender’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, representatives or advisors and any successor or assign of any of the foregoing. For the avoidance of doubt, “Debt Financing Source” shall include the “Commitment Parties” under and as defined in the Debt Commitment Letter.

Appendix A – Page 7

“Debt Financing Source Provisions” means Section 9.2, Section 14.4, Section 14.9 and Section 14.21 of this Agreement.

“Defect” means a Title Defect or an Environmental Defect.

“Defect Claim Date” has the meaning set forth in Section 12.7(a).

“Defect Deductible” has the meaning set forth in Section 12.10(d)(iii).

“Defect Dispute” has the meaning set forth in Section 12.11(a).

“Defect Escrow” has the meaning set forth in Section 12.11(a).

“Defect Escrow Account” has the meaning set forth in Section 12.11(a).

“Defensible Title” has the meaning set forth in Section 12.2(a).

“Deposit” has the meaning set forth in Section 2.3.

“Deposit Escrow Account” has the meaning set forth in Section 2.3.

“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures, or otherwise relate to or are referenced in any of the representations or warranties set forth in Article 3, Article 4 or Article 5.

“Dispute Notice” has the meaning set forth in Section 2.7(b).

“DOJ” has the meaning set forth in Section 6.2(d).

“Dollars” means U.S. Dollars.

“Effective Time” means 12:01 a.m., Houston, Texas time, on July 1, 2023.

“Effective Time Cash” means all Cash and Cash Equivalents of the Company Group as of the Effective Time.

“Effective Time Indebtedness” means all Indebtedness of the Company Group as of the Effective Time (other than with respect to the Existing Credit Agreement).

“Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets minus (b) the Working Capital Liabilities, as measured and determined as of the Effective Time, an example of which is illustrated on Schedule WC.

Appendix A – Page 8

“Encumbrance” means any lien, mortgage, pledge, charge, collateral assignment, or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Environmental Arbitrator” has the meaning set forth in Section 12.11(c).

“Environmental Consultant” has the meaning set forth in Section 12.5(a).

“Environmental Defect” has the meaning set forth in Section 12.6.

“Environmental Defect Amount” has the meaning set forth in Section 12.10(c).

“Environmental Defect Notice” has the meaning set forth in Section 12.7(c).

“Environmental Defect Threshold” has the meaning set forth in Section 12.10(d)(i).

“Environmental Information” has the meaning set forth in Section 12.5(b).

“Environmental Laws” means, as the same have been amended as of or prior to the Defect Claim Date, any Law (including common law) relating to pollution, the protection or restoration of the environment or, as such relates to Hazardous Substances, Hydrocarbons or NORM, public or occupational health and safety, natural resources including flora and fauna, or natural resource damages, including any such Law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Substances, Release of Hydrocarbons, or to exposure to Hazardous Substances, Hydrocarbons or NORM, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and their implementing regulations, along with all similar state or local acts and regulations.

“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or responsibilities or obligations incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of the Assets.

“Environmental Review” has the meaning set forth in Section 12.5(a).

“ERISA” mean the Employee Retirement Income Security Act of 1974.

Appendix A – Page 9

“Escrow Account” means the escrow account related to the Deposit, together with any interest accrued thereon, to be established in accordance with the Escrow Agreement.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement, dated as of the Execution Date, by and among Purchaser, Sellers and the Escrow Agent to establish the Escrow Account.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means the following: (a) the assets and properties, if any, set forth on Schedule EA; (b) the Excluded Records; (c) the Seller Marks; (d) any and all claims for refunds of, credits attributable to, or loss carryforwards with respect to Pre-Effective Time Company Taxes; (e) any proceeds or earnings with respect to any other Excluded Assets; (f) the Cloverride Interests; and (g) all Interests in the Spinoff Entities.

“Excluded Records” means: (a) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Subject Interests or the Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and records (or portions thereof) to the extent relating to the businesses of any Seller or any Affiliate of any Seller other than any Company Group Member or any Assets; (c) legal records and legal files of any Company Group member with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with any Seller’s or any Company Group Member’s legal counsel (other than title opinions); (d) except for any Contracts (or any amendment thereto or any material elections made thereunder) that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Excluded Records), all e-mails on Company Group’s servers and networks and all other electronic files on Company’s Group’s servers and networks, insofar as and only to the extent constituting other types of Excluded Records; and (e) any personnel or employee records for individuals who do not constitute Transferred Employees.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Existing Credit Agreement” means that certain Credit Agreement dated May 1, 2018, among HE3, the financial institutions party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders and as issuing bank, as amended from time to time prior to the Execution Date or in accordance with this Agreement.

“Existing Credit Agreement Payoff Amount” means the total amounts payable pursuant to the Existing Credit Agreement (including any amendments, supplements or replacements thereof, subject to the terms of this Agreement) to fully satisfy all principal, interest, fees, costs and expenses owed thereunder as of the anticipated Closing Date, as the same is set forth in the Payoff Letter.

“Fee Letter” has the meaning specified in Section 5.9(a).

Appendix A – Page 10

“Final Purchase Price” has the meaning set forth in Section 2.7(b).

“Final Settlement Statement” has the meaning set forth in Section 2.7(a).

“Fraud” means, with respect to a Person, any actual and intentional fraud with respect to the making of the representations and warranties of each Seller set forth in Article 3, Article 4 or Article 5, or any other Transaction Documents; provided, that such actual and intentional fraud of a Party shall only be deemed to exist if any of the individuals identified in the definition of “knowledge of Sellers”, “knowledge of the Companies”, or “knowledge of Purchaser” (as applicable) had Knowledge that the representations and warranties made by any Seller in Article 3 or Article 4 or Article 5, or any other Transaction Documents, were actually breached when made, with the express intention that the other Party(ies) rely thereon to such Party’s or Parties’ detriment.

“FTC” has the meaning set forth in Section 6.2(d).

“Funding Requirements” has the meaning specified in Section 5.9(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any government or governmental instrumentality, subdivision, court, legislature, administrative agency, regulator, commission, official or other authority of the United States or any other country or any state, province, prefect, county, city, tribe, municipality, locality or other government or political subdivision thereof, any arbitral body (public or private) or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutants, contaminants, substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including, asbestos-containing materials, Hydrocarbons, NORM, produced water, polychlorinated biphenyls, and per- or poly-fluoroalkyl substances.

“HE3” has the meaning set forth in the Recitals of this Agreement.

“HE3 Holdings” has the meaning set forth in the Preamble of this Agreement.

“HE3 Subject Interests” has the meaning set forth in the Recitals of this Agreement.

“HE3-B” has the meaning set forth in the Recitals of this Agreement.

“HE3-B Holdings” has the meaning set forth in the Preamble of this Agreement.

“HE3-B Subject Interests” has the meaning set forth in the Recitals of this Agreement.

“Hedge Gains” means, (a) with respect to the Company Hedges, the amount to which any Company Group Member is entitled to receive under the terms of any and all such Company Hedges (without offset or netting of amounts under any other Hedging Transaction with the counterparty that is a party to such Company Hedges), including any liquidation or termination fees or payments made upon the liquidation or termination of the same and (b) with respect to the Permitted Purchaser Hedges, the amount to which Purchaser is entitled to receive under the terms of any and all such Permitted Purchaser Hedges (without offset or netting of amounts under any other Hedging Transaction with the counterparty that is a party to such Permitted Purchaser Hedges), including any liquidation or termination fees or payments made upon the liquidation or termination of the same.

Appendix A – Page 11

“Hedge Losses” means, (a) with respect to the Company Hedges, the amount any Company Group Member is obligated to pay to the applicable counterparty (under the terms of such Company Hedges), without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to any such Company Hedges, including any liquidation or termination fees or payments payable upon the liquidation or termination of the same and (b) with respect to the Permitted Purchaser Hedges, the amount Purchaser is obligated to pay to the applicable counterparty (under the terms of such Permitted Purchaser Hedges), without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to any such Permitted Purchaser Hedges, including any liquidation or termination fees or payments payable upon the liquidation or termination of the same.

“Hedging Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract to which any Company Group Member is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“Hedging Transaction” means a transaction that is (a) a swap, basis swap, option, forward contract, future contract, collar, three-way collar, or similar transaction entered into “over-the-counter”, (b) involving, or settled by reference to, one or more commodities, and (c) intended to hedge the risks associated with the production of Hydrocarbons.

“Holdback Claim” has the meaning set forth in Section 10.4(a).

“Holdback Claim Notice” has the meaning set forth in Section 10.4(a).

“Holdback Period” has the meaning set forth in Section 10.4(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” means, with respect to the sale by any Seller of the Subject Interests to Purchaser as contemplated by this Agreement, the expiration or termination of the waiting period under the HSR Act, or the granting of early termination of the waiting period under the HSR Act.

“HSR Clearance Date” means the date that HSR Clearance occurs.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

Appendix A – Page 12

“Imbalances” means any imbalance (a) at the wellhead between (i) the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of the Company Group therein and (ii) the shares of production from the relevant Well to which the Company Group was entitled, or (b) at the pipeline flange (or inlet flange at a processing plant or similar location) between (i) the amount of Hydrocarbons nominated by or allocated to the Company Group and (ii) the Hydrocarbons actually delivered on behalf of the Company Group at that point.

“Income Taxes” means income, capital gain, franchise and similar Taxes based upon, measured by or calculated with respect to gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if gross or net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).

“Indebtedness” of any Person means, without duplication: (a)(i) indebtedness of such Person for borrowed money (including all amounts contemplated by the Payoff Letters) or evidenced by notes, debentures, debt securities, bonds, or other similar instruments together with all principal, interest, premiums, fees, expenses, and overdrafts thereon or with respect thereto, and, to the extent required to be carried on a balance sheet prepared in accordance with the Accounting Principles penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from any Company Group Member in the ordinary course of business) and (ii) any prepayment penalties, termination fees, consent or other fees, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) or any other costs incurred in connection with the repayment, discharge, redemption or assumption of the Indebtedness described in the foregoing clause (a)(i) or otherwise payable as a result of the consummation of the transactions contemplated hereby, (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, in each case, at the maximum amount payable in respect thereof, (c) obligations of such Person with respect to unpaid management fees, (d) all deposits and monies received in advance, (e) obligations of such Person to pay the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, in each case, at the maximum amount payable in respect thereof, (f) reimbursement obligations of such Person in respect of drawn letters of credit (whether or not cash collateralized) or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (g) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease or finance lease on a balance sheet of such Person under GAAP, (h) all obligations in respect of amounts drawn under acceptances or similar facilities, surety bonds, performance bonds or similar obligations, (i) outstanding unpaid obligations for severance, deferred compensation and bonuses or other incentive compensation (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts), (j) all obligations under any interest rate protection agreements, forward currency exchange agreements, forward contracts or any other interest, currency or commodity hedging, swap or similar arrangements, (k) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with the Accounting Principles, (l) obligations under any contract relating to the creation of any liens on the property or assets of the Company Group Members and (m) indebtedness of others as described in clauses (a) through (m) above guaranteed, whether directly or indirectly, by such Person or for which such Person is liable as obligor, surety, by Contract, or otherwise; but Indebtedness does not include any liabilities to the extent included in the determination of Effective Time Working Capital or Company Transaction Expenses.

Appendix A – Page 13

“Indemnified Person” has the meaning set forth in Section 10.2(a).

“Indemnifying Person” has the meaning set forth in Section 10.2(a).

“Indemnity Deductible” has the meaning set forth in Section 10.3(d).

“Indemnity Holdback Amount” has the meaning set forth in Section 10.4.

“Individual Indemnity Threshold” has the meaning set forth in Section 10.3(c).

“Intellectual Property Rights” means all intellectual property rights under Law including: (a) trademarks, service marks, logos and trade names, and the goodwill associated therewith; (b) patents, inventions and patent disclosures; (c) copyrights and copyrightable works; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means information actually and personally known by such individual without any obligation of inquiry (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Labor Agreement” has the meaning set forth in Section 4.10(a)(xx).

“Lands” is defined in subsection (a) of the definition of “Assets”.

“Laws” means all federal, state and local laws (including common law), Permits, acts, awards, statutes, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, writs, decrees, rulings, determinations, subpoenas, decisions or orders and other legally enforceable requirements enacted, adopted, issued or promulgated of any Governmental Authority.

Appendix A – Page 14

“Leakage” means any of the following, without duplication, to the extent incurred, occurring or paid during the period after the Effective Time and on or prior to the Closing with respect to each applicable Company Group Member, but excluding any Permitted Leakage: (a) any dividend, interest on capital, advance or distribution (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of shares or quotas) or other payment made on any Interests of any Company Group Member, by any Company Group Member to or on behalf of or for the benefit of, any Seller or any other Person owning (directly or indirectly) any Interests in such Seller or any of their respective Affiliates (other than a Company Group Member), including the closing distribution pursuant to Section 2.8, but excluding any dividends or distributions of any Excluded Assets; (b) any sale, transfer or surrender of any assets or rights from any Seller or any other Affiliate of such Seller (other than a Company Group Member) to any Company Group Member; (c) any liabilities assumed, indemnified, guaranteed, incurred or paid by any Company Group Member for the benefit of or on behalf of any Seller or any other Affiliate of such Seller (other than a Company Group Member); (d) any waiver, forgiveness or release by any Company Group Member of any amount owed to it by (or any right or any claim against) any Seller or any other Affiliate of such Seller (other than a Company Group Member); (e) the forgiveness, release, deferral, discount or waiver of any Indebtedness or of any claim of rights outstanding against any Person other than a Company Group Member; (f) the making of any gift or other gratuitous payment; (g) the payment of any Company Transaction Expenses for which a Company Group Member is liable, on behalf of Sellers or their Affiliates, or which a Company Group Member pays for the benefit of Sellers or their Affiliates prior to the Closing; (h) the costs and expenses incurred after the Effective Time by any Company Group Member attributable to curing or Remediating any Title Defects or Environmental Defects asserted by Purchaser pursuant to this Agreement (or existing at or after the Effective Time that are cured by such Company Group Member prior to such assertion by Purchaser pursuant to this Agreement); (i) payments made or costs or expenses incurred in connection with the cure or attempt to cure any breach of this Agreement or the Transaction Documents; (j) any costs, expenses or fees with respect to any sale, transfer or surrender of any assets or rights from a Seller or any Affiliate of a Seller (other than a Company Group Member) to any member of the Company Group; (k) the payment or incurrence of any Tax by any Company Group Member as a result of any matter referred to in any subpart hereof (net of any reduction in cash Taxes payable by any Company Group Member or the Tax Partnership as a result of any matter referred to in any subpart hereof); (l) any payments made or agreed to be made in respect of any share capital, loan capital or other securities of the Company Group being issued, redeemed, purchased or repaid, or any other return of capital or otherwise; (m) any amount of general or administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid or payable to a Seller or any Affiliate of a Seller (other than a member of the Company Group) or salaries payable to any employee of the Company Group in the ordinary course of business, in each case, to the extent such amounts exceed $1,000,000 per calendar month (pro-rated for partial months) (the “Permitted G&A Cap”), it being expressly understood that (i) any such amounts described in this clause (m) that do not exceed the Permitted G&A Cap shall be considered “Permitted Leakage”) and (ii) salaries and other compensation directly charged to lease operating expense or drilling and completion costs shall constitute Permitted Leakage; or (n) any agreement or arrangement entered into by any Company Group Member to give effect to any matter referred to in subparts (a) through (m) above.

“Lease Tract” means, with respect to a Lease, each tract of land covered by such Lease as set forth in Exhibit A-1 as to the Target Formation(s) set forth in Exhibit A-1 for such tract.

“Leases” is defined in subsection (a) of the definition of “Assets”.

Appendix A – Page 15

“Marketing Period” means the first period of ten (10) consecutive Business Days after the Effective Time and throughout which (a) Purchaser shall have received the Required Information and the Required Information is Compliant, (b) the conditions set forth in Section 7.2(c) and 7.2(d) have been satisfied and (c) nothing has occurred and no condition exists that would reasonably be expected to cause any other condition set forth in Article 7 (other than Section 7.2(c) and 7.2(d)) to fail to be satisfied, assuming that the Closing Date were to be scheduled at any time during such ten (10) consecutive Business Day period; provided, however, that the Marketing Period shall exclude the days from and including July 3, 2023, to and including July 4, 2023 (the “Black Out Period”). If Sellers in good faith reasonably believe that they have delivered the Required Information as of a specified date and that the Required Information is as of such date, and has remained, since such date, Compliant, Sellers may deliver to Purchaser written notice to that effect, stating when Sellers believe they completed the applicable delivery, in which case the Required Information shall be deemed to have been delivered as of such date and the Required Information shall be deemed to be Compliant unless Purchaser in good faith reasonably believes that Sellers have not completed delivery of the Required Information or the Required Information is not Compliant and, within three (3) Business Days after receipt of such notice from Sellers, Purchaser provides written notice to the Sellers to that effect (stating with reasonable specificity which Required Information Purchaser believes the Sellers have not delivered or the reason for which the Required Information is not Compliant), following which the Required Information shall be deemed to have been received by Purchaser as soon as the Sellers deliver to Purchaser such specified portion of the Required Information or otherwise remedies the reasons for which the Required Information is not Compliant. Notwithstanding anything to the contrary contained herein, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such ten (10) consecutive Business Day period (i) the Company Group Members indicate their intent to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the applicable Company Group Members have announced that they have concluded that no restatement shall be required, and the requirements in clauses (a) through (c) above would be satisfied throughout and on the last day of such new ten (10) consecutive Business Day period or (b) the Required Information is not Compliant throughout and on the last day of such ten (10) consecutive Business Day period (it being understood and agreed that to the extent prior to the end of the Marketing Period the Company Group Members obtain knowledge that such Required Information is no longer Compliant pursuant to the definition of “Compliant”, then the Company will promptly notify the Purchaser of such non-compliance and use commercially reasonable efforts to supplement the Required Information such that the Required Information (upon taking into account such supplementation) is Compliant pursuant to the definition of “Compliant.”

Appendix A – Page 16

“Material Adverse Effect” means, with respect to any Person, any change, circumstance, development, state of facts, effect, or condition (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, (a) has been, or would be reasonably likely to be, materially adverse to the business, liabilities, condition (financial or otherwise), results of operations or assets (including, with respect to the Company Group, the Assets and the Interests) of such Person, or (b) materially and adversely affects or delays the ability of such Person to consummate the transactions contemplated hereby or would reasonably be expected to do so; provided, however, that in the case of subsection (a) above, none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or accounting standards or the interpretation or enforcement thereof first announced or proposed after the Execution Date; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators); (v) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or the worsening of any of the foregoing; (vii) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (viii) seasonal reductions in revenues or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (ix) any actions taken or omitted to be taken by a Party at the written direction of the other Party, except pursuant to Section 6.2 (for the avoidance of doubt any action by, or omission of, a Party for which such Party sought or requested, and the other Party provided, consent shall not be deemed to be “at the written direction of” such Party); or (x) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect); provided, however, that the exceptions in clauses (i), (ii), (iii), (v), (vi) and (vii) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which the such Person’s assets are located.

“Material Claims” has the meaning set forth in Section 10.4(d).

“Material Contracts” has the meaning set forth in Section 4.10(a).

“MMBtu” means one million (1,000,000) British Thermal Units.

“Net Acre” means, as calculated separately with respect to each Lease Tract, (i) the number of gross acres of land covered by such Lease Tract, multiplied by, (ii) the undivided interest in the fee or mineral interests in such lands burdened by or constituting such Lease Tract, multiplied by (iii) any or all Company Group Members’ undivided interest in such Lease Tract.

Appendix A – Page 17

“Net Revenue Interest” means, with respect to any Oil and Gas Property, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Oil and Gas Property with respect to the Target Formation, in each case, after giving effect to all Burdens.

“New Plans” has the meaning set forth in Schedule 6.17.

“Non-Specified Liability Damage Cap” has the meaning set forth in Section 10.3(e).

“Nonparty Affiliates” has the meaning set forth in Section 14.13.

“NORM” has the meaning set forth in Section 12.5(c).

“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets”.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Other Indemnitors” has the meaning set forth in Section 6.8.

“Other Sources” means cash on hand at Purchaser and any other financing source immediately available to Purchaser to the extent funding is available thereunder on terms and conditions that are no less favorable to Purchaser than the terms and conditions described in the Debt Commitment Letter (taking into account any “flex” provisions) as of the date hereof.

“Outside Date” means October 2, 2023.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Pass-Through Tax Return” means any Tax Return with respect to Income Taxes filed by, or with respect to, a Company Group Member or the Tax Partnership for a Tax period ending on or including the Closing Date to the extent that (a) such Company Group Member or the Tax Partnership is treated as a partnership or pass-through entity for purposes of such Tax Return and (b) the results of the operations reflected on such Tax Return are required to be reported on the Tax Return of any Seller or its regarded owner (including, for the avoidance of doubt, IRS Form 1065 and Schedules K-1 and any corresponding state or local Tax Returns).

“Payoff Letter” has the meaning set forth in Section 8.2(g).

“Permits” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and other authorizations by, or filings with, any Governmental Authority, including those necessary to own or operate the Assets.

Appendix A – Page 18

“Permitted Encumbrances” has the meaning set forth in Section 12.3.

“Permitted G&A Cap” is defined in subsection (m) of the definition of “Leakage”.

“Permitted Leakage” means the payments described in the definition of “Leakage” and in Schedule A.

“Permitted Purchaser Hedges” has the meaning set forth in Section 6.7.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM E1527-21 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any similar environmental assessment, with modifications to expand the scope as reasonably agreed to by Sellers, including an assessment of a facility’s or operation’s compliance with Environmental Laws; provided that the Phase I Environmental Site Assessment shall not include any sampling, testing, or other invasive activities.

“Phase II Environmental Site Assessment” has the meaning set forth in Section 6.1(a).

“Post-Effective Time Company Taxes” means all Company Taxes allocable to Purchaser, determined in accordance with Section 11.1.

“Post-Effective Time Indebtedness” has the meaning set forth in Section 2.4(a)(ix).

“Post-Effective Time Tax Period” means any taxable period beginning after the Effective Time and the portion of any Straddle Period beginning after the Effective Time.

“Pre-Effective Time Company Taxes” means all Company Taxes allocable to Sellers, determined in accordance with Section 11.1.

“Pre-Effective Time Tax Period” means any taxable period ending before the Effective Time and the portion of any Straddle Period ending immediately before the Effective Time.

“Preferential Rights” means any preferential rights to purchase or similar rights applicable to any of the Assets or the Subject Interests that are required in connection with the transactions contemplated by this Agreement.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.6.

“Pre-Closing Company Group Reorganization” has the meaning set forth in Section 6.21.

“Pre-Signing Company Group Reorganization” means the transactions contemplated by that certain Contribution Agreement, dated as of May 31, 2023, by and among the Sellers and the other parties thereto, pursuant to which, among other matters, HE3 became a wholly-owned Subsidiary of HE3 Holdings and HE3-B became a wholly-owned Subsidiary of HE3-B Holdings.

Appendix A – Page 19

“Proceeding” means any action, claim, charge, litigation, suit, complaint, audit, investigation, inquiry or proceeding by or before any Governmental Authority (including any administrative enforcement proceeding), whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.

“Property Costs” means all operating expenses (including costs of insurance, overhead, employees, rentals, shut-in payments, and title examination and curative actions and capital expenditures, and costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets and overhead costs charged to the Assets under any applicable Contracts, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to Taxes; provided, however, solely for the purposes of Section 2.4(a)(xi)(B) all references in this definition to “Assets” shall be deemed to be references to the “Excluded Assets”.

“Public Announcement Restrictions” has the meaning set forth in Section 6.3(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Fundamental Representations” means Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, and Section 5.12.

“Purchaser Group” means Purchaser, its Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser Material Adverse Effect” means, with respect to Purchaser, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, materially and adversely affects or delays the ability of Purchaser to consummate the transactions contemplated hereby or would reasonably be expected to do so.

“Purchaser Related Parties” has the meaning set forth in Section 14.20.

“Purchaser SEC Documents” means all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) filed or furnished by Purchaser with the Securities and Exchange Commission.

“Records Period” has the meaning set forth in Section 6.19.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon the environment, including any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply.

Appendix A – Page 20

“Release of Hydrocarbons” means any Release of Hydrocarbons into or upon the environment, including any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply that triggers any reporting obligations to any Governmental Authority under any applicable Law.

“Remaining Disputes” has the meaning set forth in Section 2.7(c).

“Remediation” including the correlative terms “Remediate”, “Remediated” and “Remediating” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions, including monitoring, reporting, and the installation of any necessary pollution control equipment or vapor control equipment (including any necessary permitting, filings or interactions with Governmental Authorities) required under Environmental Laws to respond, correct, eliminate, or remove an Environmental Defect in the most cost-effective manner, considering ongoing operation and maintenance and any operational or use limitations or controls.

“Representatives” means (a) partners, employees, officers, directors, members, and equity owners of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any investment bank, legal counsel, consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Required Information” means (a) all information and data regarding the Company Group of the type and in the form required by Regulation S-X and Regulation S-K under the Securities Act for offerings of securities on a registration statement on Form S-1 under the Securities Act and of the type and in the form customarily included in offering or syndication documents used to syndicate credit facilities of the type to be included in the Debt Financing, (b) a reserve report relating to the assets of the Company Group as of December 31, 2022 prepared or audited by an independent petroleum engineering firm, and (c) all other financial, operating and oil and gas reserve data and other information relating to the Sellers or the Company Group for periods or as of dates prior to the Closing (i) of the type and form reasonably and customarily included with respect to acquirees in the same business as the Company Group in the documents necessary to execute the Debt Financing or any other offering of securities or that would be reasonably necessary for any Debt Financing Sources, underwriters or initial purchasers to receive customary “comfort” (including “negative assurance” comfort) from independent accountants and independent reserve engineers and customary legal opinions in connection therewith or (ii) that is necessary for Purchaser to prepare and file historical and pro forma financial statements required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement). Notwithstanding anything to the contrary contained herein, SMOG Information is not Required Information.

Appendix A – Page 21

“Resolution Period” has the meaning set forth in Section 2.7(b).

“Retained Employee Related Liabilities” means all liabilities (other than Post-Effective Time Company Taxes) that are attributable to, associated with or related to, or that arise out of or in connection with (a) the employment or engagement of any individual who does not become a Transferred Employee, including all liabilities arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof; and (b) the employment or engagement of a Transferred Employee to the extent existing or arising on or prior to the Closing Date.

“Review Period” has the meaning set forth in Section 2.7(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Seller” and “Sellers” have the meanings set forth in the Preamble of this Agreement.

“Seller Consolidated Group” means any Consolidated Group with respect to Texas franchise taxes of which each of (a) one or more Company Group Members or the Tax Partnership and (b) any Seller or an Affiliate of a Seller (other than the Company Group Members), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Debt Service Amounts” means, collectively, (a) any interest accrued on Post-Effective Time Indebtedness to the extent such amounts exceed the interest that would have accrued on a principal balance equal to the principal balance outstanding under the Existing Credit Agreement as of the close of business on May 31, 2023, at the interest rate prescribed in the Existing Credit Agreement (as in effect on the Execution Date), during the period between the Effective Time and Closing and (b) any prepayment penalties, termination fees, consent or other fees, breakage costs or any other costs incurred in connection with the repayment, discharge, redemption or assumption of any Indebtedness for borrowed money incurred by or on behalf of the Company Group prior to Closing or otherwise payable as a result of the consummation of the transactions contemplated hereby.

“Seller Fundamental Representations” means the representations and warranties in Section 3.2, Section 3.3, Section 3.3(a), Section 3.4, Section 3.5, Section 3.7 and Section 3.9.

“Seller Group” means Sellers, their Affiliates (other than the Company Group), and each of its and their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller Marks” has the meaning set forth in Section 6.16.

“Seller Material Adverse Effect” means, with respect to a Seller, a Material Adverse Effect with respect to such Seller.

Appendix A – Page 22

“Seller Related Parties” has the meaning set forth in Section 14.20.

“Sellers’ Counsel” has the meaning set forth in Section 14.20.

“Settlement Price” means, in the case of crude oil, (i) 100% of the average of the daily settlement price for “Light Sweet Crude Oil” prompt month future contracts reported by the New York Mercantile Exchange effective for June 2023, excluding weekends and holidays, plus (ii) $0.1623, plus (iii) $0.6873 less (iv) applicable gathering and transportation deductions.

“SMOG Information” means all financial information (including any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended December 31, 2021 and December 31, 2022, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the fiscal years ended December 31, 2021 and December 31, 2022.

“Special Warranty of Title” has the meaning set forth in Section 12.12.

“Specified Hydrocarbon Deductions” means, with respect to Hydrocarbons, and without duplication, (a) any amounts previously deducted by the applicable payor from the proceeds paid for such Hydrocarbons (if such proceeds have actually been paid to the applicable Company Group Member as of the date of determination) and (b) any express deductions included in determining the applicable Contract price (if any) for such Hydrocarbons as of the date of determination, insofar as such amounts have not been deducted in calculating the Settlement Price, including the amount of all (i) Burdens applicable to such Hydrocarbons, (ii) marketing, transportation fees and other post-production costs charged by Third Parties (other than Taxes) in respect of such Hydrocarbons and (iii) gravity adjustments for which there is no payment to such Company Group Member in connection with the sale of such Hydrocarbons.

“Specified Liabilities” has the meaning set forth on Schedule 10.1(b)(iii).

“Spinoff Entities” means each of Hibernia Management, LLC, a Delaware limited liability company, Cloverride Royalty, LLC, a Delaware limited liability company, and Cloverride Royalty II, LLC, a Delaware limited liability company.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Standstill Agreements” has the meaning set forth in Section 8.2(n).

“Subject Interests” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Successor Hibernia” means an entity to be formed by management of Sellers and under common Control as Sellers, including P. Embry Canterbury serving as Chief Executive Officer.

Appendix A – Page 23

“Surface Rights and Rights of Way” is defined in subsection (c) of the definition of “Assets”.

“Suspense Funds” means all amounts controlled by the Companies and their Affiliates that are held in suspense and are attributable to the Assets (including any such amounts attributable to other Working Interest owners’ interest in the Assets).

“Target Closing Date” has the meaning set forth in Section 8.1.

“Target Formation” means (a) with respect to any Lease Tract, the formation listed for such Lease Tract on Exhibit A-1 (subject to any limitations set forth therein) or (b) with respect to any Well listed on Exhibit A-2, the formation in such Well open to production as of the Effective Time.

“Tax Allocation” has the meaning set forth in Section 11.6.

“Tax Partnership” means the HE3–NOG Tax Partnership described in that certain Tax Partnership Agreement entered into October 26, 2021, by and among Hibernia Resources III, LLC, HE3, and Northern Oil and Gas, Inc.

“Tax Partnership Interests” means the equity interests in the Tax Partnership treated as owned by HE3 Holdings for U.S. federal income tax purposes (and applicable state and local income and franchise tax purposes).

“Tax Proceeding” has the meaning set forth in Section 11.7.

“Tax Return” means any return (including any information return and any estimated return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with, or required to be filed with, any Governmental Authority with respect to any Tax.

“Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, alternative, estimated, sales, use, ad valorem, value added, transfer, franchise, profits, registration, withholding, payroll, employment, excise, severance, social security, environmental (including taxes under Section 59A of the Code), stock, stamp, real or personal property, windfall profits, customs, duties, levies, tariffs, imposts, or other taxes, fees, assessments or charges in the nature of a tax imposed by a Governmental Authority (whether imposed directly or through withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto; (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

Appendix A – Page 24

“Third-Person Claim” has the meaning set forth in Section 10.2(b).

“Title Arbitrator” has the meaning set forth in Section 12.11(b).

“Title Benefit” has the meaning set forth in Section 12.2(c).

“Title Benefit Amount” means, with respect to each Oil and Gas Property affected by Title Benefits, the amount equal to the increase in the Allocated Value for such Oil and Gas Property caused by such Title Benefits, as determined pursuant to Section 12.10(b) or Section 12.11(b).

“Title Benefit Notice” has the meaning set forth in Section 12.7(b).

“Title Defect” has the meaning set forth in Section 12.2(b).

“Title Defect Amount” has the meaning set forth in Section 12.10(a).

“Title Defect Notice” has the meaning set forth in Section 12.7(a).

“Title Defect Threshold” has the meaning set forth in Section 12.10(d)(i).

“Transaction Documents” means this Agreement and any other documents executed in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 11.5.

“Transferred Employee” has the meaning set forth in Schedule 6.17.

“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.

“TSA” has the meaning set forth in Section 8.2(m).

“Twelve Month Holdback Amount” has the meaning set forth in Section 10.4(d).

“U.S.” means the United States of America.

“Units” is defined in subsection (a) of the definition of “Assets”.

“Waived 280G Benefits” has the meaning set forth in Schedule 6.17.

“WARN Act” has the meaning set forth in Section 4.15(b).

“Wells” is defined in subsection (b) of the definition of “Assets”.

“Working Capital Assets” means the current assets of Company Group as of the Effective Time (excluding all Cash and Cash Equivalents), each determined in accordance with the Accounting Principles; provided, that, (a) Working Capital Assets shall include oil country tubular goods, spare parts, backup tangible inventory and other inventory that are booked under GAAP as property, plant and equipment, materials and supplies and other assets associated with discontinued operations, and (b) Working Capital Assets shall exclude (i) current or deferred Tax assets, (ii) current assets constituting Excluded Assets, or (iii)  any assets related to Hedging Contracts.

Appendix A – Page 25

“Working Capital Liabilities” means the current liabilities of Company Group as of the Effective Time, each determined in accordance with the Accounting Principles but excluding any (a)  current or deferred Tax liabilities, (b) plugging and abandoning, (c) Environmental Liabilities, (d) Company Transaction Expenses, (e) Indebtedness outstanding under the Existing Credit Agreement (including, for the avoidance of doubt, any accrued fees or interest (in kind or in cash) thereon), (f) any liabilities related to Hedging Contracts, or (g) any insurance premiums attributable to the insurance policies held by Company Group.

“Working Capital Shortfall” means the amount by which the Effective Time Working Capital is less than the Working Capital Target.

“Working Capital Surplus” means the amount by which the Effective Time Working Capital is greater than the Working Capital Target.

“Working Capital Target” means $0.00.

“Working Interest” means, with respect to any Oil and Gas Property, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for such Oil and Gas Property with respect to the Target Formation, without regard to the effect of any Burdens.

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Appendix A – Page 26

Schedule 6.17

Employee Matters

(a)            On or prior to the Closing Date, Sellers will cause the employment of all employees of any Company Group Member to terminate or otherwise be transferred to an Affiliate of Sellers (other than a Company Group Member) or Successor Hibernia, such that, effective as of immediately prior to the Closing, no Company Group Member will employ any employees. On or prior to the Closing Date, the Company Group will transfer sponsorship of each Company Plan to a Seller, an Affiliate of Seller (excluding Company Group Members) or Successor Hibernia and Seller, an Affiliate of Seller (excluding Company Group Members) or Successor Hibernia shall assume sponsorship of all Company Plans and any liabilities or assets related thereto. Sellers shall provide evidence of such transfer of the Company Plan pursuant to the Pre-Closing Company Group Reorganization Agreement. After the Closing Date, each Company Plan or other Benefit Plan sponsored by Seller, its Affiliates, or Successor Hibernia in which Available Employees participate after the Closing Date and prior to the Transition Date shall be referred to as “Seller Plan”.

(b)            As soon as reasonably practicable and in any event prior to the date that is five (5) Business Days following the Execution Date, Sellers will provide Purchaser with a list of each individual who is employed by a Sellers, Affiliate of Sellers or Successor Hibernia and who will be made available for hire by Purchaser or its Affiliate effective as of the termination of the services performed by such individual under the TSA (the “Transition Date”) (such individuals, the “Available Employees”) and each such Available Employee’s (i) name or employee identification number, (ii) job title, (iii) primary work location, (iv) compensation (including hourly wage or base annual salary (as applicable) and any cash incentive compensation) (v) active or inactive status (and as applicable, type of leave and anticipated return date), (vi) exempt or non-exempt classification status, (vii) visa status (if applicable), (viii) date of hire and service date (if different) and (ix) employing entity and (x) accrued but unused vacation.

(c)            Sellers will cooperate with Purchaser to provide Purchaser with access to the Available Employees, at reasonable times during working hours and on reasonable written notice, for the purpose of Purchaser or its Affiliate interviewing the Available Employees and choosing which Available Employees Purchaser or its Affiliate wishes to offer employment, if any. Not less than five (5) Business Days prior to the Closing Date, Purchaser or its Affiliate shall make offers of employment to those Available Employees of its choosing on such terms and conditions with compensation that is substantially comparable, in the aggregate, to that provided by Sellers’ Affiliate immediately prior to the Closing Date. Notwithstanding anything herein to the contrary, Purchaser’s or Purchaser’s Affiliate’s offer of employment with respect to any particular Available Employee (i) shall be for employment as of the Transition Date; and (ii) may be conditioned upon such individual satisfying reasonable pre-employment screening (e.g., background checks, drug testing, etc.). Sellers agree that, notwithstanding the terms of any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation between Sellers and Available Employees, such Available Employees shall be permitted to provide services to Purchaser or its Affiliate following the Closing Date, and Sellers will not seek to enforce the terms of any such restrictive covenant following the Closing Date with respect to such Available Employees’ services, if any, to Purchaser or its Affiliate. Sellers shall not interfere with any such employment offer or negotiations by Purchaser or its Affiliate to employ any Available Employee or discourage any Available Employee from accepting employment with Purchaser or its Affiliate. Each Available Employee who accepts an offer of employment from Purchaser or its Affiliate shall be considered a “Transferred Employee” hereunder. For the avoidance of doubt, Purchaser shall not be required to make offers of employment to all or any of the Available Employees.

(d)            For a period of twelve (12) months following the Transition Date, Purchaser and its Affiliates shall provide to each Transferred Employee salary or wages and cash bonus opportunities that are substantially comparable, in the aggregate, to such aggregate compensation (including salary, wages and cash bonus opportunities) that were provided to such Transferred Employee as of immediately prior to the Execution Date.

(e)            From and after the commencement of their employment, Purchaser shall use commercially reasonable efforts to ensure that the Transferred Employees are given, and shall cause its Affiliates to give, credit for their aggregate service recognized by Sellers or an Affiliate on their last day of employment with Sellers’ Affiliate or Successor Hibernia for purposes of eligibility, vesting and benefit determination under all applicable plans and programs of Purchaser Group (“New Plans”) except for any severance or equity plans; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. For each Transferred Employee who participates in any group health plan of Purchaser or Purchaser’s Affiliates, Purchaser or Purchaser’s Affiliates shall use commercially reasonable efforts to cause such group health plan to: (i) waive all coverage exclusions and limitations, relating to waiting periods or pre-existing conditions, with respect to the Transferred Employee or any dependent covered by a comparable Seller Plan in effect as of immediately prior to the Closing Date; and (ii) credit the expenses of the Transferred Employee which were credited toward deductibles, co-insurance or co-payments for the year in which the Transition Date occurs under the applicable Seller Plan against satisfaction of any deductibles, co-insurance or co-payments for the year in which the Transition Date occurs under the corresponding New Plan providing group medical benefits.

(f)            Purchaser or its Affiliate shall cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Purchaser or its Affiliate (a “Purchaser 401(k) Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from Transferred Employees with respect to such individuals’ account balances in cash or promissory notes evidencing loans under the Seller Plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Seller 401(k) Plan”), if elected by any such Transferred Employees. The rollovers described herein shall comply with applicable Law. Sellers or an Affiliate shall take all actions necessary to (i) fully vest the account balances under the Seller 401(k) Plan for all Transferred Employees and (ii) make a pro rata contribution equal to matching or profit-sharing contributions under such Seller 401(k) plan for the portion of the plan year prior to the Transition Date without regard to any end of year service requirements.

(g)            No later than five (5) Business Days prior to the Closing Date, Sellers shall or cause the applicable Company Group Member to (i) use its best efforts to secure from any Person who (a) is a “disqualified individual” (as defined in Section 280G of the Code) and (b) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, “Waived 280G Benefits”), and (ii) for all such obtained waivers, submit for approval by the applicable Company Group Member’s shareholders entitled to vote on such matters the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. Sellers and the Company Group Members shall not pay or provide or permit any disqualified individual to retain any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the applicable Company Group Member’s shareholders as contemplated above. No later than ten (10) Business Days before the Closing Date, Sellers shall provide to Purchaser or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate all of Purchaser’s reasonable comments; provided, Sellers may redact or otherwise remove any sensitive information included in such information, including any amounts payable to any “disqualified individual”.  Prior to the Closing Date, Sellers shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that a vote of the applicable Company Group Member’s shareholders was obtained in conformance with Section 280G of the Code and the regulations thereunder; provided, that nothing contained herein shall require the disclosure of any sensitive or confidential information with respect to any “disqualified individual” or other Person, including any information regarding the amount of any actual or potential parachute payments.

(h)            The provisions of this Schedule 6.17 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Available Employee, Transferred Employee or other current or former employee of a member of the Company Group, Seller or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Schedule 6.17) under or by reason of any provision of this Schedule 6.17.

Nothing in this Schedule 6.17 shall be construed to amend, create or modify any Company Plan, Seller Plan, New Plan or any Benefit Plan sponsored or maintained by Purchaser or a Purchaser Affiliate.